UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
Filed
by the Registrant
☒
                                            Filed by a Party other than the Registrant
☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Host Hotels & Resorts, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

HOST
HOTELS & RESORTS®

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND 2023 PROXY STATEMENT

CORPORATE RESPONSIBILITY

VALUE CREATION THROUGH RESPONSIBLE INVESTMENT

As the premier lodging REIT and sustainability leader, we are committed to creating long-term value by investing responsibly in our business, environment, people and community. Our Corporate Responsibility program is centered around the concept of responsible investment—an overarching strategy that guides our focus and actions across our three main themes of Environmental Stewardship, Social Responsibility and Governance.

ESG LEADERSHIP: AWARDS & RECOGNITION

DJSI World and North America Listed	2022 Climate Change Leadership Level	Industry Leader (Top 15%)	Prime Corporate Rating	Low ESG Risk Rating	“A” Rating

NET POSITIVE: OUR 2050 VISION

We are currently working to attain our 2025 environmental and social performance targets in addition to determining the key interim targets that will serve as the roadmap to achieving our 2050 vision of becoming a net positive company.

2025 ENVIRONMENTAL TARGETS*	2025 SOCIAL TARGETS

55% reduction in greenhouse gas emissions per square foot
(SBTi verified)

25% reduction in energy use per square foot

30% of electricity use from renewable energy

25% reduction in water consumption per occupied room**

75% of major renovation projects with waste diversion

100% of employees trained on unconscious biases

Conduct at least two engagement surveys

Include at least two women and two persons of color in each initial candidate pool for externally sourced executive level positions

* 2008 is the base year for Host’s greenhouse gas emissions, energy and water intensity targets

** Includes context-based sub-goal to prioritize water initiatives at top-10 properties with high water risk

ENVIRONMENTAL STEWARDSHIP
We are investing in solutions that conserve and restore natural capital to assist Host in mitigating climate change and biodiversity impacts, with the goal of achieving best-in-class returns.

2017-2021 RETURN ON SUSTAINABILITY INVESTMENTS

525 SUSTAINABILITY PROJECTS	$15M EXPECTED UTILITY SAVINGS ANNUALLY	15-20% AVERAGE CASH-ON-CASH RETURNS	$1.85B TOTAL RAISED THROUGH GREEN BONDS TO INVEST IN SUSTAINABILITY ROI PROJECTS AND LEED® CERTIFIED HOTELS	9 LEED-CERTIFIED PROPERTIES, INCLUDING 3 LEED GOLD HOTELS AS WELL AS HOST’S CORPORATE HEADQUARTERS*
*As of December 31, 2022

SOCIAL RESPONSIBILITY
We are committed to advancing health, well-being and opportunity for all Host stakeholders, including investors, employees, partners and communities.
2021 CORPORATE CITIZENSHIP HIGHLIGHTS
166 CHARITIES SUPPORTED, INCLUDING NEARLY 100 EMPLOYEE-SELECTED CHARITIES	80% OF STRATEGIC PARTNERSHIP SPEND IN SUPPORT OF UN SUSTAINABLE DEVELOPMENT GOALS 3, 4, 10 & 11	~1/4 OF CHARITABLE GIVING SPEND DEDICATED TO EMPLOYEE- SELECTED CAUSES	$500K 2-YEAR PLEDGE IN SUPPORT OF THE ARNE M. SORENSON HOSPITALITY FUND AND THE MARRIOTT-SORENSON CENTER FOR HOSPITALITY LEADERSHIP AT HOWARD UNIVERSITY

GOVERNANCE
Our responsible investment strategies are guided by executive and board-level oversight, our corporate values of Excellence,
Partnership, Integrity and Community (EPIC) and ethical standards, and a disciplined approach to risk management and sustainable value creation.

▶ BOARD AND MANAGEMENT OVERSIGHT	▶ STOCKHOLDER RIGHTS	▶ POLICIES	▶ BUSINESS INTELLIGENCE	▶ ENTERPRISE RISK MANAGEMENT	▶ CYBERSECURITY
2022 ESG-FOCUSED INVESTOR OUTREACH
75% OUTSTANDING SHARES REPRESENTED BY INVESTORS WE CONTACTED			14 CONVERSATIONS HELD WITH INVESTORS REPRESENTING APPROXIMATELY 53% OF OUR STOCKHOLDER BASE

TO LEARN MORE ABOUT OUR CORPORATE RESPONSIBILITY PROGRAM AND ESG PERFORMANCE, READ OUR 2022 CORPORATE RESPONSIBILITY REPORT OR VISIT THE CORPORATE RESPONSIBILITY SECTION ON OUR WEBSITE AT WWW.HOSTHOTELS.COM.

This document contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this document. The use of any MSCI ESG Research LLC or its affiliates (“MSCI”) data, and the use of MSCI logos, trademarks, service marks or index names herein, do not constitute a sponsorship, endorsement, recommendation, or promotion of Host Hotels & Resorts by MSCI. MSCI services and data are the property of MSCI or its information providers, and are provided ‘as-is’ and without warranty. MSCI names and logos are trademarks or service marks of MSCI.

April 5, 2023

Dear Fellow Stockholder:

I am pleased to invite you to our 2023 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., which will be held at 11:00 a.m. Central time on Thursday, May 18, 2023, at the Hotel Van Zandt in Austin, Texas. The doors will open at 10:30 a.m. At the annual meeting, we will ask you to elect our Board of Directors, ratify the selection of KPMG LLP as our independent registered public accountants, vote to approve executive compensation, and vote on the frequency of executive compensation votes. These proposals are described in detail in the attached Notice of 2023 Annual Meeting of Stockholders and Proxy Statement. Our 2022 Annual Report is also included, which we encourage you to read.

Over the course of 2022, Host delivered strong operating improvements across its portfolio and continued to successfully allocate capital through acquisitions, dispositions, and reinvestment in its portfolio. Host also made significant progress towards its three key strategic objectives, which are discussed in greater detail in the 2022 Performance Highlights, while maintaining a strong investment grade balance sheet and returning value to stockholders with the reinstatement of its dividend.

Continued Commitment to Corporate Responsibility

Corporate responsibility is a critical part of Host’s values and business strategy, and it is fundamental to Host’s sustainable long-term growth and success. On the previous pages, we present our corporate responsibility strategy and themes, our targets and some of our environmental, social and governance (ESG) highlights. As introduced in our 2022 Corporate Responsibility Report, we also shared our 2050 aspiration of becoming a net positive company. We have already made significant progress toward achieving our 2025 environmental and social targets and are developing future interim performance targets that will serve as the roadmap to achieving our 2050 vision. Our corporate responsibility awards and recognition—including once again being named to the Dow Jones Sustainability World Index (DJSI World) and DJSI North America—affirms the progress we’ve made and reinforces our position as a global sustainability leader.

We have also achieved important milestones related to our human capital initiatives and commitment to advancing diversity and inclusion, including the expansion of our formal Diversity, Equity, Inclusion and Belonging (DEIB) program that includes employee education, events and training, as well as a women’s employee resource group. As part of this commitment, we also established partnerships with several local and national organizations to further support and give back to Black and Brown communities. Further demonstrating our commitment to diversity and transparency, we published the Company’s EEO-1 report, which provides a demographic breakdown of our workforce. Additionally, while reinforcing our strong governance practices, we continued our robust ESG-focused outreach and stockholder engagement. We invite you to learn more about our Corporate Responsibility program by visiting our website or by reading our 2022 Corporate Responsibility Report, which details our commitment to corporate responsibility along with our strong results, performance and progress.

Your Vote is Important

The attendance of stockholders at our annual meeting helps maintain communication and can improve stockholders’ understanding of our business. We hope you will be able to join us. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by internet, by telephone or by requesting and returning a proxy card. Instructions for these convenient ways to vote are set forth on the enclosed materials.

Thank you for your continued interest in Host Hotels & Resorts.

Sincerely,

Richard E. Marriott

Chairman of the Board

4747 Bethesda Ave., Suite 1300 Bethesda, Maryland 20814

Notice of 2023 Annual Meeting of Stockholders

We cordially invite you to attend the 2023 Annual Meeting of Stockholders of Host Hotels & Resorts, Inc., a Maryland corporation, and any postponements or adjournments of the meeting.

Meeting Date:	Thursday, May 18, 2023

Meeting Time:	11:00 a.m., Central time

Location:	Hotel Van Zandt 605 Davis Street Austin, TX 78701

At the 2023 Annual Meeting, stockholders as of the record date will be asked to consider and vote upon the matters listed below, as more fully described in the proxy statement.

Agenda

1.	Election of nine directors;
2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for 2023;
3.	An advisory resolution to approve executive compensation;
4.	An advisory resolution on the frequency of advisory votes on executive compensation; and
5.	Transaction of any other business that may be properly brought before the annual meeting.

Record Date

You may vote if you were a holder of record of our common stock at the close of business on March 20, 2023, the record date.

By Order of the Board of Directors

Julie P. Aslaksen

Secretary

April 5, 2023

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Go to the website address shown on your Notice of Internet Availability of Proxy Materials (the “Notice”) and vote via the Internet	BY MAIL Mark, sign, date and return a proxy card which can be requested by following the instructions shown on your Notice

BY TELEPHONE Registered holders can use the toll-free number shown on your Notice (this call is toll-free if made in the United States or Canada)	IN PERSON Attend the annual meeting in Austin, Texas

Proxy Statement Table Of Contents

i

ii

Proxy Statement. The Board of Directors of Host Hotels & Resorts, Inc. is soliciting proxies to be voted at our 2023 Annual Meeting of Stockholders on May 18, 2023 and at any postponements or adjournments of the meeting. We expect that this proxy statement will be mailed and made available to stockholders beginning on or about April 5, 2023.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 18, 2023. The Company’s proxy statement for the 2023 Annual Meeting and our Annual Report to Stockholders for 2022 are both available free of charge at https://www.proxydocs.com/HST. References in this proxy statement and accompanying materials to internet websites are for the convenience of readers. Information available at or through these websites is not incorporated by reference in this proxy statement. The contents of our Corporate Responsibility Report and other corporate responsibility materials on our website are not incorporated by reference into this proxy statement and do not form a part of this proxy statement.

Forward Looking Statements and Other Disclaimers. This proxy statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our environmental and social goals, commitments, and strategies (collectively, “ESG Initiatives”). These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. Our ESG initiatives are also subject to additional risks and uncertainties, including regarding the evolving nature of data availability, quality, and assessment; related methodological concerns; our ability to implement various initiatives under expected timeframes, cost, and complexity; our dependency on third-parties to provide certain information and to comply with applicable laws and policies; and other unforeseen events or conditions. These factors, as well as others, may cause results to differ materially and adversely from those expressed in any of our forward-looking statements. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates. Additionally, certain ESG information provided in this proxy statement is not necessarily material for SEC reporting purposes and is instead informed by various ESG standards and frameworks (including standards for the measurement of underlying data), internal controls, and assumptions or third-party information that are still evolving and subject to change. For example, our disclosures based on any standards may change due to revisions in framework requirements, availability of information, changes in our business or applicable government policies, or other factors, some of which may be beyond our control.

iii

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Meeting and Voting Information

Date and Time May 18, 2023, 11:00 a.m. Central time	Record Date March 20, 2023

Place Hotel Van Zandt 605 Davis Street Austin, Texas 78701	# of shares eligible 712,487,099 of common stock

Voting Matters

Matter	Board Recommendation	Page Reference

Proposal 1 - Election of Directors	FOR EACH DIRECTOR NOMINEE	9

Proposal 2 - Ratification of Appointment of KPMG LLP	FOR	36

Proposal 3 - Advisory Resolution to Approve Executive Compensation	FOR	39

Proposal 4 - Advisory Resolution on the Frequency of Advisory Votes on Executive Compensation	FOR FREQUENCY OF ONE YEAR	40

Board Nominees

The following table provides summary information about each director nominee. Directors are elected annually by a majority of votes cast.

Name, Age	Director Since	Principal Occupation	Committee Memberships*			Other U.S. Public Company Boards
			A	C	NGCR

Mary L. Baglivo, 65	2013	Chief Executive Officer The Baglivo Group				Ruth’s Hospitality Group Urban Edge Properties

Herman E. Bulls, 67	2021	Vice Chairman, Americas Jones Lang LaSalle	(F)			Comfort Systems, USA Fluence Energy

Diana M. Laing, 68	2022	Former Chief Financial Officer of American Homes 4 Rent	(F)			CareTrust REIT Alexander & Baldwin Spirit Realty Capital

Richard E. Marriott, 84	1993	Chairman of the Board

Mary Hogan Preusse, 54	2017	Founder and Principal of Sturgis Partners LLC	(F)			Digital Realty Trust Kimco Realty Realty Income

Walter C. Rakowich, 65	2012	Former Chief Executive Officer of Prologis	(F)			Iron Mountain Inc. Ventas, Inc.

James F. Risoleo, 67	2017	President and Chief Executive Officer				Griffin Realty Trust

Gordon H. Smith, 70 Independent Lead Director	2009	Former President & CEO of the National Association of Broadcasters				Beasley Broadcast Group

A. William Stein, 69	2017	Former Chief Executive Officer of Digital Realty Trust	(F)

*A	Audit Committee	C	Culture and Compensation Committee

	Chair of the Committee	NGCR	Nominating, Governance and Corporate Responsibility Committee
(F)	Audit Committee Financial Expert

2022 Performance Highlights

Over the course of 2022, we delivered strong operational improvements, continued to successfully allocate capital through acquisitions, dispositions, and reinvestment in our portfolio, and maintained a strong investment grade balance sheet. We made additional progress on our three key strategic objectives, which include: (1) redefining the operating model in conjunction with our managers, (2) positioning our hotels to gain market share through comprehensive renovations, and (3) strategically allocating capital to development return on investment (ROI) projects, all of which are aimed at elevating the growth profile of our portfolio. Additionally, we reinstated and twice increased our quarterly dividend and in early January 2023 we amended and restated our existing credit facility to further enhance the strength and flexibility of our balance sheet.

Strong Operational Improvements

   Delivered strong operational improvements across our portfolio, driven primarily by increased room rates, leading to an all owned hotel revenue per available room (RevPAR) increase of 63% year-over-year. RevPAR is a commonly used measure within the hotel industry to evaluate hotel operations. For more information on this measure, and our 2022 results, see the Company’s Annual Report on Form 10-K.

Acquisitions, Dispositions and Reinvestment in Portfolio

   In 2022, we acquired the Four Seasons Resort and Residences Jackson Hole for $315 million. We also disposed of four hotels totaling $672 million, which would have otherwise required significant capital expenditure investment. Over the course of 2022, we also invested $504 million in capital expenditures at our properties.

Redefining the Operating Model

Identified significant potential long-term cost reductions based on 2019 business levels that we are working with our hotel operators to achieve.

Seeking to Gain Market Share through Comprehensive Renovations

   Targeting market share gains based on 2019 performance at 24 renovated assets, which includes 16 Marriott Transformational Capital Program renovations plus eight additional comprehensive renovations from 2018 to estimated completion dates through the third quarter of 2023.

Allocating Capital to Development ROI Projects

   Targeting returns on investment at four development ROI projects with expected completion through 2023. Projects include AC Hotel Scottsdale North, Andaz Maui at Wailea Resort, Orlando World Center Marriott, and The Ritz-Carlton, Naples.

Returned Value to Stockholders

Reinstated and doubled our quarterly dividend two times over the course of 2022, bringing the total dividends declared for the year to $0.53 per share, returning $380 million in value to stockholders.

Recast Credit Facility

   Amended and restated existing $2.5 billion credit facility, which reflects no increase in pricing and the Company’s industry-leading commitment to ESG initiatives by adding incentives linked to portfolio sustainability initiatives, including green building certifications and renewable energy usage.

Cumulative Total Stockholder Return

Over the course of 2022, equity markets faced a number of headwinds, fueled by geopolitical instability, Federal funds policy decisions, and recession fears. Despite the macroeconomic uncertainty, Host Hotels & Resorts, Inc. was the best performing full-service lodging real estate investment trust (REIT). Additionally, the Company has outperformed its peers from a cumulative total stockholder return (TSR) perspective on a 1-, 3- and 5-year basis, as measured by the TSR of the NAREIT Lodging & Resorts Index. For comparison, over the 1-year period, the Company had a -4.6% TSR, the NAREIT Lodging & Resorts Index had a -15.3% TSR, and the S&P 500 had a -18.1% TSR.

Performance is measured for the 1-, 3- and 5- year periods ending December 31, 2022. Total stockholder return is calculated by the growth in capital from purchasing a share in the company and assuming dividends and share distributions are reinvested in the applicable company at the time they are paid.

Snapshot of Director Diversity and Experience

The Company is committed to having a Board that consists of directors who bring the optimal mix of skills, expertise and diversity that ensures effective oversight of the execution of our business strategy. The Nominating, Governance and Corporate Responsibility Committee and the Board believe it is important for the Board to be “refreshed” by adding directors from time to time, and four new independent directors joined the Board between 2017 and 2022. The Committee and the Board also believe that long-serving directors bring critical skills and historical perspective to the Board, which are valuable in a cyclical business such as the lodging industry. The Committee and Board seek a balanced mix of both new and experienced directors and believe this balance is achieved with the current nominees.

BOARD NOMINEE SKILLS

For individualized skills matrix, see page 17.

Stockholder Engagement

We are committed to continued stockholder engagement so that the Board of Directors remains informed of stockholders’ perspectives and can incorporate the feedback into Board discussions and decisions. In 2022, we continued our robust ESG-focused outreach and over the course of the year reached out to investors representing approximately 75% of our outstanding shares. We engaged with 14 investors representing approximately 53% of our stockholder base. While most stockholders accepted meetings, several stockholders indicated that after reviewing our disclosure documents they did not require a meeting or have any questions or concerns. For more information on our stockholder engagement and the steps taken in response to investor feedback, see “Corporate Governance and Board Matters-Stockholder Outreach and Engagement.”

Corporate Governance Highlights

The Company is committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values are conducive to strong performance and the creation of long-term stockholder value. Our governance framework gives our highly experienced independent directors the structure necessary to provide oversight, advice and counsel to the Company. This framework is described in more detail in our Corporate Governance Guidelines and Code of Business Conduct and Ethics, which can be found in the Corporate Governance section of our website.

Board Independence	✓	Seven out of nine of our director nominees are independent.
	✓	Our Chairman and CEO are the only management directors.

Board Composition	✓	33% of our director nominees are women and 11% identify as ethnically diverse.
	✓	Thoughtful Board refreshment led by the Nominating, Governance and Corporate Responsibility Committee, with four new independent directors added since 2017.
	✓	Annual self-assessment to review Board’s effectiveness.

Board Committees	✓	Three fully-independent Board committees – Audit; Nominating, Governance and Corporate Responsibility; and Culture and Compensation.
	✓	All Audit Committee members are “financial experts”.

Leadership Structure	✓	Chairman of the Board separate from CEO.
	✓	An Independent Lead Director with a robust set of responsibilities is selected by the Board and provides additional independent oversight of senior management and Board matters.

Risk Oversight	✓	Strong Board oversight of risk with committees having particular oversight of certain key risks facing the Company.

Open Communication	✓	We encourage open communication and strong working relationships among the Independent Lead Director, Chairman, CEO and other directors.
	✓	Our directors have access to management and employees.

Director Time Commitments	✓	Pursuant to our Corporate Governance Guidelines, our directors can sit on no more than four public company boards (including our own). All directors are compliant with the policy at this time.
	✓	The Nominating, Governance and Corporate Responsibility Committee conducts an annual review of director commitment levels, with consideration given to public company leadership roles and outside commitments.
	✓	Time commitments are also evaluated throughout the year as directors consider invitations to serve on additional boards, audit committees, or compensation committees at for-profit organizations, or in leadership roles at other public company boards.

Director Stock Ownership	✓	Our independent directors are required to own our common stock in an amount equal to five times the annual cash base retainer. Our management directors (CEO and Chairman) are required to own our common stock in an amount equal to six times their annual salary.
	✓	Comprehensive insider trading policy.
	✓	Prohibitions on hedging, derivatives trading and pledging of our common stock.

Accountability to Stockholders	✓	Majority voting in uncontested director elections, coupled with a director resignation policy.
	✓	Fully non-classified board with annual election of directors.
	✓	Adopted proxy access rights.
	✓	No stockholder rights plan.
	✓	Annual advisory vote on executive compensation.
	✓	Opted out of the Maryland Control Share Acquisition Act, which provides certain takeover defenses.
	✓	Opted out of the provisions of the Maryland Unsolicited Takeovers Act that permit the Board of Directors to classify itself without a stockholder vote.
	✓	Stockholder power to amend the Bylaws.
	✓	Stockholder power to call special meeting upon 25% of the votes entitled to be cast.

Management Succession Planning	✓	The Board actively monitors our succession planning and employee development and receives regular updates on employee engagement, diversity and retention matters.

Sustainability and Corporate Responsibility	✓	The Nominating, Governance and Corporate Responsibility Committee monitors our programs and initiatives on sustainability, environmental matters and social responsibility. In 2021, the Committee (formerly the Nominating and Corporate Governance Committee) changed its name to reflect the Committee’s increasing role in and commitment to corporate responsibility initiatives.
	✓	The Nominating, Governance and Corporate Responsibility Committee oversaw the establishment of ambitious 2025 environmental and social targets summarized on the inside front cover of this proxy statement. For more information, see our 2022 Corporate Responsibility Report available on our website at www.hosthotels.com.

Company Culture	✓	In 2021 our Compensation Policy Committee changed its name to the Culture and Compensation Committee to reflect the Committee’s oversight of our culture and employee engagement initiatives. The Committee reviews a “Culture Dashboard” on a quarterly basis which includes the demographics of the Company’s workforce and cultural and engagement initiatives.

Compensation Program

Our executive compensation program is designed to:

▶	Link pay to performance;

▶	Attract and retain talented executive officers and key employees;

▶	Emphasize performance-based compensation to motivate key executives;

▶	Reward individual performance; and

▶	Encourage long-term commitment to the Company and align the interests of executives with stockholders.

We meet these objectives through an appropriate mix of compensation, which for 2022 included:

METRICS AND KEY DRIVERS

AT-RISK PAY

Base Salary

- Market-competitive pay reflective of executive's role, experience and individual performance; only component of compensation that is fixed

Annual Cash Incentive

- Annual Cash Incentive is **fully performance-based** and includes a cap on the maximum amount that can be earned
- **56%** tied to **Cost per Occupied Room**, a key metric to assess hotel operational performance and our collaboration with brands and management companies to reimagine the operating model and achieve long-term savings
- **24%** tied to **CapEx Cash Flow**, an operational metric which represents reinvestment in assets necessary to maintain the quality and competitiveness of our hotels
- **20%** tied to **measurable individual contributions** in support of the achievement of our annual business plan

METRICS FOR 2022 ALIGNED WITH 2022 CORPORATE STRATEGY DURING COVID-19 RECOVERY

Long-Term Equity Incentive (Performance-Based)

- Represents **60%** of total long-term incentive award
- **3-year Relative TSR**
  - Relative TSR measured versus the NAREIT Lodging & Resorts Index
- **Adjusted EBITDA*re* performance**
  - **Quantitative Metric:** Removed corporate strategic objectives starting in 2021 and replaced with Adjusted EBITDA*re*
  - 3-year Vesting Period

BASED ON 100% QUANTITATIVE METRICS

- We implemented a number of changes to our long-term equity incentive program beginning in 2021 and completed in 2022 to reflect the changing compensation landscape and incorporate stockholder feedback, including: expanding performance and vesting periods, eliminating qualitative goals and focusing 100% on objective financial metrics. Starting with the 2022 program, the long-term incentives utilize a three-year vesting period based on Adjusted EBITDA*re* performance

Long-Term Equity Incentive (Time-Based)

- Restricted stock units vest ratably over a three-year period
- Represents **40%** of total long-term incentive award
- Aligns the interests of the executives with long-term stockholder value

In 2022 we completed the transition initiated in 2021 to redesign aspects of our executive compensation program in response to the COVID-19 pandemic and stockholder feedback. The changes continue to enhance the link between compensation and the Company’s business and strategy as well as the long-term interests of stockholders.

See “Compensation Discussion and Analysis – Our Compensation Program” for a further discussion of the Company’s compensation programs.

Our Board of Directors has nominated nine directors for election at this annual meeting to hold office until the next annual meeting and the election of their successors. All the nominees are currently directors. Ms. Laing was nominated and elected to the Board in October 2022. Ms. Laing was initially identified as a candidate by a third party and the president and CEO. See “Corporate Governance and Board Matters—Process for Selecting Directors.”

Each nominee has consented to serve if elected, but if any director nominee is unavailable to serve (an event which our Board does not now anticipate), the proxies named on your proxy card will vote for a substitute nominee recommended by the Board. Alternatively, should such circumstances arise, the Board may decide to reduce the size of the Board and the number of nominees.

Board Skills, Qualifications, Diversity and Tenure

The Nominating, Governance and Corporate Responsibility Committee reviews the composition of the Board in light of the Company’s changing requirements and its annual assessment of the Board’s performance. The Committee and Board seek a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board confronts.

There are general qualifications that all directors must have, which are described in the Committee’s charter and the Company’s Corporate Governance Guidelines, including integrity and high ethical standards, mature and independent judgment, diverse business experience, familiarity with the issues affecting the Company’s business, and a commitment to full participation on the Board and its committees. The Committee also considers other criteria, including: experience in running a major enterprise, sound business acumen, experience as a board member of another publicly held company, academic expertise in an area of the Company’s operations, and a reputation, both personal and professional, consistent with the image and reputation of the Company.

The Board and the Committee are also committed to a diversified membership, in terms of both the individuals involved and their experience. As stated in the Committee’s charter, the Committee may take into account the overall diversity of the Board, including professional background, experience, thought, perspective, age, tenure, gender, and ethnicity.

The Board and the Nominating, Governance and Corporate Responsibility Committee believe it is important for the Board to be “refreshed” by adding new directors from time to time. The Committee and the Board also believe that longer serving directors bring critical skills and knowledge to the Board. Among other things, senior directors bring a historical perspective to the Board, which is highly relevant in a cyclical business such as the lodging industry. In addition, the Committee and the Board believe that longer serving directors have acquired extensive knowledge of the business that tends to make them less dependent upon management for information and perspectives. Accordingly, while the Committee considers tenure as a factor in determining the nominee slate, it is not a primary driver of decisions.

Director Nominees

The Committee believes that each of the nominees possesses the key attributes that are important to an effective Board. Each director nominee holds or has held senior executive positions in large organizations or the government and has experience relevant to the Company’s business. Our directors also serve on the boards of other public and private companies and have an understanding of corporate governance practices and trends. The Committee has also taken into account diversity considerations in determining the slate of directors and believes that, as a group, the nominees bring a broad range of perspectives to Board deliberations.

The director nominees have served on our Board for an average of approximately 9 years. The median tenure of our director nominees is 6 years.

The Committee also considered the specific experiences described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

Below each nominee’s biography, we have included an assessment of the skills and experience of such nominee. We have also included a chart that provides a skills assessment for the full Board.

Voting Standard

Each director nominee stands for election every year. Except in a contested election, each director will be elected only if he or she receives more votes “for” than votes “against.” As set forth in the Company’s Corporate Governance Guidelines, any director nominee who is not elected by the vote required and who is an incumbent director must promptly tender his or her resignation to the Board for consideration. The Nominating, Governance and Corporate Responsibility Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action is recommended. The Board will act on the tendered resignation within 90 days following certification of the stockholder vote and will promptly disclose its decision and rationale as to whether to accept the resignation or the reasons for rejecting the resignation. If a director’s resignation is accepted by the Board, or if a nominee for director is not elected and is not an incumbent director, the Board may fill the resulting vacancy or decrease the size of the Board.

Nominees For Director

MARY L. BAGLIVO

Ms. Baglivo is the chief executive officer of the Baglivo Group, a strategy consulting company. She has extensive knowledge and experience in the fields of global marketing, advertising, consumer branding, market research, public relations, crisis communications, and strategic planning. She has held chief marketing officer roles at several universities, including Rutgers, Northwestern and Pace. Ms. Baglivo previously served as chair and chief executive officer, the Americas at Saatchi & Saatchi Worldwide from 2008 to 2013, and chief executive officer, New York from 2004 to 2008. Prior to joining Saatchi & Saatchi, she was president of Arnold Worldwide from 2002 to 2004 and chief executive officer of Panoramic Communications from 2001 to 2002.

SKILLS AND EXPERTISE:

▶   in-depth global and digital marketing, advertising, consumer branding, market research, public relations and crisis communications experience

▶   strong strategic planning expertise

▶   extensive business, corporate governance, and leadership experience of large complex companies

▶   in-depth understanding of growth strategies in worldwide branded businesses

▶   extensive environmental, social and governance expertise, including active engagement in initiatives in the fields of greenhouse gas emissions, waste reduction, energy conservation, worker safety, and diversity, equity, inclusion and belonging while serving as the chair or a member of corporate responsibility and social responsibility committees of public companies

Age: 65 Director since: 2013 Independent
Committees: Culture and Compensation (Chair) Nominating, Governance and Corporate Responsibility
Current Public Boards: Ruth’s Hospitality Group Urban Edge Properties Prior Public Boards: PVH Corp.

HERMAN E. BULLS

Mr. Bulls currently serves as vice chairman, Americas, and as an international director at Jones Lang LaSalle. During over 33 years at Jones Lang LaSalle, he has worked in the areas of development, investment management, asset management, facilities operations, marketing and business development/retention and founded the company’s public institutions business unit. Mr. Bulls previously co-founded and served as president and CEO of Bulls Capital Partners, a Fannie Mae multi-family financing company, and founded Bulls Advisory Group, LLC, a management and real estate advisory firm. Prior to joining Jones Lang LaSalle, he completed almost 12 years of active-duty service with the United States Army, retiring as a Colonel in the U.S. Army Reserves in 2008. Mr. Bulls is a member of the Executive Leadership Council, Leadership Washington, the Real Estate Executive Council and the Real Estate Advisory Committee for New York State Teachers’ Retirement System. Mr. Bulls is a founding member and served as the inaugural president of the African American Real Estate Professionals of Washington, D.C. and he serves as vice chairman of the University Development and Innovation Council of the Urban Land Institute.

SKILLS AND EXPERTISE:

▶   real estate industry veteran with over 33 years of experience in the areas of real estate development, investment management, asset management and operations

▶   thought leader and strategic advisor who guides companies and senior executives on ESG matters relating to sustainability, social justice, corporate governance and the environment

▶   experience overseeing IT and cyber security matters through service on public company risk and audit committees

▶   former chair of risk committee for a Fortune 200 financial services corporation

▶   audit committee financial expert

Age: 67 Director since: 2021 Independent
Committees: Nominating, Governance and Corporate Responsibility Audit
Current Public Boards: Comfort Systems, USA Fluence Energy Prior Public Boards: American Campus Communities Computer Sciences Corporation Tyco International Excelis

MARY HOGAN PREUSSE

Ms. Hogan Preusse is the founder and principal of Sturgis Partners, an advisory firm. She was formerly at APG Asset Management U.S. from 2000 to 2017. At APG she served as the managing director and co-head of Americas Real Estate where she was responsible for managing all of APG’s public real estate investments in the Americas. She also served on the executive board of APG Asset Management US from 2008 to 2017. Prior to joining APG, Ms. Hogan Preusse spent eight years as a sell side analyst covering the REIT sector, and began her career at Merrill Lynch as an investment banking analyst. Her industry memberships include NAREIT, where she serves as a member of the Advisory Board of Governors and is a founder and co-chair of the Dividends Through Diversity, Equity & Inclusion Steering Committee.

SKILLS AND EXPERTISE:

▶   contributes valuable investment focus to the Board with over 30 years of real estate experience, including managing a $13 billion portfolio in real estate investment trusts and other public real estate securities

▶   recognized expertise and leadership in the real estate sector and in 2015 received NAREIT’s E. Lawrence Miller Industry Achievement Award for her contributions to the industry

▶   experienced executive and corporate director with extensive knowledge of ESG matters through her in-depth work in real estate investing and as a public company director

▶   founder and member of the Dividends Through Diversity, Equity & Inclusion Steering Committee, NAREIT’s diversity and inclusion initiative

▶   audit committee financial expert

Age: 54 Director since: 2017 Independent
Committees: Audit Culture and Compensation
Current Public Boards: Digital Realty Trust Kimco Realty Realty Income

DIANA M. LAING

Ms. Laing has more than 35 years of experience as a chief financial officer and public company executive with extensive experience in real estate investment and operating companies. She was the chief financial officer of American Homes 4 Rent, a REIT investing in single-family rental homes, until her retirement in June 2018. More recently, Ms. Laing was interim chief financial officer and corporate secretary for Alexander & Baldwin, a REIT investing in commercial properties in Hawaii, from November 2018 to May 2019. Prior to American Homes 4 Rent, she was chief financial officer and corporate secretary for Thomas Properties Group, Inc., and chief financial officer for New Pacific Realty Corporation and Arden Realty. Ms. Laing began her career as an auditor with Arthur Anderson & Co.

SKILLS AND EXPERTISE:

▶   seasoned corporate finance executive with a career focused on real estate investment and operating companies

▶   substantial knowledge of corporate governance and sustainability matters, including the development and ownership of sustainable and LEED certified properties, obtained through public company executive and director roles

▶   extensive knowledge of IT and cybersecurity matters, including cybersecurity assessments, controls, protocols, training, monitoring and incident response, obtained through responsibility for IT department leadership and activities in each CFO role

▶   in-depth experience with complex public companies in accounting, financial reporting, capital markets, finance, corporate strategy, risk management and information technology

▶   audit committee financial expert

Age: 68 Director since: 2022 Independent
Committees: Audit
Current Public Boards: CareTrust REIT Alexander & Baldwin Spirit Realty Capital Prior Public Boards: The Macerich Company

RICHARD E. MARRIOTT

Mr. Marriott is our chairman of the board. He is also chairman of the board of First Media Corporation, the chairman and a director of the J. Willard Marriott and Alice S. Marriott Foundation, a director of the Richard E. and Nancy P. Marriott Foundation, and the president and a trustee of the Marriott Foundation for People with Disabilities. Mr. Marriott serves on the Federal City Council and the National Advisory Council of Brigham Young University. He previously served on the board of Marriott International, Inc. and is a past president of the National Restaurant Association and a past director of the Polynesian Cultural Center.

SKILLS AND EXPERTISE:

▶   comprehensive knowledge of the Company and unique perspective and insight into the hospitality industry based on a 57-year history with the Company and Marriott International

▶   during his tenure, Mr. Marriott has served in various executive capacities and has served as our Chairman since 1993

▶   long history of successful management of the Company

Chairman of the Board
Age: 84 Director since: 1993

WALTER C. RAKOWICH

Mr. Rakowich is the former chief executive officer of Prologis, where he worked for 18 years before retiring in December 2012. Mr. Rakowich served as chief executive officer of Prologis from 2008 to 2011, when Prologis merged with AMB Property Corporation. He then assumed the role of co-chief executive officer and served as a member of the Prologis board of directors to manage the integration of the two companies. Prior to his service as chief executive officer, Mr. Rakowich held a number of senior management positions while at Prologis, including as president and chief operating officer from 2005 to 2008, and managing director and chief financial officer from 1998 to 2005. Prior to joining Prologis, Mr. Rakowich was a partner with real estate provider Trammell Crow Company and before that he was a senior audit and tax consultant for Pricewaterhouse.

SKILLS AND EXPERTISE:

▶   significant real estate and financial experience, including extensive knowledge of the issues facing large international real estate investment trusts

▶   valuable experience with respect to risk assessment, strategic planning and leadership development obtained through public company executive and director roles

▶   as president and CEO of Prologis, had extensive involvement in the creation and oversight of Prologis’ ESG initiatives

▶   as CFO of Prologis, was responsible for the management and performance of IT operations

▶   extensive experience in accounting and financial reporting obtained through his time at Pricewaterhouse and Prologis

▶   audit committee financial expert

Age: 65 Director since: 2012 Independent
Committees: Audit (Chair) Nominating, Governance and Corporate Responsibility
Current Public Boards: Iron Mountain Ventas

JAMES F. RISOLEO

Mr. Risoleo became our president and chief executive officer in January 2017. He joined our Company in 1996 as senior vice president for acquisitions and development and was appointed executive vice president and chief investment officer in 2000. In 2012, he became executive vice president and managing director of the Company’s European business activities and, in 2015, Mr. Risoleo assumed leadership for all of the Company’s west coast investment activities in addition to Europe. Prior to joining our Company, Mr. Risoleo was vice president, development at Interstate Hotels Corporation and a senior vice president, commercial real estate at Westinghouse Electric Corporation. Mr. Risoleo is a past chairman of NAREIT and currently serves on its executive board. He is also an executive committee member of the American Hotel & Lodging Association, a member of the U.S. Travel Association CEO Roundtable, and a member of the Real Estate Roundtable. Mr. Risoleo is also a member of the Bar of the State of Pennsylvania.

SKILLS AND EXPERTISE:

▶   extensive business, leadership and strategic planning experience

▶   significant expertise in finance, equity and capital development, real estate and the hospitality industry

▶   over 30 years of domestic and international hotel experience in investment, dispositions, capital budgets and asset management

▶   extensive knowledge of the Company as a member of senior management for over 20 years, serving in various roles within the Company and culminating in his current service as CEO

▶   in-depth understanding of public company governance and ESG initiatives, including leading the Company to receive corporate responsibility awards and ESG recognition from Dow Jones Sustainability indices, CDP, and other ESG-focused organizations

President and Chief Executive Officer Age: 67 Director since: 2017
Current Public Boards: Griffin Realty Trust Prior Public Boards: Cole Office & Industrial REIT (prior to merging with Griffin)

GORDON H. SMITH

Senator Smith served as president and chief executive officer of the National Association of Broadcasters from 2009 to December 2021. He has also served as a senior advisor at Covington & Burling LLP as a member of the government affairs and international trade practice groups. In 2008, Senator Smith completed his second term as a United States Senator from the State of Oregon, where he served on the Commerce, Science and Transportation Committee; the Energy and Natural Resources Committee; the Finance Committee; and the Indian Affairs Committee. In addition, he was a ranking member of the Senate Finance Subcommittee on International Trade and Global Competitiveness and for six years chaired the Senate Foreign Relations Subcommittee on European Affairs. Prior to his election to the United States Senate, he directed the operations of Smith Frozen Foods, his family’s frozen food processing business and is currently chairman of the board of Smith Frozen Foods, which is privately held. In 1992, he was elected to the Oregon State Senate, of which he became president in 1995. He also previously practiced law in the States of New Mexico and Arizona.

SKILLS AND EXPERTISE:

▶   high-level U.S. government experience and leadership as a United States Senator

▶   extensive knowledge of public policy, international affairs and trade and law

▶   significant business experience and in-depth knowledge of finance, accounting and marketing obtained through his management of Smith Frozen Foods

▶   valuable insight into and knowledge of climate change initiatives obtained through membership on the Senate Committee on Energy and Natural Resources

▶   valuable insight into and knowledge of IT and cybersecurity matters obtained through membership on the Senate Committee on Energy and Natural Resources

Age: 70 Director since: 2009 Independent Lead Director
Committees: Nominating, Governance and Corporate Responsibility (Chair) Culture and Compensation
Current Public Boards: Beasley Broadcast Group, Inc.

A. WILLIAM STEIN

Mr. Stein was the chief executive officer and a director of Digital Realty Trust, a REIT focused on data centers, from 2014 until December 2022. Prior to being named chief executive officer in 2014, he served as chief financial officer and chief investment officer. Before joining Digital Realty in 2004, Mr. Stein was with GI Partners, a private equity fund. Past positions include serving as co-head of VentureBank@PNC and Media and Communications Finance at The PNC Financial Services Group; president and chief operating officer of TriNet Corporate Realty Trust (acquired by iStar) and a variety of senior investment and financial management positions with Westinghouse Electric, Westinghouse Financial Services and Duquesne Light Company. Mr. Stein is a past chairman of NAREIT and he serves on the board of the Real Estate Roundtable. Mr. Stein is a member of the Bar of the States of Pennsylvania and Florida.

SKILLS AND EXPERTISE:

▶   over 30 years of investment, financial and operating management experience and an in-depth understanding of the real estate industry and the issues facing real estate investment trusts

▶   extensive leadership and corporate governance experience, including as CEO of Digital Realty Trust

▶   served as co-chair of NAREIT’s Dividends Through Diversity, Equity & Inclusion CEO Council

▶   led Digital Realty Trust’s sustainability initiatives that resulted in the company winning NAREIT’s Leader in the Light award for the datacenter category six times during his tenure and gained insight into global ESG matters as a member of the Chancellor’s Global Advisory Council at the University of Pittsburgh

▶   Extensive knowledge of IT infrastructure matters and cybersecurity obtained through customer engagement and senior executive oversight as CEO of Digital Realty Trust

▶   audit committee financial expert

Age: 69 Director since: 2017 Independent
Committees: Audit Culture and Compensation
Prior Public Boards: Digital Realty Trust

Summary of 2023 Director Qualifications and Experience

The Nominating, Governance and Corporate Responsibility Committee and the full Board believe a complementary mix of diverse skills, attributes and experiences will best serve the Company and its stockholders. The director skills summary that appears below, and the related narrative for each director nominee, highlight the specific experience, qualifications, attributes and skills for each director that the Board considers important in determining whether each nominee should serve on the Board in light of the Company’s business, structure, and strategic direction. The absence of a “•” for a particular skill does not mean the director is unable to contribute to the decision-making process in that area.

SKILL/QUALIFICATION	Baglivo	Bulls	Hogan Preusse	Laing	Marriott	Rakowich	Risoleo	Smith	Stein
Redefining the operating model									
REAL ESTATE / LODGING we are a real estate company and this expertise is important in understanding our business and strategy		•	•	•	•	•	•		•
SUSTAINABILITY / CORPORATE RESPONSIBILITY experience assures that strategic imperatives and long-term value are achieved within a socially and environmentally responsible business model	•	•	•	•		•	•	•	•
MANAGEMENT / OPERATIONS experience provides directors a practical understanding of developing, implementing and assessing our operating plan and business strategy	•	•	•	•	•	•	•	•	•
Gaining market share									
MARKETING / BRAND MANAGEMENT knowledge is important to evaluating the performance of our hotel managers	•	•			•			•	
Strategically allocating capital									
ACCOUNTING / CFO / AUDITING enables an in-depth understanding of our financial reporting and internal controls, ensuring transparency and accuracy			•	•	•	•	•	•	•
INVESTMENTS / CAPITAL MARKETS experience is important to raising the capital needed to fund our business and to deploying it effectively	•	•	•	•		•	•		•
Core functional expertise									
BUSINESS HEAD leadership role as company CEO or head of a government organization	•					•	•	•	•
CORPORATE GOVERNANCE / RISK MANAGEMENT experience supports our goals of strong Board and management accountability, transparency and protection of stockholder interests and is critical to the Board's role in overseeing the risks facing the Company	•	•	•	•	•	•	•	•	•
LEGAL experience allows us to better evaluate risks and contractual obligations							•	•	•
GOVERNMENT / PUBLIC POLICY experience brings understanding of government regulations affecting our business								•	
IT / CYBERSECURITY supports our business in navigating the rapidly changing landscape for information technology and cybersecurity		•		•		•			•
ACADEMIA / EDUCATION brings perspective regarding organizational, management and academic research relevant to our business and strategy	•								
DEMOGRAPHICS									
Demographic Background									
White	•		•	•	•	•	•	•	•
Black or African American		•							
Hispanic or Latinx									
Asian									
Native American or Alaska Native									
Native Hawaiian or other Pacific Islander									
Two or More Races or Ethnicities									
Other Race or Ethnicity									
LGBTQ +									
Gender									
Male		•			•	•	•	•	•
Female	•		•	•					
Non-Binary									
HOST HOTELS BOARD TENURE									
(in years)	10	2	6	1	29	11	6	14	6

Corporate Governance and Board Matters

Corporate Governance and Code of Business Conduct and Ethics

Our Board of Directors oversees the management of the Company and its business for the benefit of our stockholders in order to enhance stockholder value over the long-term. The Board has adopted Corporate Governance Guidelines, which are reviewed annually and periodically amended as the Board enhances the Company’s corporate governance practices. The Board has also adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of the Company. The purpose of the code of conduct is to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and compliance with all applicable rules and regulations that apply to the Company and its officers, employees and directors. The Corporate Governance Guidelines, code of conduct and other documents describing the Company’s corporate governance practices can be accessed in the Corporate Governance section of the Company’s website at www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request.

Governance is a continuing focus of the Company. Over the years, the Board has implemented numerous corporate governance enhancements to strengthen the rights of stockholders and to serve their long-term interests. These have included:

▶	added proxy access;
▶	adopted Charter amendment providing stockholders concurrent power to amend the Company’s Bylaws;
▶	adopted Charter amendment reducing threshold needed for stockholders to call a special meeting;
▶	adopted a majority vote standard for uncontested director elections, coupled with a director resignation policy;
▶	declassified the Board so that all directors are elected annually;
▶	allowed the Company’s rights plan to expire;
▶	opted out of the Maryland Control Share Acquisition Act;

▶	opted out of the provisions of the Maryland Unsolicited Takeovers Act that permit the Board to classify itself without a stockholder vote;
▶	supermajority of independent directors;
▶	executive sessions of the Board without management present;
▶	proactive and productive stockholder engagement policy;
▶	independent lead director (selected by the directors);
▶	annual self-assessment to review the Board’s effectiveness; and
▶	Formally incorporated diversity and inclusion, human capital management, and sustainability into Board committee responsibilities.

Independence of Directors

It is the Board’s policy that a majority of the directors of the Company be independent. To be considered independent, a director must not have a relationship with the Company that could interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. Directors must also be “independent” within the meaning of The Nasdaq Stock Market’s requirements. To assist the Board in determining whether a director is independent, the Board has adopted standards for independence set forth in the Company’s Corporate Governance Guidelines.

In determining the independence of our directors, the Board considers all relevant facts and circumstances, including, but not limited to, whether the director receives any compensation or other fees from the Company, other than the fees described under “Director Compensation”, whether the director, or an organization with which the director is affiliated or their immediate family members, has entered into any commercial, consulting, or similar contracts with the Company, and any charitable contributions the Company made to non-profit organizations with which a director nominee or their immediate family members are associated. Consistent with these considerations, the Nominating, Governance and Corporate Responsibility Committee reviewed directors’ responses to a questionnaire asking about their relationships with the Company, as well as those of their immediate family members, and other potential conflicts of interest. The Committee determined that each of the directors currently serving on the Board and each director nominee other than Mr. Marriott and Mr. Risoleo are independent and recommended to the Board that Messrs. Bulls, Rakowich, Smith and Stein and Mmes. Baglivo, Hogan Preusse and Laing have been determined to be independent. The Board approved the determination that each of the directors currently serving on the Board and each director nominees is independent other than Mr. Marriott and Mr. Risoleo. Messrs. Marriott and Risoleo are not independent because they are Company employees.

Board Leadership

Our governance framework provides the Board with the flexibility to select the appropriate leadership structure for the Company. This will be driven by the needs of the Company as well as the makeup of the Board at any point in time. We have historically had a leadership structure that includes a Chairman of the Board, who is annually elected, a separate Chief Executive Officer, and an independent director serving as Lead Director. The CEO is responsible for setting the strategic direction of the Company and for the day-to-day leadership and management of the Company, while the Chairman of the Board provides guidance to the CEO, directs the agenda for Board meetings, presides over meetings of the full Board and participates in stakeholder outreach. The Board believes this structure is appropriate and effective, reflecting the continued strong leadership, industry experience and energy brought to the Board by Richard E. Marriott, who has led the Company as Chairman since its split with Marriott International in 1993. His over 50-year career at the Company provides him with a unique perspective and wealth of knowledge that is invaluable to the Board.

The Board also has the position of Lead Director who provides additional independent oversight of senior management and board matters in our current structure where the Chairman and CEO are not independent directors. The role of a Lead Director is meant to facilitate communication among the directors or between any of them and the Chairman and CEO. In addition, directors are encouraged to continue to communicate among themselves and directly with the Chairman and CEO, and under our Corporate Governance Guidelines each independent director may call an executive session. Upon recommendation of the Nominating, Governance and Corporate Responsibility Committee, our Lead Director is elected annually from among the independent directors. Gordon H. Smith currently serves as Lead Director.

The duties of the Lead Director include:

▶	presiding at executive sessions of the independent directors of the Board, and briefing the Chairman and CEO, as needed, following such sessions;

▶	presiding at meetings of the Board where the Chairman is not present;

▶	convening and acting as chair of meetings of the independent directors;

▶	providing input on Board agendas and meeting schedules;

▶	providing feedback to and consulting with the Chairman and CEO on any concerns of the Board; and

▶	serving as the director to whom correspondence may be directed on behalf of the non-management directors as a group, as described below under “Communications with Directors.”

Another component of our leadership structure is the active role played by our independent directors in overseeing the Company’s business, both at the Board and committee level. Seven of nine of our director nominees are independent within the meaning of the rules of The Nasdaq Stock Market. Under our Corporate Governance Guidelines, non-management directors meet in executive session without the presence of the CEO, the Chairman of the Board or other executive officers. The purpose of these sessions is to promote open discussions among the independent directors concerning the business and affairs of the Company, as well as matters concerning management, without any member of management present.

At least annually, the Nominating, Governance and Corporate Responsibility Committee discusses the structure and composition of the Board of Directors and reviews the current leadership structure. This is discussed with the full Board as part of the Board’s annual evaluation to assess its effectiveness and takes into account our current business plans and long-term strategy as well as the particular makeup of the Board at that time.

Communications with Directors

The Company invites stockholders and other interested parties to communicate any concerns they may have about the Company directly and confidentially with any of the full Board of Directors, the Lead Director or the non-management directors as a group by writing to:

Host Hotels & Resorts, Inc. Attention: Secretary 4747 Bethesda Avenue, Suite 1300 Bethesda, MD 20814

The Secretary will review and forward all stockholder communications to the intended recipient except those unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, resumes and other forms of job inquiries, surveys, new business suggestions, business solicitations or advertisements. In addition, material that is hostile, threatening, illegal or similarly unsuitable or outside the scope of Board matters or duplicative of other communications previously forwarded to the recipient will also be excluded.

Stockholder Outreach and Engagement

WHY WE ENGAGE

Our relationship with our stockholders is an important part of our corporate governance program. Maintaining a robust stockholder engagement program helps us:

HOW WE ENGAGE

Our stockholder and investor outreach includes investor non-deal road shows, analyst and investor meetings, investor days, property tours, and industry conferences. While some of these were conducted virtually due to the continuing effects of the COVID-19 pandemic, we were glad to have the opportunity to engage in investor outreach in-person during 2022.

We also communicate with stockholders and other key stakeholders through various channels, including our annual report and SEC filings, proxy statement, news releases, Corporate Responsibility Report, investor presentations, correspondence, and our website. Our quarterly earnings conference calls are open to the public. These calls are available in real time with archived webcasts and transcripts available on our website for a period of time.

STOCKHOLDER ENGAGEMENT AND RESPONSE PROCESS

We are committed to regular stockholder engagement so that the Board remains informed of stockholders’ perspectives and can incorporate the feedback into Board discussions and decisions. The below graphic provides an overview of our annual engagement process.

As mentioned above, in 2022 we continued our robust ESG-focused engagement efforts. This engagement validated that our stockholders continue to be broadly supportive of Host’s governance and corporate responsibility practices and the overall philosophy, objectives, and design of our executive compensation program. While most stockholders accepted meetings, several stockholders indicated that after reviewing our disclosure documents they did not require a meeting or have any questions or concerns. As a part of this engagement, stockholders also shared their perspectives on areas of disclosures to consider expanding in order to provide information that would be most helpful in their respective analyses of Host. Based on the feedback from our stockholders, the Board took action to be directly responsive. A summary of the feedback from our engagement and our response is below:

WHAT WE HEARD	HOW WE RESPONDED

Enhance Operational Disclosure and Execute on Objectives:

PRUDENT BALANCE SHEET MANAGEMENT

Our strong credit profile and investment grade balance sheet provides us with flexibility and optionality. As of December 31, 2022, we had total available liquidity of $2.4 billion, including $1.5 billion available under credit facility and approximately $200 million of furniture, fixture and equipment (FF&E) reserves. On January 4, 2023, we completed the recast of our $2.5 billion credit facility, extending the Company’s weighted average debt maturity and providing operational flexibility. The transaction reflects the Company’s industry-leading commitment to ESG initiatives by adding incentives linked to portfolio sustainability initiatives, including green building certifications and renewable electricity usage. The Company continues to be the only investment grade rated lodging REIT.

RECYCLE CAPITAL INTO ASSETS THAT WE BELIEVE WILL IMPROVE THE QUALITY AND EBITDA GROWTH PROFILE OF PORTFOLIO

We invested approximately $1.9 billion in acquisitions in 2021 and 2022, including our most recent, the Four Seasons Resort and Residences Jackson Hole, and disposed of $1.4 billion in assets over the same time period. In addition, we provided detailed performance metrics in our investor presentations to support our capital allocation efforts.

DEMONSTRATE PROGRESS AGAINST OUR THREE STRATEGIC OBJECTIVES: (1) REDEFINING THE HOTEL OPERATING MODEL, (2) GAINING MARKET SHARE AT RENOVATED HOTELS, AND (3) STRATEGICALLY ALLOCATING CAPITAL

Our operators have achieved a significant portion of the potential long-term cost reductions based on 2019 All Owned Hotel revenues; the 16 hotels included in the Marriott Transformational Capital Program were substantially completed in 2022 (with the final hotel scheduled for completion in mid 2023), and eight additional comprehensive hotel renovations have been completed or are underway with estimated completion dates through Q3 2023. We have continued to strategically allocate capital to development projects, including the Orlando World Center Marriott 2.3-acre water park which opened in Q1 2022, with a 60,000 square foot meeting space expansion substantially completed ahead of schedule and under budget.

Highlight Robust ESG Governance Structure and Continue to Enhance ESG Disclosure:

CONTINUE TO FOCUS ON BOARD REFRESHMENT

The Nominating, Governance and Corporate Responsibility Committee prioritizes thoughtful Board refreshment on a continuous basis. Following the retirement of John Morse from our Board at the 2022 annual meeting, the Board leveraged its ongoing efforts in its search for a new director. In October 2022, we announced the appointment of Diana Laing to the Board as well as the Audit Committee. Ms. Laing is a seasoned corporate finance executive with more than 35 years of experience as a chief financial officer and public company executive. With the addition of Ms. Laing, the Company’s Board has nine directors, seven of whom are independent and three directors who are women.

CONSIDER IMPLEMENTING LONG-RANGE CLIMATE TARGETS ACROSS THE BUSINESS

In September 2022, we introduced the framework for the Company’s 2050 Corporate Responsibility vision, which features our aspiration of becoming a net positive company. We aim to go beyond net zero impact in our approach to energy, emissions, water, waste, and biodiversity conservation.

We are currently working to attain our 2025 environmental targets in addition to determining the key interim performance targets that will serve as the roadmap to achieving our 2050 vision. We continue to monitor our performance and make progress toward our 2025 environmental targets, including those related to emissions, energy, and water reductions, increasing the percentage of energy sourced from renewables, and completing major renovation projects with waste diversion.

WHAT WE HEARD	HOW WE RESPONDED

CONTINUE TO EXPAND ANNUAL SUSTAINABILITY DISCLOSURE

We provide a robust Corporate Responsibility Report on an annual basis and strive to improve our disclosures on an ongoing basis. Now in its fifth edition, the 2022 report features expanded Task Force on Climate-Related Financial Disclosures (TCFD) and Sustainability Accounting Standards Board (SASB) disclosures as well as the Company’s Equal Employment Opportunity (EEO-1) Report, which provides a demographic breakdown of our workforce.

Our Corporate Responsibility Report is aligned with the Global Reporting Initiative (GRI) standards for sustainability related disclosures and the UN Sustainable Development Goals. In 2022, the Company was named to Dow Jones Sustainability World Index (DJSI World) for the fourth year in a row and DJSI North America index for the sixth consecutive year, and was recognized as a climate change leader by CDP for the ninth consecutive year.

The Company’s annual Corporate Responsibility Report is available on our website at www.hosthotels.com.

This year’s proxy statement also includes expanded disclosure of the Company’s cybersecurity and information technology risk oversight. See the section that follows entitled: “The Board’s Role in Risk Oversight – Cybersecurity Risk Management and Preparedness.”

CONTINUE COMMITMENT TO DIVERSITY & INCLUSION, AND ENHANCED DISCLOSURE AT THE BOARD AND WORKFORCE LEVEL

We continue to prioritize diversity and inclusion in our leadership and have taken steps to ensure our Board of Directors is composed of individuals reflecting ethnic and gender diversity. As noted above, with the appointment of Diana Laing to our Board in October 2022, the Board is now comprised of more than 30% women. Additionally, we provide detailed disclosure regarding the gender and race/ethnicity of each current director.

As part of our commitment to advancing diversity and inclusion, we have identified three 2025 social targets, including training 100% of employees on unconscious biases, conducting at least two engagement surveys, and including at least two women and two persons of color in each initial candidate pool for externally sourced department head and above positions – we are currently on track to meet all of these goals.

CONTINUE TO FOCUS ON AND PROVIDE ADDITIONAL INFORMATION ON INVESTMENTS IN SUSTAINABILITY-RELATED PROJECTS

We have made continued investments in sustainability toward our scope 1 and 2 emissions reduction target verified by Science Based Targets initiative at the 1.5-degree Celsius level of ambition. Between 2017 and 2021, we have invested in 525 sustainability projects with an expected annual utility savings of approximately $15 million and average cash-on-cash returns of 15-20%. We also issued our third series of green bonds, bringing the total raised to $1.85 billion. The proceeds from the green bond issuances will be used to invest in sustainability ROI projects and Leadership in Energy and Environmental Design (LEED)-certified hotels.

We have continued to expand our focus on achieving LEED certifications across a number of our properties and developments. As of year-end 2022, we had nine LEED-certified hotels and an additional 14 LEED projects in our pipeline. Our January 2023 credit facility amendment has a sustainability pricing adjustment that can result in an increase or decrease in the interest rate based on performance against targets for the percentage of our consolidated portfolio with green building certifications and the percentage of electricity sourced from renewable energy. We are committed to a sustainability driven investment approach to mitigate environmental impacts and climate risks in our portfolio.

Update Compensation Program Design:

COMPLETE SHIFT OF THE LTIP STRUCTURE TO FULLY QUANTITATIVE METRICS WITH THREE-YEAR VESTING PERIODS

In response to stockholder feedback, our long-term incentive program has been 100% based on quantitative metrics since 2021.

Additionally, starting with the 2022 program, the long-term incentives completely shifted from annual to three-year vesting for Adjusted EBITDAre performance.

The Board’s Role in Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Reviews of certain risk areas are conducted by the relevant committees that report on their deliberations to the Board. Risks are considered in almost all business decisions and as part of the Company’s business strategy, and oversight was especially critical during the pandemic which created significant challenges for the lodging industry and the Company. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, appropriate risk-taking is essential for the Company to be competitive and to achieve its business objectives. The chart below summarizes the primary areas of risk oversight for the Board and its committees.

RISK OVERSIGHT

Board/Committee	Primary Areas Of Risk Oversight

FULL BOARD

✓  Responsible for oversight of strategic, financial and execution risks and exposures associated with the annual business plan and strategic plan;

✓  Reviews major litigation and regulatory exposures, environmental and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation;

✓  Reviews risks associated with investments, acquisitions and divestitures, capital markets and joint ventures; and

✓  Responsible for oversight and review of risks associated with senior management succession planning.

AUDIT COMMITTEE

✓  Discusses guidelines and policies with respect to the Company’s risk assessment and risk management processes;

✓  Responsible for risks associated with financial matters, particularly the Company’s financial statements, tax matters, accounting and financial reporting process and system of internal controls and disclosure;

✓  Responsible for oversight and review of cybersecurity related risks and other information technology risks;

✓  Reviews risks and exposures associated with derivatives and hedging strategy; and

✓  Responsible for oversight and review of risks associated with the independence, qualifications and performance of the Company’s outside auditor, the performance of the Company’s internal auditors and the Company’s compliance with legal and regulatory requirements.

CULTURE AND COMPENSATION COMMITTEE

✓  Responsible for oversight of exposures associated with compensation of the Company’s officers, stock ownership and incentive-compensation plans, executive retention and succession planning;

✓  Considers risks associated with employment related matters including diversity and inclusion, employee demographics, corporate culture and internal pay equity; and

✓  As discussed in more detail in the Compensation Discussion & Analysis, the Committee reviews and approves compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of compensation.

NOMINATING, GOVERNANCE AND CORPORATE RESPONSIBILITY COMMITTEE

✓  Responsible for oversight of risks and exposures relating to the identification of qualified candidates to become Board members and continuing oversight and evaluation of Board composition;

✓  Responsible for oversight of risks and exposures relating to the structure, membership and charters of the Board committees;

✓  Responsible for oversight of risks and exposures relating to the compensation for independent directors;

✓  Responsible for oversight of the evaluation of the Board; and

✓  Responsible for oversight of the Company’s policies, programs and practices on corporate and social responsibility and sustainability, including environmental, human capital and other related matters.

The Board and its committees implement their oversight responsibilities through management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. Management communicates routinely with the Board, its committees and individual directors on the significant risks identified through this process and how they are being managed.

In 2021, the Company conducted a comprehensive update to its Enterprise Risk Management (ERM) assessment with help from a third-party risk consultant. During this assessment, the Company analyzed key risks across many areas including finance, operations, legal and corporate strategy; both near-term as well as longer-terms risks and threats were considered as part of this process. The Company’s ERM process is overseen by the Board of Directors and led by the chief financial officer. The Board receives a dedicated ERM briefing annually from the management team led by the chief financial officer and corporate controller; and key finance, operating, strategic, legal and reputational risks as well as the management of these risks are reviewed as part of the business plan update provided to the Board at each of its quarterly meetings. Both the directors and the Company’s management team view the ERM results as a living document, one that is reviewed and analyzed on at least an annual basis to determine new and emerging trends and key risks. The Board and each of its committees also consults with outside advisors or experts when appropriate depending on the nature of the risk involved or as part of its assessment of future threats or trends.

The Company’s reporting processes and Disclosure Controls and Procedures also require management to promptly notify the Board and its committees of, among other things, any instances of significant threatened or actual litigation, significant governmental or regulatory inquiry, and any events that could materially impact the Company’s reputation, including any cybersecurity-related issues that could involve the significant misappropriation of personal or sensitive Company data, or that may have significant operational, financial, legal or reputational impacts.

CYBERSECURITY RISK MANAGEMENT AND PREPAREDNESS

We have developed and implemented a comprehensive program designed to protect the confidentiality of our own business processes and sensitive information, ensure the integrity of critical data and automated processes, and safeguard the availability of our information technology capabilities. The Company’s cyber preparedness is led by our senior vice president of information technology who has over 20 years of experience in information technology development and management. Our cybersecurity risk management program is guided by our cybersecurity policy that includes the following components:

▶	Implementing new technologies to proactively monitor vulnerabilities and reduce risk, maintaining security policies and standards, and regularly updating our response planning and protocols;

▶

Leveraging several vital components of the Cybersecurity Framework established by the National Institute of Standards and Technology; a formal exercise to fully map to the Framework will be conducted in 2023;

▶	Maintaining business continuity, contingency and recovery plans to quickly react to any cybersecurity incidents;

▶	A comprehensive cybersecurity awareness program for all employees that involves mandatory training, quarterly refreshers and monthly SPAM testing;

▶	Annual audits of the Company’s cybersecurity program by a third-party security firm as well as semi-annual vulnerability assessments and penetration testing by external auditors;

▶	Annual cybersecurity audits by the Company of our key third-party service providers to assess alignment with Department of Labor recommendations on cybersecurity best practices;

▶	Retaining a third-party cybersecurity provider for emergency incident response services in the event of a serious information security breach; and

▶	As a backstop to its information security programs, policies and procedures, the Company purchases cybersecurity risk insurance that could help defray the costs of an information security breach.

The Audit Committee is responsible for and is actively involved in the oversight of the Company’s cybersecurity and information technology risk program. To fulfill its duties, the Audit Committee receives regular updates from our senior vice president of information technology, including semi-annual updates on topics related to information security and cyber risks and readiness. The Audit Committee includes directors with knowledge, skills and experience in data security, information technology governance and cyber risk. Information security and cybersecurity risks are also presented to the full Board at least annually as part of the Board’s oversight of enterprise risk management.

Conduct and Culture

Our Board, the Culture and Compensation Committee and other Board committees play a key role in oversight of our culture, including diversity and inclusion, setting the “tone at the top” and holding management accountable for its maintenance of high ethical standards and effective policies and practices to protect our reputation, hotel properties and business. Our Board and its committees do this in a number of ways, including by:

▶	focusing on the character, integrity, and qualifications of their respective members, and their respective leadership structures and composition;

▶	overseeing management’s identification, measurement, monitoring and control of our material risks, including compliance risk and conduct risk;

▶	regularly receiving briefings from senior management on matters relating to compliance and business conduct risk;

▶	holding management accountable for the timely escalation of issues for review with the Board and its committees;

▶	overseeing our incentive plan design and governance processes to provide for an appropriate balance of risk and compensation outcomes; and

▶	reviewing a “Culture Dashboard” on a quarterly basis which includes the demographics of the Company’s workforce and cultural and engagement initiatives.

Board and Management Approach to Sustainability

Through a well-established framework and cross-functional Corporate Responsibility Advisory Committee with representatives from across the organization, the Company continues to incorporate sustainability into its core strategy—reflecting our belief that sustainability is essential to long-term growth. We received numerous recognitions for our Corporate Responsibility program in 2022, several of which are highlighted at the beginning of this proxy statement. We also believe in transparency, and report on our sustainability efforts in an annual Corporate Responsibility Report, which is available on our website at www.hosthoteIs.com.

ESG OVERSIGHT

The Board recognizes the importance of our sustainability initiatives and the need to provide effective oversight of those initiatives. Oversight of the Company’s policies, programs and strategies related to environmental, corporate and social responsibility matters—including human rights, human capital management, sustainability and other social and public matters—is part of the charter for the Nominating, Governance and Corporate Responsibility Committee.

The Company’s executive vice president, development, design & construction provides updates to the Committee, which typically meets 3 to 4 times per year. On an annual basis, the Corporate Responsibility Core Team presents program updates and progress against ESG targets to our CEO and the Nominating, Governance and Corporate Responsibility Committee. Additionally, our CEO chairs the Company’s Capital Expenditure Committee and Investment Committee, which meet regularly to review and approve significant investments including those identified to support our 2025 environmental targets and responsible investment strategies.

ESG EXECUTIVE STEERING COMMITTEE

The Company’s ESG Executive Steering Committee provides oversight of the Company’s corporate responsibility strategy and engagement with the Board, company leadership and external stakeholders. Encompassing our environmental, social and governance focus areas, the Company’s executive vice president, development, design & construction serves as the executive sponsor, with the Company’s executive vice president, chief human resources officer; executive vice president, general counsel; and senior vice president, investor relations also serving on the ESG Executive Steering Committee.

CORPORATE RESPONSIBILITY CORE TEAM

The Corporate Responsibility Core Team is responsible for the day-to-day management of the Company’s corporate responsibility strategy and program, including driving progress toward our 2050 vision and achievement of our ESG targets, investments, reporting and engagement with stakeholders and our ESG Executive Steering Committee and Advisory Committee. Led by the vice president of corporate communications and social responsibility and vice president of energy and sustainability, and advised by the senior vice president of engineering and sustainability, the Core Team, comprised of five non-executive level members, is directly responsible for achievement of our ESG-related corporate goals that are outlined in the Company’s annual business plan. Annual performance compensation includes evaluation of individual contributions toward progress and achievement of these ESG-related corporate goals.

CORPORATE RESPONSIBILITY ADVISORY COMMITTEE

To support our Board and CEO, the Corporate Responsibility team and ESG Executive Steering Committee formally engage and convene a cross-functional Corporate Responsibility Advisory Committee representing nearly every department at the Company. Several Advisory Committee members also serve on the Company’s Capital Expenditure Committee and Investment Committee.

We have also established distinct responsibilities across the Company’s functional areas to execute on our responsible investment strategies and contribute to the achievement of our ESG-related corporate goals. These cross-functional responsibilities include asset-level sustainability assessments, 10-year capital plans, investment decisions, return on investment validation, project management, utility management and stakeholder engagement.

Diversity, Equity, Inclusion and Belonging

The Company is committed to cultivating a diverse, equitable and inclusive environment that supports the development and advancement of all. We are dedicated to fostering a culture where we listen, learn and act; treat each other as equals; show support and respect to each other and our partners; and encourage freedom of expression and understanding of differences. We believe that our employees’ unique viewpoints, diverse backgrounds and experiences lead us to better business outcomes, which is a component of our ongoing success.

Building on our momentum, in 2022, we expanded our Diversity & Inclusion program to encompass diversity, equity, inclusion and belonging (DEIB). This more holistically captures our goals and objectives for the program by incorporating a focus on equity and creating a workplace where everyone can thrive and feel they belong.

Host continues to participate in the CEO Action for Diversity & Inclusion initiative and our CEO personally pledged to continue advancing diversity and inclusion within our workplace. As part of our commitment to advancing DEIB at Host and our CEO Action for Diversity & Inclusion pledge, we provide training and education to all employees on the fundamentals of DEIB, such as unconscious bias, empathy and inclusivity. We will continue to offer this training as new hires join the organization to fulfil our public social target commitment to provide unconscious bias training to all Host employees by 2025.

FOUR GOALS: CEO PLEDGE FOR ACTION ON DIVERSITY & INCLUSION

Throughout the year, we hosted several events that celebrated different backgrounds and cultures to help employees better understand, appreciate and recognize our diverse employees and communities. We also continued to foster development and networking opportunities for women at Host through our women’s employee resource group. Additionally, we are continuing to enhance our holistic and integrated approach to charitable giving to enhance our support of underserved, at-risk and disadvantaged communities.

To further support our DEIB commitment, we embedded diversity practices into the various people programs and initiatives we conducted this year, such as looking at our diversity practices across the talent lifecycle starting with our hiring pipeline and recruiting channels, making our performance evaluation process more transparent and equitable with a calibration process, and establishing consistent criteria and broader review for all promotion recommendations. Our aim is to further strengthen our culture and build a diverse, equitable, and inclusive organization by integrating these practices into our day-to-day activities and how we conduct our business.

Succession Planning

The Board is actively engaged in executive talent management and succession planning. The Board reviews the Company’s “people strategy” in support of its business strategy at least annually and receives regular updates on employee engagement, diversity and retention matters. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior officer level. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events.

Under the oversight of the Board, the Company’s CEO succession planning strategies have been successfully managed and implemented. When seeking a successor CEO, the Board has historically focused on internal candidates, drawing on the Company’s deep bench strength. The Company’s past three CEO’s, over a span of almost 20 years, have all come from within the organization. The Company follows the same approach with respect to other senior management positions. Both our chief financial officer, Sourav Ghosh, and corporate controller, Joseph Ottinger, were internal candidates who had each been with the Company for over 10 years and were promoted into their new roles effective September 1, 2020 and January 1, 2021, respectively. In addition, our current head of asset management, Michael Rock, senior vice president, asset management, was also an internal candidate who was promoted to that role effective March 15, 2021 after initially joining the Company in 2013.

Political Contributions Policy and Trade Association Memberships

Under the Company’s longstanding policy, Company funds may not be used to contribute to candidates, political party committees, or political action committees. Company funds also may not be used to make direct independent expenditures to support or oppose political campaigns, to contribute to “social welfare” organizations organized under Section 501(c)(4) of the U.S. Internal Revenue Code or organizations organized under Section 527 of the Internal Revenue Code, or to support ballot measure committees. The Company does not have a political action committee.

The Company believes that participation in the public policy process is an important and essential means of enhancing stockholder value. To help us achieve this objective, the Company belongs to a number of trade associations (organized under Section 501(c)(6) of the Internal Revenue Code), which allows us to network, build business skills, advance our public agenda and related business goals and monitor industry policies and trends. Company participation in trade associations, including membership on a trade association board, does not mean that the Company agrees with every position a trade association takes on an issue. In fact, from time to time our positions may differ from those of the trade associations of which we are members.

The Company makes payments to these associations, including membership fees and dues. Pursuant to the Company’s Code of Business Conduct and Ethics, the Company’s legal department oversees compliance with the Company’s policy on political contributions. The Nominating, Governance and Corporate Responsibility Committee discusses the Company’s political spending policies and disclosures. The chart below lists organizations receiving dues and other contributions from the Company totaling $25,000 or more between 2022 and 2018. Based on each organization’s records, we have listed below the portion of Company dues and other amounts that are used by each organization for lobbying.

TRADE ASSOCIATION MEMBERSHIPS

	2022			2021			2020
U.S. Trade Association	Company Dues and Contributions	Lobbying % (1)	Company Dues Allocated to Lobbying	Company Dues and Contributions	Lobbying % (1)	Company Dues Allocated to Lobbying	Company Dues and Contributions	Lobbying % (1)	Company Dues Allocated to Lobbying

National Association of Real Estate Investment Trusts	$153,723	25	$38,431	$140,593	25	$35,148	$142,511	25	$35,628

US Travel Association	76,375	64	48,944	74,600	55	41,030	78,065	36	28,103

Real Estate Roundtable	35,000	65	22,750	35,000	65	22,750	35,000	65	22,750

The Real Estate Board of New York	0	0	0	0	0	0	0	0	0

American Hotel & Lodging Association (3)	0	0	0	0	0	0	80	18	14

Federal City Council	0	0	0	0	0	0	0	0	0

	2019			2018
U.S. Trade Association	Company Dues and Contributions	Lobbying % (1)	Company Dues Allocated to Lobbying	Company Dues and Contributions		Lobbying % (1)	Company Dues Allocated to Lobbying

National Association of Real Estate Investment Trusts	$139,928	20	$27,986	$144,867		20	$28,973

US Travel Association	77,805	36	28,010	74,300		20	14,860

Real Estate Roundtable	35,000	65	22,750	35,000		65	22,750

The Real Estate Board of New York	0	0	0	29,000	(2)	9	2,520

American Hotel & Lodging Association (3)	80,570	18	14,503	75,608		18	13,609

Federal City Council	25,000	0	0	25,000		0	0

(1)	Lobbying percentages obtained from the respective trade association.

(2)	Of this amount, $28,000 was paid in dues and $1,000 was paid in contributions (no contributions were used for lobbying).

(3)	In addition to these totals, certain hotels owned by the Company also contribute to the American Hotel & Lodging Association.

Meetings and Committees of the Board

Each quarter, our Board holds two-day meetings. Committee meetings typically occur on the first day before the Board meeting. In addition to the quarterly meetings, there are other scheduled Board and committee meetings during the year. The Board met five times in 2022. Throughout the pandemic and recovery, our Board has met frequently and regularly to understand the challenges faced by the Company due to the pandemic and to help guide the Company’s response, as well as received regular updates from the management team. Each director attended at least 75% of the meetings of the Board and of the committees on which the director served. Under the
Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders, and all but one director (due to COVID-
related travel restrictions) attended the annual meeting in 2022. Under our
Corporate Governance Guidelines, our independent directors meet in executive session without management and did so after each quarterly Board meeting in 2022. Mr. Smith, the Lead Director, presided over the executive
sessions of the non-management directors.	HOST’S BOARD OF DIRECTORS 2021 BY THE NUMBERS
meetings held by the Board of Directors
times the independent directors met in executive session
total Board and Committee meetings
of Board members attended the annual meeting held on May 19, 2022

The Board has three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Culture and Compensation Committee, and the Nominating, Governance and Corporate Responsibility Committee. The Board has adopted a written charter for each committee, all of which are available on the Company’s website at www.hosthotels.com. Copies of these charters are also available in print to stockholders upon request. See “Attendance and Voting Matters—How can I obtain copies of documents referenced in this proxy statement?” Each committee consists entirely of independent directors in accordance with The Nasdaq Stock Market rules. The composition of each committee, including the designation of committee chairs, is determined annually by the Board, based on recommendations from the Nominating, Governance and Corporate Responsibility Committee. Assignments to committees are made based on a combination of factors, including each individual Board member’s expertise and the needs of the Company. The Board and the Nominating, Governance and Corporate Responsibility Committee consider rotating chair and committee assignments every three to five years, taking into account, among other considerations, the benefits of continuity and experience, the desirability of new perspectives and continual education and engagement for directors, the applicable regulatory and stock exchange requirements, and the appropriate distribution of work. The Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by the Board.

AUDIT
Members & Meetings	Committee Functions

Walter C. Rakowich (Chair) Herman E. Bulls Diana M. Laing Mary Hogan Preusse A. William Stein Number of Meetings in 2022: 7

✓  Appoints and oversees the independent auditors;

✓  Approves the scope of audits and other services to be performed by the independent and internal auditors;

✓  Interviews, discusses and approves the selection of the lead audit partner of the independent auditor;

✓  Reviews and approves in advance the engagement fees of the outside auditor and all non-audit services and related fees, and assesses whether the performance of non-audit services could impair the independence of the independent auditors;

✓  Reviews the work and findings of the internal auditors;

✓  Reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

✓  Meets with the independent auditors, management representatives and internal auditors;

✓  Reviews interim financial statements each quarter before the Company files its Quarterly Report on Form 10-Q with the SEC;

✓  Reviews audited financial statements each year before the Company files its Annual Report on Form 10-K with the SEC; and

✓  Reviews risk exposures and management policies.

Each member of the Audit Committee, in the business judgment of the Board, meets the qualifications (including independence) and financial expertise requirements of The Nasdaq Stock Market and qualifies as an “audit committee financial expert” within the meaning of SEC rules. Our independent and internal auditors have unrestricted access to the Audit Committee. The Report of the Audit Committee appears later in this proxy statement.

NOMINATING, GOVERNANCE AND CORPORATE RESPONSIBILITY
Members & Meetings	Committee Functions

Gordon H. Smith (Chair) Mary L. Baglivo Herman E. Bulls Walter C. Rakowich Number of Meetings in 2022: 4

✓  Makes recommendations to the Board on corporate governance matters and is responsible for keeping abreast of corporate governance developments;

✓  Oversees the annual evaluation of the Board, its committees and, in conjunction with the Culture and Compensation Committee, the annual evaluation of management;

✓  Reviews periodically the compensation and benefits of non-employee directors and makes recommendations to the Board or the Culture and Compensation Committee of any modifications;

✓  Reviews the composition—in terms of independence, experience, expertise, skills, diversity, time commitments, and special knowledge—and tenure of the Board and recommends the nomination of Board members and addition of new members, as appropriate;

✓  Oversees the Company’s policies, programs and strategies related to environmental stewardship, responsible investment, social responsibility, corporate citizenship, human rights, human capital management and other social and public matters of significance to the Company; and

✓  Fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to:

◾  selection and rotation of committee chairs and committee assignments; and

◾  implementation, compliance and enhancements to the Company’s Code of Business Conduct and Ethics and Corporate Governance Guidelines.

CULTURE AND COMPENSATION
Members & Meetings	Committee Functions

Mary L. Baglivo (Chair) Mary Hogan Preusse Gordon H. Smith A. William Stein Number of Meetings in 2022: 6

✓  Oversees compensation policies, plans and benefits for the Company’s employees;

✓  Approves the goals, objectives and total target compensation of the CEO and other executive officers of the Company and approves compensation for department heads and above;

✓  Advises our Board on the adoption of policies that govern the Company’s annual compensation and equity-based plans;

✓  Reviews and approves the Company’s goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives;

✓  Reviews and advises the Board on compensation trends and peer group practices;

✓  Reviews and discusses with the full Board the Company’s succession plans relating to the CEO and other senior management;

✓  Reviews periodic reports from management on matters relating to the Company’s personnel appointments and practices and employee engagement surveys;

✓  Reviews a “Culture Dashboard” on a quarterly basis, which includes the demographics of the Company’s workforce and cultural initiatives; and

✓  Oversees internal pay equity considerations and diversity, equity, inclusion and belonging initiatives.

Role of the Compensation Consultant

Pursuant to its charter, the Culture and Compensation Committee is authorized to engage, retain and terminate any consultant, as well as approve the consultant’s fees, scope of work and other terms of retention. Starting in 2010, the Committee retained Pay Governance LLC as its advisor. Pay Governance advises and consults with the Committee on compensation issues, compensation design and trends, and keeps the Committee apprised of regulatory, legislative, and accounting developments and competitive practices related to executive compensation. For a discussion of the Committee’s deliberations and decisions related to 2022 compensation, see “Compensation Discussion and Analysis-2022 Compensation Results.”

Pay Governance assisted the Committee in the design, structure and implementation of the current executive compensation program and reviews, at the direction of the Committee, compensation levels, trends and practices at least annually. Pay Governance does not determine the exact amount or form of executive compensation for any executive officers. See “Compensation Discussion and Analysis—Our Compensation Program.” Pay Governance reports directly to the Committee and representatives of Pay Governance, when requested, attend meetings of the Committee, are available to participate in executive sessions and communicate directly with the Committee Chair or its members outside of meetings. Pay Governance has also served as a consultant retained by the Nominating, Governance and Corporate Responsibility Committee to assist the Committee with its review of the compensation of independent directors. Pay Governance is retained by and conducts its work at the direction and request of the Board committees. It is not retained by, and does no work directly for, the Company.

In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Pay Governance addressed each of the six independence factors established by the SEC with the Culture and Compensation Committee. Its responses affirmed the independence of Pay Governance on executive compensation matters. Based on this assessment, the Committee determined that the engagement of Pay Governance does not raise any conflicts of interest or similar concerns. The Committee also evaluated the independence of other outside advisors to the Committee, including outside legal counsel, considering the same independence factors and concluded that their work for the Committee does not raise any conflicts of interest.

The Culture and Compensation Committee may delegate any or all of its responsibilities to a subcommittee but did not do so in 2022. The Committee’s Report on Executive Compensation appears later in this proxy statement.

Compensation-Related Risks

The Culture and Compensation Committee oversees all of our compensation policies and practices. Management, at the request of the Committee, has assessed the Company’s compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. This risk assessment process included a review of all material compensation policies and practices, which were discussed with the Committee. The compensation programs of the Company are all centrally designed and centrally administered. The elements of compensation for senior management and upper middle management are also the same: base salary, annual cash incentive awards and long-term incentives. The performance measures for the annual cash incentive awards are (i) Company financial metrics that are based on an annual business plan and budget reviewed and approved by the Board and (ii) personal performance in support of the annual business plan and budget and Company strategic plan, which tie to measures of long-term success of the Company. The business plan and budget are reviewed at each Board meeting, and the strategic plan is addressed annually. Performance measures for long-term incentives are a key Company financial metric (Adjusted EBITDAre) and total stockholder return measured over a three-year period. The total achievable compensation for the year is capped at the beginning of the performance year throughout our compensation programs. The Committee reviews the compensation of executives and department heads. Further, the Committee relies upon its judgment in determining pay approaches and outcomes. Based on the foregoing, we believe our compensation policies and practices do not create inappropriate or excessive risk-taking.

Culture and Compensation Committee Interlocks and Insider Participation

None of the members of the Culture and Compensation Committee who served during 2022 was, during 2022, an officer or employee of the Company, was formerly an officer of the Company or had any relationship that is required to be disclosed as a transaction with a related person. During 2022, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity that had one or more of its executive officers serving on the Company’s Board or its Culture and Compensation Committee.

Process for Selecting Directors

The Nominating, Governance and Corporate Responsibility Committee screens candidates and recommends candidates for nomination by the full Board. The Committee assesses board size as part of the annual nomination process. Part of that assessment takes into account current Board composition, feedback on Board self-evaluations, board size of peer companies, and investor feedback on the Company’s corporate governance structures. The Board currently believes that an appropriate size is eight to eleven members, allowing, however, for changing circumstances that may warrant a higher or lower number. For the 2023 annual meeting, nine director nominees are nominated, and the Board continues to be engaged in ongoing refreshment efforts. One new director was added in each of 2021 and 2022. The Committee considers director candidates recommended by members of the Committee, other directors, third-party search firms, management and stockholders (as discussed below).

In 2020, the Board engaged an independent third-party firm to conduct a board composition study. The study assisted the Board in assessing the current mix of Board skills and in identifying skills and qualifications that the Board may consider as it evaluates director candidates. The Board seeks a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the Board and Company confront. The Board is committed to gender, racial and ethnic diversity and is actively recruiting candidates that would enhance the gender, racial and ethnic diversity of the Board.

Stockholder Nominations and Recommendation of Director Candidates

The Committee considers any written suggestions of stockholders for director nominees. The recommendation must include the name and address of the candidate, a brief biographical description and a description of the person’s qualifications. Recommendations should be mailed to: Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, MD 20814, Attn: Secretary.

In addition, we amended our Bylaws in 2016 to permit a stockholder (or group of up to 20 stockholders) who has owned at least 3% of our outstanding common stock continuously for at least three years to submit director nominees for the greater of two individuals or 20% of the Board for inclusion in our proxy statement if the stockholder(s) and nominee(s) meet the requirements of the Bylaws.

Stockholders who would like to nominate a candidate for director for inclusion in the Company’s proxy statement, or who would like to nominate a director candidate that is not intended to be included in the Company’s proxy statement must in each case comply with the requirements described in this proxy statement and the Company’s Bylaws. See “Stockholder Proposals for our Next Annual Meeting.”

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accountants retained to audit the Company’s financial statements. The Audit Committee has unanimously approved and voted to recommend that the stockholders ratify the appointment of KPMG LLP as independent registered public accountants of the Company for 2023.

KPMG LLP has been retained as the Company’s independent registered public accountant since 2002. In determining whether to reappoint the independent accountant, the Audit Committee considers several factors including:

▶	the length of time the firm has been engaged;

▶	the firm’s independence and integrity;

▶	the quality of the discussions with the independent accountant and the Audit Committee’s annual assessment of the past performance of both the lead audit partner and KPMG;

▶	data relating to audit quality and performance; and

▶	the appropriateness of KPMG’s fees.

Considerations leading to the retention of KPMG included its strong capability and expertise within our industry and the benefits gained from KPMG’s institutional knowledge and deep expertise regarding the Company’s complex operations, accounting policies and practices, and internal control over financial reporting. Another factor included the expertise of the new lead audit partner, a senior partner with significant experience in the lodging and REIT industry. A new lead audit partner is designated at least every five years as required by the SEC to ensure continued independence and to provide a fresh perspective. The term of the current lead audit partner ended at the completion of the 2022 audit cycle and the new lead audit partner’s term began in 2023. The Audit Committee and its Chair were directly involved in the selection of the new lead audit partner. In addition, the Audit Committee reviewed and discussed the results of the firm’s reports on its quality controls and external assessments, including the results of inspections conducted by the Public Company Accounting Oversight Board (PCAOB).

The Audit Committee is also responsible for the negotiation of audit fees associated with the Company’s retention of KPMG LLP and set forth below are KPMG’s fees for 2022 and 2021. The Audit Committee believes these fees are reasonable and competitive.

The Audit Committee also has a long-standing policy regarding its pre-approval of all audit and permissible non-audit services provided by the independent registered public accountant, which is summarized below, as part of the controls and processes that help ensure KPMG’s continued independence.

Although ratification is not required by our Bylaws, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. Representatives of KPMG LLP will be at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to questions. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of KPMG LLP as independent registered public accountants of the Company for 2023.

Principal Accountant Fees and Services

The Company was billed the following amounts for professional services by KPMG LLP, its independent registered public accountants, for 2022 and 2021:

	2022	2021

Audit Fees (1)	$2,215,000	$2,370,000

Audit-Related Fees (2)	83,000	81,000

Audit and Audit-Related Fees	2,298,000	2,451,000

Tax Fees	—	—

All Other Fees	—	—

Total Fees	$2,298,000	$2,451,000

(1)

Audit fees consisted of fees for the audits of the Company’s and Host Hotels & Resorts, L.P.’s annual consolidated financial statements, the audit of the Company’s internal control over financial reporting, reviews of the Company’s and Host Hotels & Resorts, L.P.’s quarterly condensed consolidated financial statements, audits of certain subsidiaries, reviews of SEC registration statements and other filings, comfort letters and consents, audit procedures related to acquisitions and dispositions, and accounting and reporting consultations.

(2)	Audit-related fees consisted of fees for the audits of financial statements of our employee benefit plan and attestation regarding the Company’s issuance of a green bond.

The Audit Committee concluded that the provision of audit-related services is compatible with maintaining the independence of KPMG LLP. The Company does not engage KPMG LLP for any tax services unrelated to audit services or tax compliance.

Pre-Approval Policy for Services of Independent Registered Public Accountants

All services performed by KPMG LLP were pre-approved by the Audit Committee in accordance with its 2022 pre-approval policy. The policy describes the audit, audit-related, tax and other services permitted to be performed by the independent registered public accountants, subject to the Audit Committee’s prior approval of the services and fees. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services (and corresponding cost levels) that may be provided by the independent registered public accountants under this general pre-approval without obtaining specific pre-approval from the Audit Committee. Services performed under this general annual pre-approval are communicated on a timely basis to the Audit Committee. If a type of service to be provided is not within the scope of the general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require separate pre-approval by the Committee.

The Audit Committee has designated the Corporate Controller to monitor the performance of all services provided by the independent registered public accountants and to determine whether such services are in compliance with the pre-approval policy.

Policy for Hiring Members of the Audit Engagement Team

The Audit Committee adopted a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of the audit engagement team accept employment with the Company. Under the policy, the Company may not hire into a financial reporting oversight role any individuals who were members of the Company’s audit engagement team for the prior year. Exceptions to the one-year “cooling off” period include, among others, persons who provided less than 10 hours of audit services and individuals whose employment resulted from an emergency or other unusual situation. In all such cases, the Audit Committee must determine that the relationship is in the best interests of the Company. In addition, the Company may not appoint a director who is affiliated with or employed by a present or former auditor of the Company until three years after the affiliation or auditing relationship has ended.

Other Company Accountants and Auditors

The Company has engaged Ernst & Young LLP for tax consultation and tax compliance services and PricewaterhouseCoopers LLP as the Company’s internal auditors. PricewaterhouseCoopers LLP reports to the Audit Committee and the purpose of the internal audit program is to provide the Audit Committee and Company management with ongoing assessments of the Company’s risk management processes and to review the effectiveness and design of internal controls at our properties and the Company’s corporate office.

Report of the Audit Committee

To Our Stockholders:

The following five directors serve on the Audit Committee: Walter C. Rakowich (Chair), Herman E. Bulls, Diana M. Laing, Mary Hogan Preusse and A. William Stein. None of these directors are officers or employees of Host Hotels & Resorts, Inc. (the “Company”), and all meet the independence requirements of the Nasdaq Stock Market LLC and Rule 10A-3 of the Exchange Act. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission in Item 407(d) of Regulation S-K. The Audit Committee operates under a written charter adopted by the Board of Directors that outlines its responsibilities and the practices it follows. You can view the charter on the Company’s website, www.hosthotels.com, by clicking on “Our Company” and then “ Corporate Governance.” The Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends changes to the Board of Directors to reflect the evolving role of the Audit Committee. The Audit Committee held seven meetings in 2022.

The Audit Committee serves as the representative of the Board of Directors for general oversight of the Company’s financial accounting and reporting, system of internal control and audit processes. Management of the Company has responsibility for preparing the Company’s financial statements, as well as for the Company’s financial reporting process and internal controls. KPMG LLP, acting as independent registered public accounting firm, is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting and for expressing an opinion on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. PricewaterhouseCoopers, LLP, acting as non-independent registered public accountants in its performance as the Company’s internal auditor, is responsible for assisting the Company’s review of the effectiveness of its internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.

In order to assure continuing external auditor independence, the Audit Committee periodically considers whether there should be a rotation of the audit firm. Further, in conjunction with the mandated rotation of the external audit firm’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of KPMG LLP’s lead engagement partner. The Audit Committee believes that the continued retention of KPMG LLP to serve as the Company’s independent registered public accountants is in the best interests of the Company and its stockholders. Among the factors considered by the Audit Committee in reaching this recommendation are the following: the quality of KPMG LLP’s staff, work and quality control; its expertise in the real estate investment trust and hospitality industries; its independence from the Company; the quality and candor of its communications with the Company and the Audit Committee; and the benefits of its tenure as auditor, including enhanced audit quality and competitive fees.

The Audit Committee members are not professional accountants or auditors, and the Audit Committee’s functions are not intended to duplicate or certify the activities of management and the independent registered public accounting firm. In this context, the Audit Committee has:

▶

reviewed and discussed with management the audited financial statements for each of the Company and Host Hotels & Resorts, L.P. for the year ended December 31, 2022, including discussions of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements;

▶

discussed with both the Company’s internal and independent registered public accounting firms the overall scope for their respective audits and the results of their examinations, the evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting;

▶	discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board;

▶

received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

▶	discussed with KPMG LLP their independence from the Company and its management, including the compatibility of non-audit services, if any, with maintaining their independence.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K of the Company and Host Hotels & Resorts, L.P. for the year ended December 31, 2022. The Annual Report on Form 10-K was filed with the Securities and Exchange Commission on February 22, 2023.

The Audit Committee

Walter C. Rakowich, Chair

Herman E. Bulls

Diana M. Laing

Mary Hogan Preusse

A. William Stein

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Company seek a non-binding advisory vote from its stockholders to approve executive compensation. Since the required vote is advisory, the result of the vote is not binding upon the Company or the Board.

We urge stockholders to read the “Compensation Discussion and Analysis”, which describes how our executive compensation policies operate and how they are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative which provide detailed information on the compensation of our named executive officers. Our executive compensation program is designed to provide the opportunity to earn a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short-term and long-term corporate goals that enhance stockholder value. Highlights of the Company’s compensation program include the following:

▶	As an executive officer’s responsibility and ability to affect the financial results of the Company increases, the portion of his or her total compensation “at-risk” increases.

▶

Annual cash incentive program is 100% performance based and tied primarily to achievement of predetermined corporate financial measures and, secondarily, to individual performance in support of the Company’s annual business plan.

▶

Long term incentive program that is predominately performance based and tied to the achievement of corporate financial performance based on Adjusted EBITDAre as well as relative stockholder return. In response to stockholder feedback, the performance-based portion of our long-term incentive program was changed in 2021 to be 100% based on quantitative metrics.

▶

The Culture and Compensation Committee regularly assesses the Company’s individual and total compensation programs against peer companies, the general marketplace and other industry data, and the Committee engages an independent consultant to independently review key aspects of our executive compensation program annually.

The Culture and Compensation Committee and the Board believe that our existing compensation programs and the oversight provided are effective in implementing our compensation philosophy, achieving our compensation goals, and have been effective at incentivizing the achievement of the Company’s strong financial performance.

For the reasons stated above, the Board of Directors unanimously recommends a vote “FOR” approval of the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis and in the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.”

EFFECT OF PROPOSAL

This advisory resolution to approve named executive officer compensation, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. The approval or disapproval of this proposal by stockholders will not require the Board, the Culture and Compensation Committee or the Company to take any action regarding the Company’s executive compensation practices. Although non-binding, the Board and the Culture and Compensation Committee will carefully review and consider the voting results when evaluating our future executive compensation program.

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that at least once every six years the Company submit for stockholder vote a non-binding resolution to determine whether the advisory stockholder vote on executive compensation shall occur every one, two or three years. When the Company’s last executive compensation frequency vote was held at our 2017 annual meeting, our stockholders voted by an overwhelming margin to accept the recommendation of the Board to vote on executive compensation every year. Accordingly, the Board decided to continue to hold an advisory resolution to approve named executive officer compensation annually.

The Board believes that the current annual vote on executive compensation continues to be appropriate for the Company and its stockholders at this time. The annual vote has provided stockholders the opportunity to promptly provide feedback which the Board and the Culture and Compensation Committee have used in evaluating executive compensation decisions each year. In addition, annual votes provide stockholders the opportunity to quickly react to emerging trends in compensation.

For the reasons stated above, the Board of Directors unanimously recommends a vote for a frequency of “one year” with respect to the following resolution:

“RESOLVED, that the stockholders of the Company advise that a non-binding resolution with respect to executive compensation should be presented every one, two or three years as reflected by their votes for each of these alternatives in connection with this resolution.”

In voting on this resolution, you should mark your proxy for one, two or three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held. Alternatively, you may abstain from voting.

EFFECT OF PROPOSAL

This advisory resolution, commonly referred to as a “say-when-on-pay” resolution, is non-binding on the Board of Directors. Stockholder approval of a specific frequency vote will not require the Company to implement an advisory vote on executive compensation every one, two or three years. The final decision on the frequency of the advisory vote on executive compensation remains with the Board and the Culture and Compensation Committee. Although non-binding, the Board and the Culture and Compensation Committee will carefully review and consider the outcome of the frequency vote when making future decisions regarding the frequency of executive compensation votes.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides you with information on the Company’s executive compensation program and practices, and the decisions that the Culture and Compensation Committee of the Board of Directors (referred to as the “Compensation Committee” in this CD&A) has made under the program. The CD&A focuses on our named executive officers for 2022, who were:

James F. Risoleo Sourav Ghosh Nathan S. Tyrrell Julie P. Aslaksen Michael E. Lentz

President and Chief Executive Officer

Executive Vice President, Chief Financial Officer

Executive Vice President, Chief Investment Officer

Executive Vice President, General Counsel & Secretary

Executive Vice President, Development, Design & Construction

CD&A Table of Contents

2022 Company Performance Highlights

Over the course of 2022, the lodging industry continued to navigate challenges stemming from the COVID-19 pandemic. However, as a result of our capital allocation efforts over the past few years and our strong investment grade balance sheet, the Company was very well positioned as the lodging industry recovery gained momentum. In addition to delivering strong operational improvements in 2022, we successfully allocated capital through acquisitions, dispositions, and reinvestment in our portfolio. We also continued to make progress on our three key strategic objectives—redefining the operating model in conjunction with our managers, positioning our hotels to gain market share through comprehensive renovations, and strategically allocating capital to development projects, all of which are aimed at elevating the EBITDAre growth profile of our portfolio. Additionally, we reinstated and increased our quarterly dividend, bringing the total dividends declared for the year to $0.53 per share. We also amended and restated our existing $2.5 billion credit facility in early January 2023 to further enhance the strength and flexibility of our balance sheet.

Some of the performance highlights for 2022 include:

▶

Strong Operational Improvements: We delivered strong operational improvements across our portfolio, driven primarily by increased rates, leading to an all-owned hotel RevPAR increase of 63% year-over-year.

▶

Acquisitions, Dispositions and Reinvestment in Portfolio: In 2022, we acquired the Four Seasons Resort and Residences Jackson Hole for $315 million. We disposed of four hotels totaling $672 million, which reduced our future capital expenditure requirements. We also invested $504 million in capital expenditures at our properties as part of the Marriott Transformational Capital Program and other comprehensive renovations/development ROI projects.

▶

Redefining the Operating Model: At the start of the pandemic, we identified significant potential long-term cost reductions based on 2019 business levels. In 2022, we continued to work with our managers to redefine the hotel operating model by driving efficiencies through the cross-utilization of management functions, reducing the fixed component of above-property charges, adapting brand standards for greater relevancy, and adopting productivity-enhancing technologies.

▶

Seeking to Gain Market Share through Comprehensive Renovations: We are targeting market share gains based on 2019 performance at 24 renovated assets, which includes 16 Marriott Transformational Capital Program renovations plus eight additional comprehensive renovations from 2018 to estimated completion dates through the third quarter of 2023. Thus far, the measurable results for the renovations that have been completed far exceed our targeted market share gains.

▶

Allocating Capital to Development ROI Projects: We are targeting returns on investment at four development ROI projects with expected completion in 2023. The projects include AC Hotel Scottsdale North, Andaz Maui at Wailea Resort, Orlando World Center Marriott, and The Ritz-Carlton, Naples.

▶

Returned Value to Stockholders: We reinstated and doubled our quarterly dividend two times over the course of 2022, bringing the total dividends declared for the year to $0.53 per share, returning $380 million in value to stockholders.

▶

Recast Credit Facility: As a result of our improved operational performance, we were able to amend and restate our credit facility agreement in early January 2023. The agreement reflects no increase in pricing and our industry-leading commitment to ESG initiatives by adding incentives linked to portfolio sustainability initiatives, including green building certifications and renewable energy consumption. Specific sustainability targets include increasing the number of hotels in the portfolio with green building certifications to 38% by 2027 and increasing the percentage of electricity used across the consolidated portfolio that is generated by renewable resources to 38% by 2027.

▶

Corporate Responsibility Leadership: In 2022, we continued our investments in ESG initiatives, maintaining our position as a global industry leader in sustainability. We are on track to achieve our 2025 environmental and social targets and we introduced the framework for Host’s 2050 CR vision of becoming a net positive company. We were named to the DJSI World—which recognizes global sustainability leaders across all industries—for the fourth consecutive year and we were included in the DJSI North America for the sixth consecutive year. We were also recognized by CDP for implementing current best practices to mitigate climate risks and manage environmental impacts, achieving a leadership-level score for the 10th consecutive year. Additionally, we were once again included among the world’s most sustainable companies in S&P Global’s Sustainability Yearbook and named one of America’s Most Responsible Companies by Newsweek. In 2022, we added two new LEED-certified properties and one LEED EBOM Gold recertification for a total of nine LEED-certified properties, including three LEED Gold hotels plus our corporate headquarters in Bethesda, Maryland. Additionally, we established and expanded our formal Diversity, Equity, Inclusion and Belonging program.

▶

Stockholder Engagement: In 2022, our investor relations team met with investors representing 181 institutional investment management firms, totaling 72% of the shares held by the Company’s top 100 active stockholders. In addition, over the course of the year, we continued to expand our ESG-focused stockholder outreach. Our cross-functional senior leadership team which includes members of our Legal, Human Resources, Corporate Responsibility, Development, Design & Construction, and Investor Relations functions supported this engagement effort through which we reached out to investors representing approximately 75% of our outstanding shares. We engaged with 14 investors representing approximately 53% of our stockholder base. Through this productive engagement process, we gained a clearer understanding of issues that are important to stockholders and provided stockholders with greater transparency into our business, Corporate Responsibility initiatives and practices, and approach to executive compensation.

For more complete information about our 2022 performance, please review the Company’s Annual Report on Form 10-K included in our mailing to stockholders. For more information on our Corporate Responsibility program, please refer to our 2022 Corporate Responsibility Report which is available on our website at www.hosthotels.com.

Our Compensation Program

The Culture and Compensation Committee reviews compensation levels, trends and practices every year and has retained an independent compensation consultant, Pay Governance, to assist in its review. The Committee annually approves the design and structure of our executive compensation program, which provides for flexibility in light of changing times and stockholder feedback. Our long-standing compensation philosophy, which has supported our business and talent needs over the past decade and the various economic cycles we have experienced, consists of the following principles:

ELEMENTS OF PROGRAM AND SUMMARY OF 2022 CHANGES

Our compensation program has three key elements—a base salary, an annual cash incentive, and a long-term incentive. The mix of target total direct compensation for 2022 for our CEO and the average of our other named executives is shown in the charts below. Importantly, our compensation program seeks to maximize the alignment between stockholder results and executive compensation by emphasizing variable pay tied to performance, with the majority of the opportunity based on annual and long-term incentive compensation.

CHIEF EXECUTIVE OFFICER	AVERAGE OF OTHER NAMED EXECUTIVE OFFICERS

As the Committee evaluated the Company’s executive compensation program design for 2022, it remained focused on completing the transition of our long-term incentive program which began in response to stockholder feedback, and is intended to promote long-term value creation and incentivize performance as the pandemic continued to impact our industry and the Company.

2022 saw the completion of the shift to full three-year vesting periods for the performance-based portion of our long-term incentive program, as envisioned with the 2021 redesign of the program. As disclosed last year, after reflecting on feedback obtained as part of the Company’s stockholder outreach, the Committee redesigned the performance-based portion of our long-term incentive program in 2021 to be 100% based on quantitative metrics. The Committee replaced the previous qualitative corporate strategic objectives with Adjusted EBITDAre performance, a key metric of Company performance, while retaining total stockholder return versus the NAREIT Lodging & Resorts Index as the other performance metric. Corresponding with the removal of corporate strategic objectives, which had a one-year vesting and performance period, the Committee approved the shift to three successive annual performance periods, with awards cliff-vesting at the end of the three years based on actual Company performance during the period.

In all other respects, the executive compensation program for 2022 was the same as the re-designed program in 2021. For the annual cash incentive program, the Committee retained the two operational metrics first used in 2021, which were focused on value creation during the pandemic: cost per occupied room (CPOR) and capital expenditure (capex) cash flow. The Committee was focused on retaining quantitative, objective measures of Company performance in the cash incentive program while simultaneously refocusing the program towards metrics that were critical to performance during the time that the Company’s operations were disrupted by the pandemic. CPOR is a key metric to assess our hotels’ operational performance and the Company’s collaboration with its brands and management companies to redefine the hotel operating model and achieve long-term operational savings. Capital expenditures are necessary to preserve the quality and competitiveness of our hotels and capex cash flow is an operating metric that measures spending against budgeted amounts.

The following table summarizes the key elements of target direct compensation for our 2022 executive compensation program. Our incentives are designed to drive overall corporate performance, achieve strategic goals, and focus individual performance using measures that correlate to stockholder value. As illustrated in the table, we tie our executive compensation program to our long-term business strategy by keeping our executive officers focused on, and rewarding them for, their achievement of goals and the fulfillment of activities that support both annual and long-term Company performance goals.

SUMMARY OF 2022 EXECUTIVE COMPENSATION PROGRAM DESIGN

	CASH COMPENSATION		EQUITY COMPENSATION
	Base Salary	Annual Cash Incentive Awards	Performance-Based Long-Term Incentive Awards	Time-Based Long-Term Incentive Awards
Key Characteristics	✓ Fixed compensation component payable in cash. ✓ Reviewed annually and adjusted when appropriate.	✓ At risk compensation component payable annually in cash. ✓ Amount payable is based on actual performance against annually established goals.

✓  60% of the value of equity awards is performance-based.

✓  30% of the equity award is eligible to vest at the end of three years based on Adjusted EBITDAre performance.

✓  30% of the equity award is eligible to vest at the end of three years based on relative TSR performance.

✓ 40% of the value of equity awards is time-based. ✓ Equity award that vests in annual installments over three years.
Why We Pay This Element and How it Incentivizes Execution of Our Strategy	✓ Provide a base level of competitive cash compensation for executive talent. ✓ Only component of compensation that is fixed.

✓  Motivate and reward executives for performance based on the Company’s achievement of key financial measures and individual performance based on each executive’s contribution to achieving the Company’s annual business plan.

✓  Motivate and reward executives for performance on key measures.

✓  Align the interests of executives with long-term stockholder value.

✓  Measures collective success at achieving pre-determined goals that drive stockholder value.

✓ Align the interests of executives with long-term stockholder value. ✓ Retain executive talent.
How We Determine Amount	✓ Experience, job scope, market data, and individual performance. ✓ Salaries of the named executive officers and department heads are approved by the Culture and Compensation Committee.	✓ Formulaic determination with a limit on the maximum amount payable.	✓ Target awards are based on job scope, market data, and individual performance. ✓ Amount of the awards that ultimately vest is capped.	✓ Target awards are based on job scope, market data, and individual performance.

PROCESS FOR SETTING TARGET COMPENSATION FOR 2022

The Culture and Compensation Committee annually reviews and approves total target direct compensation for senior executives. This consists of a salary, an annual cash incentive based on the target level of performance, an award of performance-based restricted stock units valued based on the target level of performance and an award of time-based restricted stock units that vest over three years.

Data from three sources provided by Pay Governance, its independent consultant, were used by the Committee to provide context for use in setting target compensation: (1) pay data reported in 2021 proxy filings for peer companies, (2) 2021 general industry survey data of companies for non-real estate specific functions, size adjusted based on revenues, and (3) 2021 McLagan survey data focused on companies of similar size in terms of total capitalization. For more information on these data sources, the specific peer companies used and the Committee’s benchmarking process, see “Role of the Culture and Compensation Committee, Market Data and Peer Group” in this CD&A.

The Committee used these data sources as a reference point to inform its establishment of compensation levels but did not target a specific compensation level relative to the data sources for any named executive officers. The Committee determined the size of each individual’s target compensation for 2022 based on each named executive officer’s responsibilities and expected contributions.

Target compensation for each component of the 2022 compensation program is set forth below for each named executive officer in the “2022 Compensation” section that follows.

2022 Compensation

The COVID-19 pandemic continued to pose challenges for the lodging industry and our Company in 2022. This was especially true in the beginning of the year as the Company and the lodging industry in general were severely impacted by the increase in COVID cases stemming from the Omicron variant, which corresponded to the time when the Committee was making executive compensation program decisions for the year. As a result, the Committee met frequently to evaluate Company performance, the performance of the management team and emerging compensation practices and trends. After extensive discussions and contemplation among Committee members, and in regular consultation with the Committee’s independent compensation consultant, Pay Governance, the Committee considered the following overarching principles in arriving at its 2022 compensation decisions:

▶

Listen to and Align with Stockholders: Carefully consider the feedback provided by stockholders during management’s extensive ESG-focused stockholder engagement initiative and make compensation decisions that are responsive to the views of our stockholders and appropriately aligned with their interests. In 2021, as a result of this feedback, the Company redesigned the performance-based portion of the Company’s long-term incentive program to be based 100% on quantitative goals and shifted to full three-year cliff vesting of these awards for 2022.

▶

Establish Appropriate Performance Measures: Take a holistic approach to assessing the impacts of the COVID-19 pandemic on the Company’s business, goal setting and its implications for compensation. Recognizing that the metrics used historically may not suitably measure the Company’s business strategy during the ongoing pandemic, review all metrics used in the program and make changes where appropriate to focus on value creation during the pandemic, while still retaining and strengthening the program’s use of objective, quantitative metrics to evaluate performance.

▶

Recognize Strong Performance and Leadership in an Unprecedented Time: Reward strong leadership, creative thinking, agility and successful execution of the Company’s business plan, including delivering strong operational improvements, allocating capital through acquisitions, dispositions and renovations, and making progress on the Company’s three key strategic objectives outlined earlier. Recognize the careful management of the Company’s corporate expense budget resulting in no layoffs of Company employees.

▶

Consider the Efforts of All Employees: Recognize the challenges faced by, and extraordinary efforts of, employees at all levels, by ensuring that the Committee’s executive compensation decisions are consistent with compensation decisions for employees at all levels within the Company.

▶

Evaluate Executive Performance on an Individual Basis: Ensure that executives are evaluated on an individual basis, rather than taking a one-size-fits-all approach, and that the evaluations take into account each executive’s contributions to and performance against the Company’s specific business objectives.

▶

Motivate and Retain Key Employees and Executives: Given the uncertainties around the continuing impact of the pandemic on the lodging industry in 2022, ensure that compensation opportunities continue to retain and motivate the Company’s key employees and executives over the near-term and long-term.

▶

Understand the Broader Compensation Landscape: Work closely with the Committee’s independent compensation consultant to evaluate and understand how companies within and outside our peer group are approaching compensation decisions, while committing to not modify outstanding awards in response to the pandemic.

SALARY

Base salary is set at an annual rate. Salary as a percentage of the named executive officers’ total target direct compensation ranged between 10% and 26% in 2022. There were no salary increases in 2020 or 2021 for executive officers except in connection with promotions or significant increases in job responsibility. Salary increases for 2022 were moderate for a majority of the named executive officers and in-line with the 5% average salary increases to all Company employees. Salary increases for Ms. Aslaksen and Mr. Ghosh were higher to align with market levels and in recognition of their growth in their roles and demonstrated strong leadership in navigating both the legal and financial challenges brought by the COVID-19 pandemic . Ms. Aslaksen joined the Company in November 2019 as executive vice president, general counsel and secretary and Mr. Ghosh was promoted to chief financial officer in September 2020. Their previous salaries were below the median of the peer group in light of each of them being new to their respective roles. After discussion of their performance and in consultation with the chief executive officer, the Committee recommended increases to their salaries in order to bring them closer to the median of the peer group and, for Ms. Aslaksen, based on a review of general industry survey data provided by Pay Governance for non-real estate specific companies, size adjusted based on revenues.

Name	Salary 2022	Salary 2021	Increase %

Mr. Risoleo	$1,050,000	$1,000,000	5

Mr. Ghosh	600,000	500,000	20

Mr. Tyrrell	600,000	576,800	4

Ms. Aslaksen	500,000	420,000	19

Mr. Lentz	500,000	470,000	6

ANNUAL CASH INCENTIVE

All employees participate in the annual cash incentive program. 2022 awards for the named executive officers are based on (1) the Company’s performance against two annual financial metrics, cost per occupied room (CPOR) and capital expenditure (capex) cash flow and (2) individual performance based on contributions to achieving the Company’s annual business plan. These metrics for our annual incentive plan were approved by the Culture and Compensation Committee in February 2022. The annual cash incentive was weighted as follows for the named executive officers:

Cost per occupied room (CPOR) assesses our hotels’ operational performance and our collaboration with our brands and management companies to redefine the hotel operating model and achieve long-term savings, which was one of our key strategic objectives identified at the beginning of the pandemic. To measure this performance, the Committee established a target CPOR based on fixed and variable cost estimates that also considered historical data and trends, inflation and key drivers to variable costs. The success of Company performance was measured by the percentage that actual CPOR achieved is better than (lower than) the target CPOR.

The second metric was capex cash flow, an operational metric measuring capital expenditures. In order to maintain the quality and competitiveness of the Company’s hotels, increase revenue and reduce operating costs, the Company must make strategic reinvestment in our assets through capital expenditures. The effectiveness of these investments can be measured in future RevPAR index improvements (a measure of market share) and increased earnings. Target capital expenditures for 2022 were calculated based on the Board-approved capital plan, which excludes extraordinary events and is adjusted for hotel acquisitions and dispositions. This metric measures the Company’s achievement on completing the 2022 capital expenditure plan based on the actual cost versus the budget (i.e., the lower the spending on a capital project relative to the budget, the greater the level of achievement). The Board receives quarterly updates and monitors progress on the capital expenditure plan.

Individual performance is assessed based on each executive’s contribution towards predetermined business objectives as set forth in the annual business plan. The business objectives for 2022 related to hotel revenue performance, implementing cost savings, capital allocation strategy, value enhancement and redevelopment at our properties, the capital expenditure plan, enterprise analytics, investor relations, corporate responsibility, and organizational matters relating to culture, employee engagement, and diversity, equity, inclusion and belonging. The Committee believes that including an individual performance component in the annual bonus plan is an important tool in motivating the executives to produce measurable performance results for the Company as a whole and for the executive’s individual area of responsibility, emphasizes the importance of teamwork and recognizes each executive’s role in achieving corporate imperatives.

In 2022, the target annual cash incentive represented between 18% and 26% of the named executive officers’ total target direct compensation. The total amount that a named executive officer may earn depends on: (1) salary or eligible earnings, because the award is calculated and paid as a percentage of the annual salary or amount earned, (2) the level of performance achieved on CPOR and capex cash flow, and (3) the level of performance achieved on individual performance towards predetermined business objectives based on the Company’s annual business plan. Performance objectives were set early in 2022 at threshold, target and high levels and results are interpolated between these levels. The percentage of target earned for each performance level is as follows: threshold – 50%; target – 100%; and high – 200%. There is no bonus earned for a particular metric if performance is below threshold, and bonuses are capped at the high level. The chart below shows the target annual incentive award as a percentage of salary for each named executive officer in 2022.

TARGET ANNUAL INCENTIVE

Name	Salary	Target as % of Salary	Target Annual Incentive

Mr. Risoleo	$1,050,000	170	$1,785,000

Mr. Ghosh	600,000	100	600,000

Mr. Tyrrell	600,000	100	600,000

Ms. Aslaksen	500,000	100	500,000

Mr. Lentz	500,000	100	500,000

2022 Results on Financial Measures. The threshold, target and high goals for CPOR and capex cash flow were established in February 2022 by the Culture and Compensation Committee based on, and subject to review and approval of, the Company’s 2022 business plan and budget by the Board of Directors. The chart below shows these measures and the Company’s actual results for 2022, which were determined by the Committee in February 2023.

2022 ACTUAL RESULTS ON FINANCIAL MEASURES

Corporate Measure	Threshold	Target	High	Actual

Cost Per Occupied Room	7.5%	12.5%	17.5%	12.9%

Capex Cash Flow	$604,000,000	$575,000,000	$546,000,000	$510,000,000

Cost per Occupied Room: The 2022 CPOR was achieved slightly above “target” due to: (1) the Company’s efforts to reduce traditionally fixed expenses as it navigated the constantly evolving business environment in 2022; and (2) progress towards its strategic goal to reimagine the hotel operating model in areas such as streamlined property leadership and lower brand cost allocations.

Capex Cash Flow: Despite continued supply chain challenges and construction commodity uncertainties, the Company completed 95 Host-managed capex projects in 2022 realizing approximately $14 million in project savings. The Company also effectively managed capex required for unplanned projects, reducing capex spend by $40 million. The Company’s final outcome was significantly under budget which resulted in high performance achievement.

2022 Results on Individual Performance Goals. The Committee spent considerable time evaluating the 2022 performance of our senior management team, including the named executive officers. For the named executive officers, the Committee reviewed and discussed each executive’s performance at its December 2022, January 2023 and February 2023 meetings after reviewing individual assessments and receiving input from Mr. Risoleo (for executives other than himself). The Committee discussed each of the named executive officer’s performance based on their individual contributions towards predetermined business objectives as set forth in the Company’s annual business plan and the impact of individual performance on the overall successes of the Company. The Committee provided its recommendations to the independent directors of the Board in an executive session.

The Committee determined that each named executive officer performed at exemplary levels and showcased strong leadership in continuing to navigate the Company and its employees through challenges stemming from the COVID-19 pandemic and in delivering strong operational improvements, as demonstrated by the many accomplishments set forth at the beginning of this CD&A. The tables below describe the individual contributions of each named executive officer. The individual performance results achieved for each named executive officer for 2022 were as follows: Mr. Risoleo – high; Mr. Ghosh – exceeds target; Mr. Tyrrell – exceeds target; Ms. Aslaksen – exceeds target; and Mr. Lentz – high.

SUMMARY OF INDIVIDUAL PERFORMANCE ACHIEVEMENT

Individual Performance for Mr. Risoleo

✓  Oversaw the Company’s recovery to deliver strong top- and bottom-line performance, which met and exceeded budget and consistently exceed analysts’ expectations and consensus estimates; oversaw successful recast of the Company’s $2.5 billion credit facility incorporating sustainability linked pricing and maintained the Company’s strong liquidity position and investment grade balance sheet

✓  Worked with the Asset Management team and collaborated with senior leadership at the Company’s hotel management companies to implement revenue growth strategies and redefine the hotel operating model by implementing changes that are intended to provide long-term cost savings and efficiencies

✓  Continued to champion repositioning of the Company’s portfolio to outperform peers and facilitated the acquisition of the Four Seasons Jackson Hole; guided the Investments team through complex and challenging disposition transactions for $672 million; completed the Company’s strategic joint venture with Noble Investment Group which will allow the Company to benefit from chain scale diversification into select service hotels, a fund platform and a durable ongoing fee stream from institutional money management

✓  Focused the Company’s value enhancement and redevelopment strategies and efforts on management company changes, excess land sales and property enhancement opportunities

✓  Championed strategic investment of capital in the Company’s existing portfolio to position the Company to gain market share upon market recovery; led efforts to successfully complete over 100 capital investment projects under budget and substantially completed Marriott Transformational Capital Program on schedule and under budget

✓  Actively engaged with investors at various conferences and meetings to share the Company’s strategic vision and objectives; conducted meetings with 290 investors across over 100 firms

✓  Championed and provided guidance on corporate responsibility strategy, including progress towards the Company’s 2025 goals and the development of the Company’s 2050 vision; actively engaged in the Company’s culture strategy and the development of the Company’s diversity, equity, inclusion and belonging roadmap; founding member of NAREIT’s Dividends Through Diversity, Equity & Inclusion CEO Council and continued personal involvement with the CEO Action for Diversity and Inclusion coalition

Individual Performance for Mr. Ghosh

✓  Led negotiations on successful $2.5 billion credit facility recast which extended the maturity dates on the revolver and terms loans, providing the Company with greater financial flexibility with no increase in pricing; the new credit facility added incentives tied to sustainability initiatives, reflecting the Company’s industry leading commitment to ESG practices; enhanced relationships with rating agencies, bankers and brokers through in-person meetings and property tours

✓  Led Enterprise Analytics team in conjunction with Asset Management to drive consistent engagement with third party managers to achieve 2022 budget, including increased total revenues, cash flow and profitability

✓  Initiated and reviewed financial analysis to guide capital expenditures program and evaluation of return-on-investment projects and led feasibility analysis to enable decision making on value enhancement and redevelopment projects as well as investment and disposition opportunities

✓  Led Business Intelligence and Revenue Management teams in collaboration with Asset Management to drive revenue recovery, pursue market share gains at renovated hotels and evolve the hotel operating model with the goal of achieving $100—$150 million in long-term expense savings based on 2019 business levels, one of the Company’s key strategic objectives

✓  Led development and communication of a cybersecurity action plan to enhance the Company’s cyber incident response and the completion of security assessments of the Company’s vendors

✓  Led successful completion of the Company’s strategic joint venture with Noble Investment Group which will allow the Company to benefit from chain scale diversification into select service hotels and a durable ongoing fee stream; established roadmap for integration with the Noble platform

Individual Performance for Mr. Tyrrell

✓  Led Asset Management team which delivered strong top-line and bottom-line outperformance, worked with our operators to implement sustainable cost savings and changes to the hotel operating model to reduce costs; led Asset Management strategy for renovations and recovery in response to Hurricane Ian, worked closely with the general managers at hardest hit properties; held highly successful general manager conference to promote collaboration, culture and earnings growth

✓  Led capital allocation strategy and transactions during an active year for the Company; led the Investments team in the acquisition of the Four Seasons Jackson Hole utilizing the Company’s competitive advantages to win competitive auction, and in the complex and challenging disposition of four properties with substantial capital expenditure needs for $672 million

✓  Helped reprioritize current and future year capital expenditure plans to seek to improve returns, minimize disruption and strategically position hotels for outperformance

✓  Guided strategy and analysis for redevelopment projects, management company changes and excess land sales; proactively pursued ground lease modifications and alternative use opportunities

✓  Engaged with industry contacts to stay abreast of the M&A landscape and evaluated numerous investment opportunities

✓  Served as co-executive sponsor of the Company’s Women’s inspirational Network (WIN) and moderated a panel discussion with directors Mary Baglivo and Mary Hogan Preusse for Host employees on behalf of WIN

Individual Performance for Ms. Aslaksen

✓  Managed all regulatory and litigation matters impacting the Company and proactively established a process to align legal strategy and spend with broader Company strategy

✓  Led legal engagement and was a member of the core team responsible for the successful completion of the Company’s strategic joint venture with Noble Investment Group

✓  Successfully led ESG-focused stockholder engagement with governance teams at the Company’s largest investors on issues important to stockholders; provided stockholders with enhanced transparency into our business, insight on ESG initiatives and practices, and our approach to compensation

✓  Oversaw legal support of development projects and capital expenditure projects; streamlined legal support of Development, Design & Construction-related contracts through on-going development of standard contracts

✓  Oversaw and advised on legal aspects of successful recast of the Company’s $2.5 billion credit facility incorporating sustainability linked pricing; oversaw and advised on hotel management company changes, ground lease modification opportunities and legal work associated with the impact of Hurricane Ian

✓  Led legal review of IT vendor engagements associated with technology initiatives; collaborated closely with the IT group on the evaluation of the Company’s cybersecurity posture and the development of an action plan to enhance the Company’s cyber incident response along with associated employee training

✓  Oversaw all legal matters related to acquisition opportunities and completed acquisitions, including the acquisition of the the Four Seasons Jackson Hole, and complex and challenging disposition transactions for $672 million

Individual Performance for Mr. Lentz

✓  Led substantial completion of Marriott Transformational Capital Program, which was approximately $49 million below the approved budget; these hotels are meaningfully outperforming expectations and are positioned to increase their market share

✓  Led successful completion of over 100 Company managed capital expenditure projects, which came in under budget, totalling a capital investment of $440 million; oversaw technical specification, design and completion of over 700 hotel operations projects totaling $77 million, with an aggregate savings of $16 million under budget

✓  Oversaw Hurricane Ian emergency preparedness and property restoration at all impacted properties in Florida; led efforts to re-open Hyatt Regency Coconut Point in 40 days

✓  Successfully led entitlement and pre-development for value enhancement projects at the Don Cesar, Phoenician and Four Seasons Orlando Resort at Walt Disney World® Resort

✓  Provided executive co-leadership and oversight of the Company’s Corporate Responsibility program, investments in ESG initiatives, and progress towards achievement of 2025 environmental and social targets; co-led the development of the Company’s 2050 vision to become a net positive company and participated as part of a cross-functional senior leadership team to engage with ESG teams at the Company’s key investors

✓  Organized and led strategic supplier conference, engaging approximately 140 of the Company’s critical supply chain partners to identify opportunities to further enhance strategic partnerships and expand program diversity; increased engagement with the Company’s supply chain on ESG matters through annual survey, industry and association events, and strategic supplier conference

Summary of Annual Cash Incentive. Based on the Committee’s review and determinations discussed above, the named executive officers received the following annual cash incentive for 2022:

			Results 2022 Annual Incentive
Name	Target as % of Salary	Target Annual Incentive	Capex Cash Flow	Cost Per Occupied Room	Individual Performance	Total Annual Incentive (1)	% of Target Achieved

Mr. Risoleo	170	$1,785,000	$856,800	$1,079,568	$714,000	$2,650,400	148

Mr. Ghosh	100	600,000	288,000	362,880	180,000	830,900	138

Mr. Tyrrell	100	600,000	288,000	362,880	180,000	830,900	138

Ms. Aslaksen	100	500,000	240,000	302,400	150,000	692,400	138

Mr. Lentz	100	500,000	240,000	302,400	200,000	742,400	148

(1)	Total annual incentives amounts are rounded up to the nearest $100.

LONG-TERM INCENTIVES

The long-term incentives are equity-based awards and are denominated in performance-based and time-based restricted stock units. These awards represent the largest component of total target direct compensation for all named executive officers, representing between 49% and 72% in 2022. Dividends accrue on unvested awards, but are paid only when, and if, the restrictions on the awards lapse.

The majority of our long-term incentive compensation is performance-based. Performance-based restricted stock units are eligible to vest after three years upon achievement of relative TSR and Company Adjusted EBITDAre goals. These measures provide a link to stockholder value creation, with recognition of the other companies against which Host may be competing for capital.

Under the 2022 compensation program, awards of restricted stock units are eligible to vest based on the following:

▶

Adjusted EBITDAre Performance (30% of the target long-term incentive opportunity) restricted stock units that vest at the end of a three-year period based on achievement of a key measure of operating performance;

▶

Relative TSR (30% of the target long-term incentive opportunity) restricted stock units that vest based on the Company’s three-year performance (2022-2024) compared to the performance of the NAREIT Lodging & Resorts Index; and

▶	Time-based (40% of the target long-term incentive opportunity) restricted stock units that vest ratably over a three-year period.

The vesting of the restricted stock units is summarized below:

Metrics Utilized for 2022 Performance-Based Restricted Stock Units

Beginning in 2021, the design of the long-term incentive program was changed based on stockholder feedback obtained as part of the Company’s expanded outreach efforts. The primary changes implemented in 2021 were to replace the performance metric tied to one-year corporate strategic objectives used in past years, which were qualitative in nature, with Adjusted EBITDAre, a key measure of Company financial performance, and to transition to a three-year vesting period. The performance-based restricted stock units granted under our long-term incentive program for 2022 fully implement the design program changes first instituted in 2021 in that performance-based restricted stock units based on Adjusted EBITDAre only vest at the end of the three-year period. Adjusted EBITDAre targets are established annually by the Committee at the beginning of each year. While the targets are set annually, the 2022 award vests only in 2025 based on actual performance achieved for each of 2022, 2023 and 2024. For more information on the Adjusted EBITDAre measure and a reconciliation to the applicable GAAP measure, see the Company’s Annual Report on Form 10-K in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Net Income (Loss) to EBITDA, EBITDAre and Adjusted EBITDAre for Host Inc. and Host L.P.” on page 73. Relative TSR performance-based restricted units continue to be based on three-year Company performance as compared to the NAREIT Lodging & Resorts Index.

The Committee believes the performance orientation and rigor of the 2022 long-term incentive program emphasizes long-term value creation and aligns the executive team with Company performance and stockholder outcomes over the long-term.

Achievement levels for Adjusted EBITDAre and the relative TSR measure are set for threshold at which 25% of shares may be earned, target, at which 50% of the shares may be earned and high performance, at which all shares are earned. The threshold, target, and high levels of relative three-year TSR performance are the 30th, 50th, and 75th percentiles, respectively. The threshold, target and high goals for Adjusted EBITDAre for 2022 are set forth in the “2022 Results on Adjusted EBITDAre Measure” section below. No shares are earned if performance is below threshold, and results will be interpolated between the levels of threshold, target and high.

Set forth in the table below are the target levels established by the Committee for each of the named executive officers under the long-term incentive program for 2022 as well as a summary of the target levels of restricted stock units for each component of the program.

Name	Target Long-Term Incentive ($) (1)	3-Year Time Based Units (#)	3-Year Relative TSR Units 2022 - 2024 (Target) (#)	3-Year Adjusted EBITDAre Units 2022 - 2024 (Target) (#)	Total Restricted Stock Units (Target) (#)

Mr. Risoleo	$7,250,000	170,803	128,102	128,102	427,007

Mr. Ghosh	1,800,000	42,406	31,805	31,805	106,016

Mr. Tyrrell	2,000,000	47,118	35,339	35,339	117,796

Ms. Aslaksen	1,000,000	23,559	17,669	17,669	58,897

Mr. Lentz	950,000	22,381	16,786	16,786	55,953

(1)

This column reflects the target level dollar value of long-term incentives. These are equity-based awards. The Culture and Compensation Committee determines the dollar value that should be awarded and the number of shares of restricted stock units underlying the award is then determined by dividing the value by the average of the closing prices of the Company’s common stock on the Nasdaq Stock Market for the 60 calendar days up to and including December 31, 2021, which was $17.39. The Committee believes that an average price over a period of time is a better gauge of value as it mitigates the volatility of using single day stock prices.

2022 Results on Adjusted EBITDAre Measure. The threshold, target and high goals for Adjusted EBITDAre were established in February 2022 by the Culture and Compensation Committee. The goals were based on the Company’s 2022 business plan and budget, both of which were approved by the Board of Directors. The performance levels established for 2022 were significantly higher than 2021 actual performance (2021 Adjusted EBITDAre was $532 million and threshold performance for 2022 was set at $803 million). As in prior years, the Company’s budget was established through a rigorous hotel-by-hotel analysis and reflected industry consensus expectations as well as budget expectations of our hotel operators for each hotel. At the time, there continued to be poor visibility into future operations due to the unpredictable and ongoing impacts of the pandemic. For this reason, the Company had stopped providing earnings guidance. At the time the 2022 budget and performance goals were established during the first quarter of 2022, the Company and the lodging industry in general were severely impacted by the increase in COVID cases stemming from the Omicron variant.

Ultimately, the recovery in the lodging industry over the remaining quarters of 2022 was meaningfully better than expected at the beginning of the year, and the Company’s 2022 Adjusted EBITDAre performance was well above industry expectations. This strong performance reflected the better-than-expected recovery in lodging demand as well as the efforts of the Company’s senior management to control cost increases as lodging demand recovered. As discussed in the beginning of this CD&A, the Company was able to leverage its enterprise analytics and asset management teams to review operating costs with a focus on modernizing brand standards, streamlining departments, accelerating the adoption of cost-saving technology, and securing changes to the hotel operating model to achieve cost savings. As a result, the Company had exceptionally strong financial performance in 2022, resulting in “high” achievement against the Adjusted EBITDAre goals.

Further, this result and the design of the plan whereby performance goals are set at the beginning of the year for each of the three years, led to the Committee approving significantly higher goals in 2023 than would have likely been the case if the 2023 goals were set in February 2022.

2022 ACTUAL ADJUSTED EBITDAre RESULTS

(in millions)

	Threshold	Target	High	Actual

Adjusted EBITDAre	$803	$836	$869	$1,498

The chart below shows, for each named executive officer, the total number of restricted stock units that were eligible to be earned solely based on Adjusted EBITDAre performance for 2022, the target level of such restricted stock units, the actual number of such restricted stock units earned, and the number of such restricted stock units forfeited by each named executive officer. The number of restricted stock units shown below are for only the portion of the Adjusted EBITDAre performance award eligible to vest for 2022 based on 2022 performance and does not include restricted stock units eligible to vest in future years.

	Adjusted EBITDAre Restricted Stock Units
Name	Restricted Stock Units Granted (High)	Restricted Stock Units (Target)	Restricted Stock Units Earned	Restricted Stock Units Forfeited

Mr. Risoleo	93,545	46,773	93,545	—

Mr. Ghosh	14,391	7,196	14,391	—

Mr. Tyrrell	27,056	13,528	27,056	—

Ms. Aslaksen	12,377	6,189	12,377	—

Mr. Lentz	9,355	4,678	9,355	—

2022 Results on Relative TSR Measure. The equity awards granted in 2022 will vest based on the Company’s relative TSR performance over the three-year period of 2022 to 2024 and therefore none of the awards were eligible to vest in 2022. The restricted stock units eligible to vest for 2022 reflect performance-based restricted stock unit awards that were granted in 2020 and which were eligible to vest based on the Company’s relative TSR (measured as a percentile) compared to the NAREIT Lodging & Resorts Index for the period January 1, 2020 through December 31, 2022. No restricted stock units are earned if performance is below threshold. The number of restricted stock units earned for the relative TSR portion of the long-term incentive program was at the high level based on the Company’s strong relative TSR performance over the period.

2020 – 2022 ACTUAL TSR RESULTS (1)

(1)

TSR is the increase in the price of the Company’s common stock at year-end December 2022 over the price at year-end December 2019, plus dividends paid on the Company’s common stock during each year. The stock price will be calculated, in each case, as the average of the closing price of the Company’s common stock on the NYSE or The Nasdaq Stock Market, as applicable, on the last 60 calendar days of the year.

The chart below shows for each named executive officer, the actual number of restricted stock units that were eligible to vest based on the Company’s relative TSR over the three-year period of 2020 to 2022 and the number of restricted stock units earned and forfeited. All restricted stock units vested for each of the named executive officers based on the Company’s high performance on relative TSR.

	2020 - 2022 TSR-Based Restricted Stock Units
Name	Restricted Stock Units Granted (High)	Restricted Stock Units Granted (Target)	Restricted Stock Units Earned	Restricted Stock Units Forfeited

Mr. Risoleo	359,745	179,873	359,745	—

Mr. Ghosh	33,207	16,604	33,207	—

Mr. Tyrrell	104,049	52,025	104,049	—

Ms. Aslaksen	47,597	23,799	47,597	—

Mr. Lentz	35,975	17,988	35,975	—

Summary of Performance-Based Restricted Stock Units Results. The chart below summarizes the number of performance-based restricted stock units that were eligible to vest for 2022 and the number of performance-based restricted stock units earned and forfeited by the named executive officers for 2022. The total number of performance-based restricted stock units earned was at the high level for 2022 due to the Company’s strong results on Adjusted EBITDAre (high performance) and relative TSR performance (high performance).

Name	Total Restricted Stock Units Eligible to Vest For 2022	Total Restricted Stock Units Earned For 2022	Total Restricted Stock Units Forfeited For 2022

Mr. Risoleo	453,290	453,290	—

Mr. Ghosh	47,598	47,598	—

Mr. Tyrrell	131,105	131,105	—

Ms. Aslaksen	59,974	59,974	—

Mr. Lentz	45,330	45,330	—

Role of the Culture and Compensation Committee, Market Data and Peer Group

The Culture and Compensation Committee reviews compensation levels, trends and practices every year and has retained an independent compensation consultant, Pay Governance, to assist in its review. See “Corporate Governance and Board Matters—Role of the Compensation Consultant” for more information on this engagement. In addition to a review of program design, the Committee annually reviews and approves total target direct compensation for senior executives. Data from three sources was approved by the Committee for use in generally assessing and comparing pay levels at the Company and for setting target compensation for 2022. These were (1) pay data reported in 2021 proxy filings for peer companies, (2) 2021 general industry survey data of companies for non-real estate specific functions, size adjusted based on revenues, and (3) 2021 McLagan survey data focused on companies of similar size in terms of total capitalization. The peer group is reviewed on a regular basis and is generally comprised of 15-25 companies, which is a sufficient number to provide robust market data and minimize year-over-year changes to the extent possible. The peer group companies primarily operate in the real estate and/or hospitality industry and with North American operations or a similar business model to that of the Company. The companies are generally our competitors for talent and/or investment capital. They are screened as to size and generally fall within a range of a market capitalization that is 0.5 times to 3 times that of the Company or with revenues in the range of 0.4 times to 2.5 times that of the Company. For 2022 compensation decisions, the Committee continued to use the same peer group as in the prior year. The compensation peer group consisted of the following 19 companies:

COMPENSATION PEER GROUP

AvalonBay Communities, Inc.	Macerich Company

Boston Properties, Inc.	Marriott International, Inc.

Duke Realty Corporation	Park Hotels & Resorts, Inc.

Equity Residential	Regency Centers

Essex Property Trust, Inc.	SL Green Realty Corp.

Federal Realty Investment Trust	UDR, Inc.

Healthpeak Properties, Inc. (formerly HCP, Inc.)	Ventas, Inc.

Hilton Worldwide Holdings, Inc.	Vornado Realty Trust

Hyatt Hotels Corporation	Welltower, Inc. (formerly known as Health Care REIT, Inc.)

Kimco Realty Corporation

The McLagan survey data provided the Committee with industry specific references for a broad range of companies. It also reflected companies against which the Company competes directly for talent and investment capital. The general industry database presented information from a broader market than the real estate industry and is consistent with the Company’s inclusion in the S&P 500 Index.

The Committee generally compared the compensation of each executive to multiple percentiles of each data source. In addition, the Committee took into consideration the characteristics of each executive’s position, scope of responsibilities, experience, performance and internal equity. The Committee relies on this range of competitive information, rather than a targeted reference point to inform its establishment of compensation levels. Pay for an executive officer who is new to a position tended to be at the lower end of the competitive range, while pay for seasoned executives would tend to be positioned at the higher end of the competitive range.

Best Practices

Our compensation program for 2022 continues to incorporate our best practices:

WHAT WE DO	WHAT WE DON’T DO

✓  Culture and Compensation Committee comprised solely of independent directors;

✓  Stock ownership and retention requirements for senior management and directors;

✓  Regular reviews of our compensation and relative TSR peer group;

✓  Regular briefings from the independent consultant regarding key trends in executive compensation and regulatory developments;

✓  An annual review of the performance of the chief executive officer;

✓  Market-aligned severance policy for executives with a double trigger for any change in control payments under the plan;

✓  A policy authorizing recoupment of compensation that results from a misstatement of financial results;

✓  Limited perquisites;

✓  The majority of total compensation is tied to performance;

✓  Cap on performance-based compensation;

✓  An independent compensation consultant retained exclusively by the Committee, which has no ties to the Company; and

✓  Annual advisory vote on executive compensation.

X   No employment contracts with executive officers;

X   No individual change in control agreements;

X   No tax gross-up on change in control payments or severance payments;

X   No pledging, hedging, derivatives trading or short sales of Company securities by directors, officers or employees;

X   No pension plans or supplemental executive retirement plans;

X   No dividends paid on unvested restricted stock or restricted stock unit awards unless the awards actually vest;

X   No counting of unvested performance restricted stock units toward our stock ownership guidelines;

X   No grants of stock options since 2016; and

X   No option repricing without stockholder approval.

Results of 2022 Advisory Vote & Stockholder Engagement

Each year, the Culture and Compensation Committee considers the outcome of the stockholder advisory vote on executive compensation when making decisions relating to the compensation of the named executive officers and our executive compensation program design, structure and policies.

In 2022, stockholders continued their significant support for our executive compensation program with approximately 94% of the votes cast for approval of the “say on pay” proposal at the 2022 Annual Meeting of Stockholders. The Committee believes that last year’s voting results conveyed our stockholders’ strong support for the design changes made to our compensation programs in recent years and that last year’s voting results, together with the 92% or better approval received since the inception of the advisory vote, conveyed our stockholders’ continued strong support of the philosophy, design and structure of our executive compensation program.

In addition to the outcome of the stockholder advisory vote, the Committee also considers the results of our stockholder engagement in considering the design of the Company’s compensation program. A discussion of how the Company conducts stockholder outreach and a summary of the results of this program for 2022 is summarized in “Corporate Governance and Board Matters—Stockholder Outreach and Engagement” in this proxy statement. As a result of feedback received from this engagement, we continued to demonstrate progress against strategic objectives, enhanced our ESG disclosure and introduced the Company’s 2050 Corporate Responsibility vision to become a net positive company. In addition, in 2022 we took further steps to ensure that our Board of Directors is composed of individuals reflecting ethnic and gender diversity and also completed the transition to our re-designed long-term incentive program which, starting with the 2022 program, is now fully based on three-year vesting periods.

Risk Considerations

Prior to adopting the annual compensation program in 2022 and making its determinations on results and payments under the program, the Culture and Compensation Committee considered whether the design and structure created incentives for senior management to engage in unnecessary or excessive risk taking. The executive compensation program is designed to compensate the named executive officers and other members of senior management for reaching or exceeding financial and personal goals approved by the Committee. The Committee considered the following factors:

▶	the pay mix is weighted toward long-term incentives that align senior management interests with stockholders;

▶	total pay is capped—including annual cash incentives and long-term incentives;

▶	both annual incentives and long-term incentives have a formulaic framework with pre-established targets and pre-set formulas and limits for pay-outs;

▶

“tally sheets” for the named executive officers, prepared by Pay Governance, are reviewed and address all elements of compensation and potential outcomes under a range of scenarios from low to high performance;

▶	stock ownership and retention guidelines ensure that senior management will retain an ownership stake and prohibit sales that would allow executives to fall below the ownership requirements;

▶	internal policies prohibit use of margin accounts, hedging or pledging of stock;

▶	a recoupment policy is in effect (as described in more detail below);

▶	performance metrics are tied to key measures of corporate success;

▶	financial performance is reviewed with the Audit Committee; and

▶	the financial measures under our annual bonus plan of cost per occupied room and capex cash flow are tied to the annual budget and business plan which the Board reviews, discusses and approves.

The Committee has full responsibility for approving the goals and the resulting payouts and retains the discretion to reduce awards as appropriate. Based on these factors, the Company believes that the program appropriately focuses on executive performance and does not create an incentive for management to engage in unnecessary and excessive risk taking.

Additional Policies and Benefits

While the key elements of the executive compensation program and compensation actions are described above, the named executive officers are also eligible to participate in the Company’s health and welfare programs, our tax-qualified Retirement and Savings Plan (401(k)), and other programs on the same basis as all other employees. There are also additional benefits and policies that apply only to the named executive officers and other senior executives, which are described here.

STOCK OWNERSHIP AND RETENTION POLICY

All members of senior management must comply with the Company’s equity ownership and retention policy, which ensures that senior executives have a meaningful economic stake in the Company, while allowing for appropriate portfolio diversification. The policy provides that members of senior management should own and retain stock equal to the following respective multiple of their annual salary rate:

Members of senior management are expected to satisfy the minimum stock ownership levels required by the policy and, once achieved, remain at, or above, their required ownership level as long as they remain employed by the Company. In order to progress toward the stock ownership requirement, employees must retain 75% of “Covered Shares” until the equity ownership level is attained. For the purposes of the policy, “Covered Shares” are the net after-tax shares received upon the vesting of each stock award under any Company equity compensation plan or other written compensation arrangement. Only certain types of equity are counted when determining compliance with the policy, which include: (a) stock owned directly; and (b) stock acquired as a result of vesting of stock under the Company’s senior executive compensation program. Vested and unvested stock options or stock options exercised and held are not included in the calculation.

Senior management is prohibited from selling more than 25% of Covered Shares if they are not in compliance with the applicable minimum ownership levels or if the sale would result in holdings below the guidelines. None of senior management has a plan in place by which they sell Company stock on a periodic basis (referred to as a 10b5-1 plan). The Culture and Compensation Committee reviews compliance with the policy, and all named executive officers complied with the policy. In addition, all named executive officers have met the required stock ownership levels in 2022, except Julie P. Aslaksen who joined the Company in November 2019 and Sourav Ghosh who fell below the required stock ownership level due to his promotion to executive vice president on January 1, 2020.

RECOUPMENT POLICY

The Company adopted a policy, effective January 1, 2012, that requires the reimbursement of excess incentive compensation payments in the event that the Company is required to make a material restatement of its financial statements. The policy applies to all members of senior management and ensures that any fraud, intentional misconduct or illegal behavior leading to a restatement of the Company’s financial result would be properly addressed. Under the policy, the Board would review all incentive plan compensation that was paid on the basis of having met or exceeded specific performance targets for the performance periods in question. If the cash incentive awards or stock compensation received under the program would have been lower had they been calculated based on such restated results, it is the general policy of our Board to seek to recoup, for the benefit of the Company, the portion of the excess compensation that was received by any individual who engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated. The Board will, in its reasonable business judgment, decide whether to pursue such recoupment from an individual based on those factors that our Board believes to be reasonable. The Company intends to update its policy based on the recently enacted (but not yet effective) regulations implementing the recoupment policy requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

INSIDER TRADING CONTROLS, HEDGING, SHORT SALES AND PLEDGING

Because we believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving our stock, the Company’s Insider Trading Policy Statement provides that directors, officers and employees, and family members sharing the same household, abide by the following policies with respect to Company securities:

▶	No “in and out” trading in Company securities; Company securities purchased in the open market must be held for a minimum of six months and ideally longer;

▶	No short sales; these sales, including “selling against the box” transactions, are prohibited;

▶	No buying or selling puts or calls; the Company prohibits trading in options or other derivatives on Company stock;

▶

No hedging; the Company prohibits entering into hedging transactions on Company securities (i.e., financial instruments that hedge or offset, or are designed to hedge or offset, any decrease in the value of the Company’s common stock, including prepaid variable forward contracts, equity swaps and collars); the policy applies to Company common stock acquired as part of compensation, or common stock otherwise held, directly or indirectly, by such person; and

▶

No Margin Accounts or Stock Pledges; the Company prohibits employees, officers and directors from purchasing Company securities on margin or holding Company securities in a margin account or otherwise pledging Company securities as collateral for loans.

Executives and directors annually certify that they have complied with the policy, and no Company securities are currently pledged by executives or directors, nor will executives and directors be permitted to pledge them in the future.

PERQUISITES AND OTHER PERSONAL BENEFITS

We provide limited perquisites to our named executive officers and other designated senior executives, that we believe to be fair and reasonable, and that generally serve a legitimate business purpose. These limited perquisites represent a very small portion of total compensation for our named executive officers. They consist of: dining, complimentary rooms and other hotel services when on personal travel at hotels that we own or that are managed by our major operators; financial planning and tax services; commuting expenses; a club membership to facilitate business events and meetings; spousal travel to business events; and business entertainment expenses. We provide reimbursement for taxes associated with these benefits. We believe that it is appropriate and consistent with practices within the lodging and hospitality industry to encourage our executives to continually enhance their understanding of our properties and the operations of our key managers at our properties and other hotels managed by our major operators. In addition, our executives may be asked to attend lodging and hospitality industry and entertainment events, where attendance of the executive and a spouse may be expected or customary. In those cases, we may pay for or reimburse the business travel and related expenses of the executive and spouse. We believe that offering financial planning and tax services represents a minimal cost while ensuring that executives are in compliance with tax requirements. Since we encourage our executives to use these perquisites and the Company benefits from the knowledge gained and business relationships formed and maintained within the industry, we reimburse the executives for the taxes incurred in connection with such benefits.

EXECUTIVE DEFERRED COMPENSATION PLAN

Our Executive Deferred Compensation Plan allows participants to save for retirement in excess of the limits applicable under our Retirement and Savings Plan. It is not a tax qualified plan. Eligible employees, including the named executive officers, may defer up to 100% of their cash compensation (that is, salary and bonus) in excess of the amounts first deferred into the Retirement and Savings Plan. We provide a match of $0.50 for each $1.00 deferred under the plan, up to a maximum of 8% of the participant’s compensation less the amount credited to the Retirement and Savings Plan. In addition, we may make a discretionary matching contribution of up to $0.50 on each $1.00 up to 8% of the participant’s compensation. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

SEVERANCE PLAN

The Company has a severance plan that has been in effect since 2003 and applies to employees at the level of senior vice president and above. The Culture and Compensation Committee believes that a severance plan allows the Company to provide properly designed severance benefits on a consistent basis, which promotes stability and continuity of senior management. As part of the annual executive compensation review process, the Committee reviews the key terms of the severance plan with its Compensation Consultant. The provision of severance upon a change in control aligns the Company’s interests with its stockholders by eliminating distractions that arise with the uncertainty of these transactions and avoiding the loss of key members of management during a critical period. The severance plan requires a “double trigger” for payment in the context of a change in control, that is, there must be both a change in control and a termination by the Company without “cause” or by the executive for “good reason” in the period beginning 30 days prior to the change in control and ending one year after the change in control. The severance plan does not provide for tax gross-ups on any payments made in connection with a termination or a change in control. The cost of any excise tax that a member of senior management might incur related to a payment under the plan would be borne by the individual. In addition, prior to its annual compensation determinations, the Committee reviews the level of severance pay and benefits that the named executive officers would receive under the plan and under equity award agreements. Under the restricted stock unit agreements, a change in control coupled with a triggering event would result in the acceleration and vesting of all long-term incentive awards.

For additional information regarding the severance plan, including an estimate of payments the named executive officers would have been entitled to receive on December 31, 2022 upon various termination events, see “Executive Officer Compensation—Severance and Change in Control Payments.”

TAX AND ACCOUNTING

Section 162(m) of the Internal Revenue Code (“Code Section 162(m)”) provides that a publicly held corporation may not claim a deduction for compensation in excess of $1 million paid to its principal executive officer, its principal financial officer and its three other highest paid officers. Effective for tax years beginning after December 31, 2017, there generally is no longer an exception from this rule for performance-based compensation. Our executives, and all other employees, are employed by Host Hotels & Resorts, L.P., the operating partnership through which we conduct all operations, and its subsidiaries, and not directly by the Company. As a result, prior to 2021 none of our employees were subject to the $1 million compensation deduction limit under Code Section 162(m). However, beginning in 2021, due to the issuance of final regulations by the IRS and the Department of the Treasury on December 18, 2020 under Code Section 162(m), the compensation paid to certain executives of Host Hotels & Resorts, L.P. is subject to the $1 million deduction limitation imposed by Code Section 162(m).

In the event that some portion of employee compensation is subject to Code Section 162(m) and is not deductible, our taxable income would increase to the extent of the disallowed deduction and we could be required to make additional dividend distributions to our stockholders, or to pay tax on the undistributed income provided that we have distributed at least 90% of our taxable income, excluding capital gain. The Culture and Compensation Committee may consider the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. However, the deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of, and changes in, applicable tax laws and regulations, as well as other factors beyond the Committee’s control, also may affect the deductibility of compensation. Accordingly, the Committee believes that the deductibility of executive compensation only is one of several important considerations in setting compensation and the Committee may determine that it is appropriate to structure compensation packages in a manner such that a portion of the compensation paid may not be deductible under Code Section 162(m).

All restricted stock unit awards to senior executives have been classified as equity awards for accounting purposes and the Company recognizes compensation expense based on the fair value of the award as of the grant date. The Committee makes its assessments on the appropriate dollar value of the restricted stock unit awards for target compensation based on the fair market value of the common stock using a 60 day calendar average of the closing stock prices of the Company’s common stock and also considers the closing price of the stock on the date of grant. The Committee believes that an average price over a period of time is a better gauge of value as it mitigates volatility.

The grant date fair value of the awards is calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, which is the methodology the Company uses to expense the awards for accounting purposes on its financial statements and is also the methodology used for valuing the awards on the Summary Compensation Table that follows. These values are based, in part, on the grant date stock price. Because the Culture and Compensation Committee typically uses a 60-day average in determining the fair market value of the restricted stock unit award, and did so in 2022, differences between the grant date stock price value and the 60-day average price will result in differing valuations. For that reason, the 2022 target compensation values discussed in this CD&A may be higher or lower than the grant date fair value of the award for accounting purposes and as reflected on the Summary Compensation Table.

Executive Officer Compensation

Summary Compensation Table for Fiscal Year 2022

Name	Year	Salary (1)	Bonus	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Richard E. Marriott (*) Chairman of the Board	2022	$396,777	$—	$—	$382,400	$70,334	$849,511
	2021	396,777	—	—	482,400	41,270	920,447
	2020	396,777	—	—	119,100	44,495	560,372
James F. Risoleo President and Chief Executive Officer	2022	1,050,000	—	10,291,269	2,650,400	482,815	14,474,484
	2021	1,000,000	—	7,370,377	2,913,300	237,053	11,520,730
	2020	1,000,000	560,000	7,625,400	640,000	269,361	10,094,761
Sourav Ghosh Executive Vice President, Chief Financial Officer	2022	600,000	—	2,410,527	830,900	157,866	3,999,293
	2021	500,000	—	1,219,533	910,400	96,442	2,726,375
	2020	466,667	186,700	703,883	186,700	55,939	1,599,888
Nathan S. Tyrrell Executive Vice President, Chief Investment Officer	2022	600,000	—	2,876,155	830,900	181,879	4,488,934
	2021	576,800	—	2,131,747	1,050,300	107,708	3,866,555
	2020	576,800	173,100	2,205,497	230,800	64,909	3,251,106
Julie P. Aslaksen Executive Vice President, General Counsel and Secretary	2022	500,000	—	1,454,595	692,400	69,370	2,716,365
	2021	420,000	—	1,011,973	764,800	75,459	2,272,232
	2020	420,000	318,000	1,008,899	168,000	15,815	1,930,715
Michael E. Lentz Executive Vice President, Development, Design & Construction	2022	500,000	—	1,276,989	742,400	190,896	2,710,286

*	Mr. Marriott is not a named executive officer under the SEC rules, but summary compensation information is provided in the interest of full disclosure.

(1)

Salary. Salary is established at an annual rate, determined on the basis of a 52-week year, and is paid bi-weekly. The amount listed in the salary column includes amounts deferred at the election of the named executive officer under our Executive Deferred Compensation Plan in any such year.

(2)

Stock Awards. The amounts in this column reflect the aggregate grant date fair value of restricted stock unit awards calculated in accordance with FASB ASC Topic 718, based upon the probable outcome of the performance conditions as of the grant date for performance-based awards, excluding the effect of estimated forfeitures, which is the methodology that the Company uses to expense the awards for accounting purposes.

The Compensation Discussion and Analysis (CD&A) explains the conditions for vesting of the restricted stock units, which for 2022 are: (i) the Company’s performance against annual Adjusted EBITDAre goals, which vests at the end of a three-year period, (ii) the results of the Company’s total stockholder return compared against the NAREIT Lodging & Resorts Index over a three-year performance period, and (iii) time based, with restricted stock units vesting over a three-year period in substantially equal installments. The values included in the table for 2022 reflect the full value of the 2022 awards with time-based vesting or vesting based on three-year total stockholder return, but only the portion of the awards that vest based on Adjusted EBITDAre that are tied to 2022 performance, because annual performance goals for this metric are set at the beginning of the applicable year. Since future year targets were not set as of December 31, 2022, there was no grant date fair value for accounting purposes for those portions of the award that vest based on Adjusted EBITDAre performance for 2023 and 2024. Similarly, the amounts shown in the table for 2022 also include the portion of the restricted stock units granted in 2021 that vest based on 2022 Adjusted EBITDAre performance, which performance goals were set at the beginning of 2022.

Assuming the highest level of performance is achieved and all restricted stock units vest, the fair value of the 2022 restricted stock unit awards based on the grant date stock price would be as follows: Mr. Risoleo $12,900,855; Mr. Ghosh $2,945,374; Mr. Tyrrell $3,620,391; Ms. Aslaksen $1,829,646; and Mr. Lentz $1,569,772. These amounts reflect the maximum value of the time-based and three-year total stockholder return vesting portions and the maximum value of the tranches of the restricted stock units granted in 2021 and 2022 that vest based on 2022 Adjusted EBITDAre performance.

For information on the assumptions and methodology used in calculating the grant date fair values based on the probability of achievement at target as reflected in the table, see “Note 9—Employee Stock Plans—Senior Executive Plan” in the Notes to Condensed Consolidated Financial Statements in our 2022 Annual Report on Form 10-K.

(3)	Non-Equity Incentive Plan Compensation. These amounts reflect the annual cash incentive awards paid to each named executive officer or deferred under the Executive Deferred Compensation Plan.

(4)	All Other Compensation. All Other Compensation consists of the following amounts:

▶	Matching contributions of $10,250 made under the Retirement and Savings Plan (401(k) Plan) to each of Mr. Marriott, Mr. Risoleo, Mr. Ghosh, Mr. Tyrrell, Ms. Aslaksen, and Mr. Lentz.

▶	Discretionary matching contributions of $10,250 made under the Retirement and Savings Plan to each of Mr. Marriott, Mr. Risoleo, Mr. Ghosh, Mr. Tyrrell, Ms. Aslaksen, and Mr. Lentz.

▶	Matching contributions made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $24,917; Mr. Risoleo, $148,205; Mr. Ghosh, $50,012; Mr. Tyrrell, $46,898; and Mr. Lentz $43,936.

▶

Discretionary matching contributions made under the Executive Deferred Compensation Plan as follows: Mr. Marriott, $24,917; Mr. Risoleo, $148,205; Mr. Ghosh, $50,012; Mr. Tyrrell, $46,898; and Mr. Lentz, $43,936.

▶

Perquisites and other personal benefits provided to Mr. Risoleo in 2022 equaled $97,024, which includes dining and complimentary rooms and other hotel services when on personal travel at hotels owned by us or managed by our major operators (in an amount equal to $70,900), financial planning and tax services, commuting expenses, a club membership to facilitate business events and meetings, and spousal travel for business events.

Perquisites and other personal benefits provided to other named executive officers in 2022 included dining and complimentary rooms and other hotel services when on personal travel at hotels owned by us or managed by our major operators and financial planning and tax services. The amounts were as follows: Mr. Ghosh, $19,306; Mr. Tyrrell, $34,940 (all of which consisted of dining, rooms and other hotel services); Ms. Aslaksen, $26,830; and Mr. Lentz $42,665 (of which dining, rooms and other hotel services totaled $41,815). For 2022, there were no perquisites or other personal benefits provided to Mr. Marriott.

▶

Tax reimbursements associated with the 2022 perquisites and other personal benefits as follows: Mr. Risoleo, $68,881; Mr. Ghosh, $18,036; Mr. Tyrrell, $32,642; Ms. Aslaksen, $22,040; and Mr. Lentz, $39,859.

Grants of Plan-Based Awards in Fiscal Year 2022

The following table provides information about the possible payments under our annual cash incentive award in 2022 and the awards of restricted stock units in 2022.

Name	Grant Date	Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payments Under Equity Incentive Plan Awards (2)			All Other Stock Awards (3) #	Full Grant Date Fair Value (4)
		Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Richard E. Marriott	9-Feb-22	148,791	297,583	595,166
James F. Risoleo	9-Feb-22	892,500	1,785,000	3,570,000
	9-Feb-22				147,765	295,529	591,058		$7,139,954
	9-Feb-22							170,803	$3,151,315
Sourav Ghosh	9-Feb-22	300,000	600,000	1,200,000
	9-Feb-22				33,196	66,392	132,784		$1,628,137
	9-Feb-22							42,406	$782,391
Nathan S. Tyrrell	9-Feb-22	300,000	600,000	1,200,000
	9-Feb-22				41,597	83,193	166,386		$2,006,828
	9-Feb-22							47,118	$869,327
Julie P. Aslaksen	9-Feb-22	250,000	500,000	1,000,000
	9-Feb-22				21,062	42,124	84,247		$1,019,931
	9-Feb-22							23,559	$434,664
Michael E. Lentz	9-Feb-22	250,000	500,000	1,000,000
	9-Feb-22				17,727	35,454	70,908		$864,060
	9-Feb-22							22,381	$412,929

(1)

As described under “Annual Cash Incentive” in the CD&A, these are amounts that may be earned based on the performance of the Company in achieving one-year performance goals based on cost per occupied room and capital expenditure cash flow, and on the personal performance by each executive towards achieving the Company’s annual business plan as approved by the Culture and Compensation Committee. The actual amounts earned by the named executive officers in 2022 are reflected in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and are described in the CD&A under “2022” Compensation Results—Annual Cash Incentive.”

(2)

Under our 2022 compensation program, senior management received a restricted stock unit award on February 9, 2022, which was eligible to vest subject to performance conditions. The performance conditions of the restricted stock units shown in the table are (i) the Company’s performance against Adjusted EBITDAre goals for 2022 which will vest in 2025, and (ii) the results of the Company’s annual total stockholder return compared against the NAREIT Lodging & Resorts Index over a forward-looking three-year performance period. Dividends accrue on the restricted stock units but are not paid unless the restricted stock units vest. The amounts shown in the table also include the portion of the restricted stock units granted on February 4, 2021 that vest based on 2022 Adjusted EBITDAre performance, which performance goals were set at the beginning of 2022.

(3)

Under our 2022 compensation program, senior management received a time-based restricted stock unit award on February 9, 2022 with restricted stock units vesting annually over a three-year period measured from the grant date in substantially equal installments provided the executive remains employed by the Company at the time of vesting. The full number of restricted stock units that could vest during the three-year period is shown, even though the executive will not fully vest in these units until the third anniversary of the grant date.

(4)

The amounts reflect the grant date fair value of restricted stock unit awards calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See “Note 9—Employee Stock Plans—Senior Executive Plan” in the Notes to Condensed Consolidated Financial Statements in our 2022 Annual Report on Form 10-K for information on the assumptions and methodology used in calculating the grant date fair values.

Outstanding Equity Awards at 2022 Fiscal Year End

The following table summarizes all the equity awards made to the named executive officers that were outstanding as of December 31, 2022.

Name	Grant Date	OPTION AWARDS(1)				STOCK AWARDS
		Number of Shares Underlying Unexercised Options Exercisable #	Number of Shares Underlying Unexercised Options Unexercisable #	Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (2) #	Market Value of Shares or Units of Stock that have not Vested (2) $	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (3) #	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (4) $
James F. Risoleo	5-Feb-13	12,467	—	$16.55	5-Feb-23	—	—	—	—
	22-Jan-14	11,668	—	19.57	22-Jan-24	—	—	—	—
	15-Jan-15	10,543	—	23.76	15-Jan-25	—	—	—	—
	15-Apr-15	4,128	—	19.93	15-Apr-25	—	—	—	—
	4-Feb-16	28,136	—	14.20	4-Feb-26	—	—	—	—
	15-May-20					79,944	$1,283,101	359,745	$5,773,907
	4-Feb-21					124,726	2,001,852	795,131	12,761,853
	9-Feb-22					170,803	2,741,388	384,306	6,168,111
Sourav Ghosh	17-Feb-15	851	—	23.56	17-Feb-25	—	—	—	—
	15-Jul-15	1,762	—	21.09	15-Jul-25	—	—	—	—
	15-May-20					7,380	118,449	33,207	532,972
	4-Feb-21					19,189	307,983	146,792	2,356,012
	9-Feb-22					42,406	680,616	95,415	1,531,411
Nathan S. Tyrrell	15-Jan-15	6,069	—	23.76	15-Jan-25	—	—	—	—
	15-Apr-15	817	—	19.93	15-Apr-25	—	—	—	—
	15-May-20					23,122	371,108	104,049	1,669,986
	4-Feb-21					36,075	579,004	229,976	3,691,115
	9-Feb-22					47,118	756,244	106,017	1,701,573
Julie P. Aslaksen	15-May-20					10,577	169,761	47,597	763,932
	4-Feb-21					16,502	264,857	115,723	1,857,354
	9-Feb-22					23,559	378,122	53,007	850,768
Michael E. Lentz	14-Mar-16	13,980	—	16.87	14-Mar-26	—	—	—	—
	15-May-20					7,995	128,320	35,975	577,399
	4-Feb-21					12,473	200,192	82,573	1,325,289
	9-Feb-22					22,381	359,215	50,358	808,246

(1)	All option awards are fully vested and have a 10-year life from the date of grant. The Company discontinued granting options after 2016.

(2)

These columns reflect the number and value of time-based restricted stock units awarded under our 2020, 2021 and 2022 compensation programs. The restricted stock units vest annually over a three-year period measured from the grant date (or February 7, 2020 with respect to the awards granted in 2020) in substantially equal installments provided the executive remains employed by the Company at the time of vesting. For the 2022 award, the full three-year number of restricted stock units is shown, even though the executive will not fully vest in these restricted stock units until February 9, 2025. For the 2021 award, the remaining two-thirds of the unvested award is shown. For the 2020 award, the remaining one-third of the unvested award is shown. The value is based on the closing price of our stock on December 30, 2022 of $16.05 multiplied by the number of restricted stock units.

(3)

The number of shares under this column includes restricted stock units awarded under our 2020, 2021 and 2022 compensation programs which are eligible to vest subject to the attainment of performance conditions. The performance conditions for the 2020 awards that remain eligible to vest are the results of the Company’s total stockholder return over a three-year performance period. The 2021 award vests based on (i) performance against Adjusted EBITDAre goals for 2021, 2022 and 2023 (with a portion vesting annually following the end of each performance year and a second portion vesting in 2024, subject to a 20% increase or decrease based on stock price performance), and (ii) the results of the Company’s total stockholder return over a three-year performance period from 2021-2023. The 2022 award vests based on (i) performance against Adjusted EBITDAre goals for 2022, 2023 and 2024; while the goals are set annually, the award vests only in 2025, and (ii) the results of the Company’s total stockholder return over a three-year performance period from 2022-2024. For all awards, the Company’s total stockholder return performance is compared against the NAREIT Lodging & Resorts Index over a three-year performance period. For the portions of the awards eligible to vest for 2022, the determination of whether and to what extent those measures were satisfied was made by the Culture and Compensation Committee in February 2023. The number of shares shown assumes maximum performance, except the restricted stock units eligible to vest based on performance against Adjusted EBITDAre goals for 2023 and 2024 are shown based on threshold performance.

(4)	The value is calculated based on the closing price of our stock on December 30, 2022 of $16.05 multiplied by the number of performance-based awards shown.

Option Exercises and Stock Vested in Fiscal Year 2022

The chart below shows stock awards that vested in 2022. There were no stock options exercised by the named executive officers during 2022. The performance-based restricted stock units shown vested in February 2022 based on performance for 2021 (for Adjusted EBITDAre performance) or performance for 2019-2021 (based on the Company’s total stockholder return). Restricted stock units which vested based on performance for 2022 did not vest until February 2023 when the Culture and Compensation Committee met and made its determinations on performance measures and are not included in the table below.

	OPTION AWARDS		STOCK AWARDS

Name	NUMBER OF SHARES ACQUIRED ON EXERCISE #	VALUE REALIZED ON EXERCISE	NUMBER OF SHARES ACQUIRED ON VESTING(1) #	VALUE REALIZED ON VESTING(2)
James F. Risoleo	—	—	465,693	$8,544,440
Sourav Ghosh	—	—	41,478	756,812
Nathan S. Tyrrell	—	—	140,233	2,574,441
Julie P. Aslaksen	—	—	39,135	707,907
Michael E. Lentz	—	—	45,037	825,922

(1)

These are (i) performance-based awards that vested on February 9, 2022, the date that the Culture and Compensation Committee determined the results on performance measures for 2021 and (ii) time-based restricted stock units that vested during 2022.

(2)	The value realized on vesting is determined by multiplying the shares vested by the closing prices of the Company’s common stock on the applicable dates of vesting.

Nonqualified Deferred Compensation

The Company has an Executive Deferred Compensation Plan in which the named officers participate. This is the only non-qualified retirement plan offered to senior executives. The Company does not have a pension plan and does not have a supplemental executive retirement program.

The following table summarizes the named executive officers’ compensation under the Executive Deferred Compensation Plan as of December 31, 2022. The aggregate balance shown includes amounts earned through December 31, 2022 and voluntarily deferred.

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Company Discretionary Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End (1)

James F. Risoleo	$316,910	$148,205	$148,205	$(1,974,237)	$—	$8,286,089

Sourav Ghosh	120,524	50,012	50,012	(73,105)	—	490,742

Nathan S. Tyrrell	110,947	46,898	46,898	(304,440)	—	1,363,008

Julie P. Aslaksen	—	—	—	(8,375)	—	49,383

Michael E. Lentz	118,349	43,936	43,936	(46,528)	—	355,938

(1)

Amounts reflect vested values as of December 31, 2022 for all named executive officers.    Amounts shown in the “Aggregate Balance at Last Fiscal Year-End” column include the Company’s discretionary contributions for fiscal year 2022, even though such amounts were not deposited into the accounts under the Executive Deferred Compensation Plan until February 2023.

Under the Executive Deferred Compensation Plan, participants may defer any portion of their base salary or any amounts awarded under the annual cash incentive award program. Participants direct their deferrals into investment funds, which are substantially the same funds available for investment under the 401(k) Plan. Participants’ accounts may or may not appreciate, and may depreciate, depending on the performance of their investment choices. The Company does not guarantee any returns and none of the investment choices provide interest at above-market rates. The Company matches $0.50 of each $1.00 deferred, up to a maximum of 8% of the participant’s compensation less the amount credited to the 401(k) Plan. The Company may provide an annual discretionary matching contribution of up to $0.50 on each $1.00 deferred up to 8% of the participant’s compensation.

Participants fully vest in Company contributions after four years of continued employment. The vesting schedule is 25% vesting after one year; 50% vesting after two years; 75% vesting after three years and 100% vesting after four years or more. All named executive officers who have contributed to the plan are fully vested. Company contributions are fully vested (100%) for distributions related to normal retirement, death, disability and change of control.

The Executive Deferred Compensation Plan offers automatic lump sum distributions upon death or disability. The participant may elect to receive lump sum or installment distributions upon separation from service, or with respect to his or her deferrals only (but not Company contributions) on such other dates certain that a participant may elect. Such elections are made at the time the participant elects to defer compensation for a year. However, “key employee” distributions payable upon separation from service will be delayed for six months. Participants may also elect to receive a lump sum distribution of their account in the event of a change in control. Plan assets are held in a rabbi trust.

Severance and Change in Control Payments

SEVERANCE

The Company has a severance plan that applies to its senior executives, which was adopted in 2003 and amended and restated effective as of December 31, 2015. The plan provides for benefits in the event of a senior executive’s death or disability, or where a senior executive leaves the Company under the following circumstances:

▶

As a result of a termination without “cause”. “Cause” is defined broadly to include failure to perform assigned duties in a reasonable manner, or as a result of incompetence or neglect; violating a material policy of the Company; engaging in any act of dishonesty or bad faith with respect to the Company or its affairs; committing any act that reflects unfavorably on the executive or the Company; or engaging in any other conduct that in the reasonable judgment of the Board justifies termination.

▶

As a result of a voluntary termination by the executive for “good reason”. “Good reason” means that there has been a material diminution in such executive’s authority, duties or responsibilities; a material diminution in an executive’s overall compensation opportunity; or a material change in the geographic location at which an executive is required to perform his or her duties for the Company. “Good reason” does not include a change that is solely a diminution in title or a change in reporting relationships.

An executive or member of senior management who is terminated for cause or who voluntarily leaves without good reason is not entitled to any benefits under the Severance Plan.

The key benefits under the Severance Plan for a termination without “cause” or a voluntary departure for “good reason”, which are contingent on the execution of a release and a one-year non-competition agreement with the Company, are:

▶	An executive would receive a payment equal to a multiple of his or her current annual base salary and the average cash incentive bonus that was paid over the prior three-years. For example:

◾

The president and chief executive officer would be entitled to receive a payment equal to 2x his or her current base salary and 2x his or her average annual cash incentive award over the prior three years.

◾	All other executives would be entitled to receive a payment equal to 1x his or her current base salary and 1x his or her average annual cash incentive award over the prior three years.

▶	We would pay for the continuation of the executive’s health and welfare benefits for up to 18 months or until the executive is re-employed, whichever period is shorter.

The Company does not “gross up” or pay any excise tax associated with these payments. The cost of any tax would be borne by the executive. In addition, under the terms of the restricted stock unit agreements, the executives’ restricted stock unit award would accelerate and vest as follows:

▶

The executive would vest in (i) the unvested portion of the time-based award that would have otherwise vested during the twelve months following the date of termination and (ii) the unvested portion of the annual Adjusted EBITDAre performance award based on the Company’s actual level of performance for the year the termination without “cause” or for “good reason” occurs as determined by the Culture and Compensation Committee, with awards eligible to vest based on performance conditions in future years being forfeited; and

▶

If such termination occurs in the final year of the performance period, the executive would also remain eligible to vest in the portion of the relative total stockholder return award and three-year Adjusted EBITDAre award (as modified based on stock price performance for awards granted in 2021) which had been scheduled to vest in the year in which the termination date occurs based on the Company’s actual performance during the performance period as determined by the Culture and Compensation Committee.

The table below quantifies the compensation that would become payable to a senior executive assuming employment ended on December 31, 2022. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s Retirement and Savings Plan and accrued vacation pay.

POTENTIAL SEVERANCE PAYMENTS

	Mr. Risoleo	Mr. Ghosh	Mr. Tyrrell	Ms. Aslaksen	Mr. Lentz

Termination payment (1)	$6,609,133	$1,304,900	$1,361,700	$1,097,733	$1,152,400

Restricted Stock Units (2)	10,473,123	1,263,247	3,016,919	1,390,813	1,075,687

Cost of benefit continuation (3)	32,688	48,433	48,433	48,433	48,433

Deferred compensation balance (4)	8,286,089	490,742	1,363,008	49,383	355,938

Total	$25,401,033	$3,107,323	$5,790,060	$2,586,362	$2,632,458

(1)

Amounts reflected are a multiple of base salary and average annual incentive award. The president and chief executive officer would receive two times his or her base salary and two times the average of his or her annual incentive award for 2020, 2021 and 2022. All other executives would receive one times his or her base salary and one times the average of his or her annual incentive award for 2020, 2021 and 2022.

(2)	Amounts are based on the closing price of our stock on December 30, 2022 of $16.05 and vesting as described above.

(3)	Amounts reflect the costs associated with continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

(4)	The amounts shown reflect the vested portion of deferred compensation account balances as of December 31, 2022.

CHANGE-IN-CONTROL

The Severance Plan also provides for certain payments in the event that there is a “double trigger”, that is a change in control of the Company and the occurrence of any of the following events during the period beginning 30 days prior to the change in control and ending one year after a change in control:

▶	A termination of the executive without “cause”, as previously explained above;

▶	A voluntary termination by the executive for “good reason”, as previously explained above.

If a double trigger occurs, the key benefits under the Severance Plan, which are contingent on the execution of a release and a one-year noncompetition agreement with the Company, are:

▶	An executive would receive a payment equal to a multiple of his or her current annual base salary and the average cash incentive bonus that was paid over the prior three years. For example:

◾

The president and chief executive officer would be entitled to receive a payment equal to 3x his or her current base salary and 3x his or her average annual cash incentive award over the prior three years.

◾	All other executives would be entitled to receive a payment equal to 2x his or her current base salary and 2x his or her average annual cash incentive award over the prior three years.

▶	An executive would be entitled to receive a pro-rata portion of his or her annual cash incentive award for the year based on a “target” level of performance on all measures.

▶	We would pay for the continuation of the executive’s health and welfare benefits for up to 18 months or until the executive is re-employed, whichever period is shorter.

The Company does not provide any consideration for excise taxes that the named executive officers might incur as a result of these payments. The cost of any tax would be borne by the executive. In addition, under the terms of the restricted stock unit agreements, the executives’ restricted stock unit award would accelerate and all then unvested restricted stock units would vest if the executive is terminated without “cause” or resigns for “good reason” following a change in control (with performance-based restricted stock units vesting based on the high level of performance).

The table below quantifies the compensation that would become payable to a senior executive under these circumstances assuming that both triggering events occurred on December 31, 2022. The compensation and benefits are in addition to benefits available generally to all employees, such as distributions under the Company’s 401(k) Plan and accrued vacation pay.

POTENTIAL CHANGE IN CONTROL PAYMENTS

	Mr. Risoleo	Mr. Ghosh	Mr. Tyrrell	Ms. Aslaksen	Mr. Lentz

Termination payment (1)	$9,913,700	$2,609,800	$2,723,400	$2,195,467	$2,304,800

Target Annual Cash Incentive (2)	1,785,000	600,000	600,000	500,000	500,000

Restricted Stock Units (3)	35,789,028	6,615,377	10,204,718	5,015,320	3,982,791

Cost of benefit continuation (4)	32,688	48,433	48,433	48,433	48,433

Deferred compensation balance (5)	8,286,089	490,742	1,363,008	49,383	355,938

Total	$55,806,505	$10,364,352	$14,939,560	$7,808,603	$7,191,962

(1)

The termination payment is a multiple of base salary and average annual cash incentive award. The president and chief executive officer would receive three times his or her base salary and three times the average of his or her annual cash incentive award for 2020, 2021 and 2022. All other executives would receive two times his or her base salary and two times the average of his or her annual incentive award for 2020, 2021 and 2022.

(2)

Under the severance plan, the named executive officers would receive a pro-rata portion of the annual incentive award at the target level of performance. The amount reflected here is for a full-year since the table is done as of December 31, 2022. This annual cash incentive would not otherwise be earned until the Culture and Compensation Committee met and determined the results on the performance measures, which generally occurs in the February following the year of performance.

(3)

Under the restricted stock unit agreements, all unvested restricted stock units would accelerate and vest in the event of a change in control and termination of employment without cause or termination by the executive for good reason. The value is determined by multiplying the shares by $16.05, the closing price of our stock on December 30, 2022.

(4)	Amounts reflect costs associated with the continuation of coverage for group medical, vision and dental benefits for 18 months based on current COBRA rates.

(5)	The amounts shown reflect the vested portion of deferred compensation account balances as of December 31, 2022.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information as of December 31, 2022 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)

Equity compensation plans approved by stockholders (1)	196,121	$18.94	6,087,092

Equity compensation plans not approved by stockholders	—	—	—

TOTAL	196,121	$18.94	6,087,092

(1)

Shares indicated are the aggregate of those issuable under the Company’s Employee Stock Purchase Plan and the Company’s Comprehensive Stock and Cash Incentive Plans, whereby we may award to officers and key employees: (i) options to purchase our common stock, (ii) deferred shares of our common stock, and (iii) restricted shares of our common stock.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information regarding the relationship between the annual total compensation of our employees and the annual total compensation of Mr. Risoleo, our Chief Executive Officer. We consider the pay ratio specified herein to be a reasonable estimate, calculated in a manner intended to be consistent with Item 402(u) of Regulation S-K.	70:1 CEO PAY RATIO

We believe executive pay must be internally consistent and equitable to motivate our employees to create stockholder value. We are committed to internal pay equity, and the Culture and Compensation Committee monitors the relationship between the pay our executive officers receive and the pay our employees receive. We recognize that our continued success is highly dependent upon the retention of experienced, motivated and loyal employees at all levels of our organization. We continually review our compensation practices to ensure that the compensation of every employee reflects the level of his or her position and responsibilities and is reviewed so as to be competitive to similar positions in the applicable labor market, while maintaining an appropriate balance between executive compensation and our overall compensation levels. By doing so, we maintain a highly qualified, stable workforce, which is reflected in the fact that the average tenure with the Company is 13 years. The compensation program for all employees is aligned with the structure of executive officer compensation. The primary components of compensation for both employees and executive officers include: base salary, annual cash incentive bonus, and long-term incentive equity-based compensation (which is granted to all employees at or above upper middle management). The same metrics (cost per occupied room and capital expenditure cash flow) are the primary components for determining the annual cash incentive bonus for both employees and executive officers. There are, however, some differences in the design of the long-term incentive equity-based compensation. While the long-term equity incentive grants for both executive officers and upper middle management include a total stockholder return component and a component based on Company performance against Adjusted EBITDAre targets, the grants for upper middle management are also based in part on performance on individual performance objectives. In contrast, the equity incentive grants for executive officers do not include individual performance objectives and are solely based on quantitative metrics. Our compensation and benefit programs are designed to encourage and reward all employees who contribute to our success. For more information on the Company’s compensation philosophy, see “Our Compensation Program” within the CD&A.

Mr. Risoleo had 2022 annual total compensation of $14,474,484 as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2022 was $205,384, as determined in the same manner as the total compensation for Mr. Risoleo. Based on this information, for 2022, the estimated ratio of the median of the annual total compensation of all of our employees (other than our CEO) to the annual compensation of our CEO was 1 to 70.

The Company’s CEO pay ratio ranks within the lowest 10% among S&P 500 companies and is 2.5x lower than the median ratio for S&P 500 companies (188:1)

To identify the median employee from our employee population, we determined the annual total compensation of each of our employees as of December 31, 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We considered all Company employees, including those working less than 40 hours per week, and included base salary, annual incentive bonus, and stock compensation for purposes of determining the median employee. Using this methodology, we determined that our median employee was a full-time employee with the title of manager.

WORKPLACE DEMOGRAPHICS

To assist investors in their assessment of the Company’s CEO pay ratio, the Company is providing supplemental information on its workforce. As of February 17, 2023, the Company had 165 employees, all of which work in the United States. The vast majority work in the Company’s headquarters in Bethesda, Maryland, while others work in the Company’s regional office in Miami. The employees at the Company’s properties are the employees of the Company’s third-party hotel managers, who are responsible for hiring and maintaining employees and setting their compensation. The Company does not use temporary or seasonal workers. As of February 2023, the vast majority of Company employees were full time employees, with seven employees classified as part-time. The workforce is professional, experienced and motivated, with the average tenure of 13 years as noted above. The majority of the Company’s employees have college degrees and many have advanced degrees as well.

Pay Versus Performance
The
following table sets forth information concerning the compensation of our chief executive officer (PEO) and the Company’s other named executive officers (NEOs) for 2020 through 2022 and our financial performance for each such year.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs (1)	Value of Initial Fixed $100 Investment Based On		Net Income (in millions)	Adjusted EBITDA re (3) (in millions)
					Total Stockholder Return	Peer Group Total Stockholder Return (2)

2022	$14,474,484	$17,474,419	$3,478,720	$3,977,313	$90.99	$76.50	$643	$1,498

2021	11,520,730	16,474,154	2,814,068	3,681,933	95.39	90.32	(11)	532

2020	10,094,761	13,697,907	1,920,755	2,434,772	80.25	76.40	(741)	(168)

(1)
Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs

2022	James F. Risoleo	Sourav Ghosh, Nathan Tyrrell, Julie Aslaksen and Michael Lentz

2021	James F. Risoleo	Sourav Ghosh, Nathan Tyrrell, Julie Aslaksen and Joanne Hamilton

2020	James F. Risoleo	Sourav Ghosh, Brian Macnamara, Nathan Tyrrell, Julie Aslaksen and Joanne Hamilton

Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable year, adjusted as set forth in the table below. The dollar amounts shown do not reflect the value of vested compensation actually received by our NEOs during the applicable year. Instead, the dollar amounts also include the values of unvested and vested equity awards during the applicable year based on year-end
stock prices, various accounting valuation assumptions and projected performance related to our performance-based restricted stock units. “Compensation actually paid”, determined in accordance with SEC rules, will generally fluctuate due to stock price achievement and varying levels of projected and actual achievement of performance goals applicable to our restricted stock units. For a discussion of how our Culture and Compensation Committee assesses performance and our NEOs’ pay each year, please see the Compensation Discussion & Analysis section of the proxy statements reporting pay for the applicable fiscal years.

	2020		2021		2022
Adjustments	PEO	Average Non- PEO NEOs	PEO	Average Non- PEO NEOs	PEO	Average Non- PEO NEOs

Deduction for amounts reported under the “Stock Awards” columns in the Summary Compensation Table for the year	$(7,625,400)	$(1,054,768)	$(7,370,377)	$(1,338,855)	$(10,291,269)	$(2,004,567)

Increase based on ASC 718 Fair Value of awards granted during applicable year that remain unvested as of the applicable year end, determined as of the applicable year end	12,272,017	1,697,501	10,732,579	1,957,339	10,795,390	2,084,805

Increase/deduction for awards granted during prior years that were outstanding and unvested as of the applicable year end, determined based on the change in ASC 718 Fair Value from the prior year end to the applicable year end	(829,684)	(102,997)	1,999,365	300,493	1,105,617	188,800

Increase/deduction for awards granted during prior years that vested during the applicable year, determined based on change in ASC 718 Fair Value from the prior year end to the vesting date	(397,270)	(51,417)	(229,683)	(28,413)	446,039	60,344

Increase based on Dividends Paid during the year prior to vesting date	183,484	25,698	(178,461)	(22,698)	944,159	169,210

Deduction of ASC 718 Fair Value of awards granted during prior year that were forfeited during the applicable year, determined as of prior year end	—	—	—	—	—	—

TOTAL ADJUSTMENTS	$3,603,146	$514,017	$4,953,424	$867,865	$2,999,935	$498,593

(2)
Peer group total stockholder return is based on the cumulative total stockholder return of the NAREIT Lodging & Resorts Index. Total stockholder return amounts reported assume an initial fixed investment of $100 and that all dividends were reinvested. The Company and peer group total stockholder return for 2020 represents the one-year
return for December 31, 2019 to December 31, 2020; for 2021 the returns shown represents the two-year
return from December 31, 2019 to December 31, 2021 and for 2022 the returns shown represents the three-year return from December 31, 2019 to December 31, 2022.

(3)
Adjusted EBITDA
re
 is a predominant measure of operating performance used by real estate investment trusts and the Company reports the measure in accordance with NAREIT guidelines, with certain adjustments, as a supplemental measure of operating performance in its earnings releases, financial presentations and SEC filings. For more information on this measure and a reconciliation to the applicable GAAP measure, see the Company’s Annual Report on Form
10-K
in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Net Income (Loss) to EBITDA, EBITDA
re
and Adjusted EBITDA
re
for Host Inc. and Host L.P.” on page 73.

RELATIONSHIP BETWEEN PAY AND PERFORMANCE

The graphs below compare the compensation actually paid to our chief executive officer and the average of the compensation actually paid to our remaining named executive officers with (i) the Company’s total stockholder return and the cumulative total stockholder return of the NAREIT Lodging & Resorts Index,
(ii) Company net income,
and (iii) Company Adjusted EBITDA
re
. Total stockholder return amounts reported in the graph assume an initial fixed investment of $100 and that all dividends were reinvested.
As shown in the graphs below, compensation actually paid to the Company’s named executive officers is aligned with the Company’s total stockholder return relative to the return of the NAREIT Lodging & Resorts Index, which the Company has outperformed on a
1-year,
2-year
and
3-year
basis. The alignment is primarily due to the fact that long-term equity awards represent the largest component of total target direct compensation, and those equity awards are tied to relative total stockholder return and Adjusted EBITDA re
performance.
Compensation actually paid to the named executive officers is also aligned with the Company’s net income and Adjusted EBITDA re
performance. However, the Company does not use net income as a performance measure in setting executive compensation. Net income is determined using cost accounting for real estate assets which assumes that the value of the Company’s hotels diminishes predictably over time. Historically, the value of the Company’s hotels do not depreciate over time but are instead based on other market factors including current hotel revenues and estimated future growth. For this reason, the Culture and Compensation Committee believes that net income is not the best performance measure for use in setting executive compensation and has instead used Adjusted EBITDA re
as the quantitative metric for the long-term incentive program.

MOST IMPORTANT FINANCIAL PERFORMANCE MEASURES

We believe the following performance measures represent the most important financial performance measures used by the Company to link compensation actually paid to our named executive officers for the year ended December 31, 2022.

MOST IMPORTANT FINANCIAL PERFORMANCE MEASURES
Adjusted EBITDA re
Relative Total Stockholder Return
Cost Per Occupied Room
Capital Expenditure Cash Flow
For additional details regarding our most important financial performance measures and how they are used in setting executive compensation, please see the sections titled “2022 Compensation —Long Term Incentives” and “2022 Compensation—Annual Cash Incentive” in the Compensation Discussion and Analysis section of this proxy statement.

Culture and Compensation Committee Report

To Our Stockholders:

The Culture and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis of the Company. Based on its review and discussions, the Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ending December 31, 2022 and this proxy statement.

The Culture and Compensation Committee
Mary L. Baglivo, Chair
Mary Hogan Preusse
Gordon H. Smith
A. William Stein

Director Compensation

2022 Director Fees

Directors who are employees receive no fees for their service as a director. Mr. Marriott, Chairman of the Board, and Mr. Risoleo, President and CEO, were employees of the Company during 2022 and received no director fees. In 2022, we provided the following annual compensation to the Company’s non-employee directors. Directors are compensated in cash and stock to align their interests with those of our stockholders.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total

Mary L. Baglivo	$126,250	$160,000	$79,577	$365,827

Herman E. Bulls	95,500	160,000	59,327	314,827

Mary Hogan Preusse	103,750	160,000	44,608	308,358

Diana M. Laing	23,750	93,333	—	117,083

John B. Morse, Jr.	46,750	—	6,287	53,037

Walter C. Rakowich	131,000	160,000	123,068	414,068

Gordon H. Smith	142,500	160,000	51,466	353,966

A. William Stein	103,750	160,000	40,788	304,538

(1)	Amount reflects an annual retainer for Board service, committee membership fees and retainers for committee chairs and Lead Director, as described below.

(2)

Amount reflects annual stock awards made pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan in value equal to $160,000, or a prorated award in the case of Ms. Laing who was appointed to the Board of Directors on October 11, 2022. The annual stock awards are fully vested upon grant. Mr. Morse retired from the Board of Directors effective at the conclusion of the 2022 annual meeting and did not receive a stock award for 2022.

(3)	Amount reflects:

▶

Complimentary rooms, food and beverage and other hotel services for directors when they stay at properties owned by us or managed by our major operators as follows: Ms. Baglivo, $37,226; Mr. Bulls $32,570; Ms. Hogan Preusse, $22,763; Mr. Morse, $3,813; Mr. Rakowich, $69,041; Mr. Smith, $27,097; and Mr. Stein, $24,738.

▶

Reimbursement for taxes associated with the value of the above benefit as follows: Ms. Baglivo, $42,351; Mr. Bulls $26,757; Ms. Hogan Preusse, $21,845; Mr. Morse, $2,474; Mr. Rakowich, $54,027; Mr. Smith, $24,369; and Mr. Stein, $16,050.

2022 Director Compensation Program

The Nominating, Governance and Corporate Responsibility Committee reviews and makes recommendations to the Board of Directors on compensation and benefits for the non-employee directors. The Committee generally reviews the compensatory arrangements of the non-employee directors biennially. The compensatory arrangements for 2022 were based on a review conducted in 2021 by the Committee with the assistance of Pay Governance LLC. Pay Governance conducted an assessment of the competitiveness of the non-employee directors’ total compensation using market data from 2020, including director compensation practices for companies comprising the S&P 500 Index (of which we are a constituent) as well as the same peer group companies used for executive compensation analyses. The companies comprising this peer group are shown in “Compensation Discussion & Analysis.” Upon review and consideration, the Committee recommended and the Board of Directors approved the following changes to non-employee director compensation effective for 2022:

▶	an increase in the value of the annual director stock award from $140,000 to $160,000;

▶	a $5,000 increase in the annual cash retainer for the chair of the Audit Committee and the chair of the Culture and Compensation Committee to $30,000; and

▶	a $3,000 increase in the annual cash retainer to members of the Audit Committee from $12,000 to $15,000.

All other compensation for service on the Board and its committees was unchanged and there were no changes to director perquisites. Set forth below are the complete components of director compensation for 2022, as approved by the Board upon the recommendation of the Committee.

CASH COMPENSATION

Non-employee directors receive the following cash compensation in addition to reimbursement of customary and usual travel expenses:

▶	retainer of $80,000 per year;

▶	$8,000 per year for membership on the Culture and Compensation Committee or Nominating, Governance and Corporate Responsibility Committee;

▶	$15,000 per year for membership on the Audit Committee;

▶	$15,000 per year to the committee chair of the Nominating, Governance and Corporate Responsibility Committee (Mr. Smith);

▶	$30,000 per year to the committee chair of the Culture and Compensation Committee (Ms. Baglivo);

▶	$30,000 per year to the committee chair of the Audit Committee (Mr. Rakowich); and

▶	$30,000 per year to the Lead Director (Mr. Smith).

There are no fees paid for attendance at up to five Board meetings. Non-employee directors receive $1,500 per meeting for attendance at any Board meetings in excess of five. There were five Board meetings in 2022. Similarly, there are no fees paid for attendance at up to five meetings of the Nominating, Governance and Corporate Responsibility Committee and Culture and Compensation Committee and up to seven meetings of the Audit Committee. Non-employee directors receive $1,500 per meeting for attendance at any committee meetings in excess of those amounts. In 2022, there were seven Audit Committee meetings, six Culture and Compensation Committee meetings, and four Nominating, Governance and Corporate Responsibility Committee meetings.

STOCK COMPENSATION—ANNUAL STOCK AWARD

Non-employee directors receive an annual director stock award effective after election at the annual meeting. In 2022, the value of the award equaled $160,000, with the number of shares determined based on the fair market value of the Company’s common stock on the date of the 2022 annual meeting.

Pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan, directors receive the annual stock award in fully-vested common stock, unless a director makes an election to defer the award into stock units. Directors also elect when the stock units would be payable, which may be (i) on the 90th day following separation from service from the Board, in a lump sum or in annual installments up to 10 years, (ii) on the 90th day following the fifth anniversary of the director’s separation from service from the Board, in a lump sum or in annual installments up to 5 years, or (iii) in a lump sum payable on the 90th day following the earlier of (A) separation from service or (B) 3 or 5 years from the date of grant. All directors except Mr. Rakowich and Mr. Bulls elected to defer the 2022 stock award into stock units. The closing price of our common stock on the annual meeting date of May 19, 2022 was $19.45, which resulted in each director (except for Ms. Laing who was appointed to the Board on October 11, 2022) receiving either 8,226 shares or, if they deferred, credit for 8,226 stock units. Ms. Laing received a prorated stock award valued at $93,333 and received 5,646 stock units based on the closing stock price of $16.53 on October 11, 2022. Directors who defer their shares are also credited with dividend equivalents that are equal in value to the dividends paid on our common stock.

STOCK OWNERSHIP POLICY

Non-employee directors must own common stock of the Company (which includes stock units held under the Non-Employee Directors’ Deferred Stock Compensation Plan) equal in value to five times the annual cash retainer paid to directors. Compliance with this policy is measured on the first trading day of each calendar year, using the annual cash retainer then in effect and the closing price of our common stock on that day. Any subsequent change in the value of the common stock will not affect the amount of stock that directors are required to hold during that year. In the event that the annual cash retainer increases, a non-employee director will have five years from the time of such increase to acquire any additional shares needed to meet this requirement. There will be a transition period of five years for non-employee directors to achieve the ownership requirement. Mr. Marriott and Mr. Risoleo, as employees, are subject to separate stock ownership requirements applicable to corporate officers. All directors have met the stock ownership requirement except Mr. Bulls and Ms. Laing who joined the Board in 2021 and 2022, respectively.

PERQUISITES

To encourage our directors to visit and personally evaluate and provide feedback on our properties and the managers of our properties, directors receive complimentary rooms, food and beverage, and other hotel services when they stay at properties owned by us or managed by our major operators, subject to recommended annual spend of $30,000 with a limit of $90,000 measured over a three-year period. In addition, directors are reimbursed for taxes associated with the value of this benefit.

NON-EMPLOYEE DIRECTORS’ DEFERRED STOCK COMPENSATION PLAN

In addition to the annual stock award, the Non-Employee Directors’ Deferred Stock Compensation Plan allows directors to defer receipt of all or part of their annual cash retainer, committee fees, and committee chair fees until after their service on the Board has ended. Under this plan, the Company has established a stock unit account for each non-employee director and all deferred fees are credited to this account as of the date the fee would have been paid. Deferred fees are converted into stock units based on the fair market value of the Company’s common stock on the date the fee otherwise would have been paid. Dividends are “reinvested” in additional stock units and credited to the account in stock units based on the market price of the stock on the date dividends are paid.

Upon termination of service from the Board, a director’s stock unit account is settled by delivering an amount of our shares of common stock equal to the number of stock units, and, with respect to any deferred cash fees, the Non-Employee Directors’ Deferred Stock Compensation Plan allows directors to elect to receive such shares commencing (i) on the 90th day following the director’s separation from service, in a lump sum or in substantially equal annual installments over a period not to exceed 10 years or (ii) on the 90th day following the fifth anniversary of the director’s separation from service from the Board, in a lump sum or in annual installments up to 5 years. No directors elected to defer their 2022 annual cash retainer, committee fees, or committee chair fees. With respect to annual stock awards, directors may also elect to defer payment of the award as set forth above.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of our common stock and of the partnership units of Host Hotels & Resorts, L.P. (our operating partnership) that were beneficially owned as of February 28, 2023 by:

▶	each director and director nominee;

▶	each executive officer named in the Summary Compensation Table;

▶	all of our directors and executive officers as a group; and

▶	beneficial owners of 5% or more of our common stock.

Information about the ownership of operating partnership units is included because the operating partnership units are redeemable by holders for cash or, at our election, for shares of the Company’s common stock. As of February 28, 2023, the Company owns approximately 99% of the operating partnership units.

Name	Number of Shares of Common Stock	% of Shares of Common Stock (1)	Number of Operating Partnership Units	% of Common Stock and Operating Partnership Units (2)

Directors:

Mary L. Baglivo (3)	72,657	*		*

Herman E. Bulls (3)	15,713	*		*

Mary Hogan Preusse (3)	54,669	*		*

Richard E. Marriott (4)	5,411,733	0.8%	140,296	0.8%

Diana M. Laing (3)	5,749	*		*

Walter C. Rakowich (3)	53,082	*		*

James F. Risoleo (5)	1,445,169	0.2%		0.2%

Gordon H. Smith (3)	114,239	*		*

A. William Stein (3)	53,626	*		*

Non-Director Named Executive Officers:

Sourav Ghosh (5)	106,709	*		*

Nathan S. Tyrrell (5)	376,796	*		*

Julie P. Aslaksen (5)	104,248	*		*

Michael E. Lentz (5)	139,807	*		*

All Directors and Executive Officers as a group:

(15 persons, including the foregoing) (3)(4)(5)	7,972,507	1.1%	140,296	1.1%

Certain Beneficial Owners:

BlackRock, Inc. (6)	76,576,151	10.7%		10.7%

State Street Corporation (7)	48,038,275	6.7%		6.7%

Cohen & Steers, Inc. (8)	48,441,720	6.7%		6.7%

The Vanguard Group, Inc. (9)	119,594,801	16.8%		16.8%

*	Reflects ownership of less than 1/10th of 1%.

(1)

Any descriptions of ownership or aggregations of ownership of the Company’s common stock within this proxy statement are based upon the disclosure requirements of federal securities laws. They do not indicate ownership of common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in our Charter.

(2)

This column assumes that all operating partnership units held by the named person or group of persons are redeemed for shares of common stock, but that none of the operating partnership units held by others are redeemed for shares of common stock.

(3)

The number of shares of common stock listed here includes common stock equivalents: (a) awarded annually to non-employee directors under our Non-Employee Directors’ Deferred Stock Compensation Plan; (b) resulting from non-employee directors’ election to receive part of their annual retainer, committee chair fees and attendance fees in stock pursuant to the Non-Employee Directors’ Deferred Stock Compensation Plan; and (c) common stock equivalents for dividends relating to common stock equivalents held by each director.

(4)	The number of shares of our common stock listed here for Richard E. Marriott includes:

•	537,191 shares held in trust for which Richard E. Marriott is a co-trustee;

•	76,957 shares held by the wife of Richard E. Marriott;

•	270,427 shares held in trust for which the wife of Richard E. Marriott is a trustee; and

•	1,330,610 shares held by a limited partnership, the sole general partner of which is a corporation for which Richard E. Marriott is the controlling stockholder of the voting shares.

It does not include shares held by the adult children of Richard E. Marriott, as to which Mr. Marriott disclaims beneficial ownership.

(5)

The number of shares of our common stock listed here do not include restricted stock units granted under the Comprehensive Stock and Cash Incentive Plan which are subject to forfeiture if the vesting criteria are not satisfied and which are not subject to vesting within 60 days of February 28, 2023. The number of shares listed do include shares of common stock that may be acquired within 60 days of February 28, 2023 pursuant to the exercise of stock options granted under our Comprehensive Stock and Cash Incentive Plan. Such shares, however, are not deemed outstanding for the purpose of computing the ownership percentage of any other person. The following are the amounts of vested exercisable options for the named executive officers who hold stock options:

•	Michael E. Lentz 13,980 vested options

•	James F. Risoleo 54,475 vested options

•	Sourav Ghosh 2,613 vested options

•	Nathan S. Tyrrell 6,886 vested options

(6)

BlackRock, Inc. filed an amended Schedule 13G with the SEC on January 26, 2023 to report beneficial ownership of 76,576,151 shares of our common stock. BlackRock reports that it has the sole power to dispose of all such shares and has sole voting power with respect to 70,366,068 shares. The single largest subsidiary by holding percentage, BlackRock Institutional Company, N.A., held approximately 6.8% of the Company’s issued and outstanding stock. There are no beneficial owners greater than 5%. BlackRock’s business address is 55 East 52nd Street, New York, New York 10055.

(7)

State Street Corporation filed an amended Schedule 13G with the SEC on February 6, 2023 to report beneficial ownership of 48,038,275 shares of our common stock. State Street Corporation reports that it has the shared power to dispose of 47,795,934 shares and the shared power to vote 35,203,702 shares. State Street Corporation’s business address is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(8)

Cohen & Steers, Inc. filed an amended Schedule 13G with the SEC on February 14, 2023 to report beneficial ownership of 48,441,720 shares of our common stock. Cohen & Steers reports that it has the sole power to dispose of all such shares, and has sole power to vote with respect to 35,965,315 shares. The single largest subsidiary by holding percentage, Cohen & Steers Capital Management, Inc., held approximately 6.8% of the Company’s issued and outstanding stock. There are no beneficial owners greater than 5%. Cohen & Steers’ business address is 280 Park Avenue, 10th Floor, New York, New York 10017.

(9)

The Vanguard Group, Inc. filed an amended Schedule 13G with the SEC on February 9, 2023 to report beneficial ownership of 119,594,801 shares of our common stock. Vanguard reports that it has the sole power to dispose of 116,039,838 shares, has shared power to dispose of 3,554,963 shares, and has shared power to vote with respect to 1,625,172 shares. The single largest fund by holding percentage, Vanguard Real Estate Index Fund, held approximately 4.5% of the Company’s issued and outstanding stock. There are no beneficial owners greater than 5%. Vanguard’s business address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Certain Relationships and Related Person Transactions

Policy on Transactions and Arrangements with Related Persons

In 2007, the Nominating, Governance and Corporate Responsibility Committee recommended, and the Board of Directors adopted, a written policy with respect to related person transactions which has been updated from time to time. The policy applies to any transaction, or series of transactions, in which the Company, its subsidiaries or affiliates is or will be a participant, the amount involved exceeds $120,000, and in which any related person has or will have a direct or indirect material interest. A related person for purposes of the policy includes:

▶	any Company executive officer, director or director nominee;

▶	an owner of 5% or more of Company stock; or

▶	any immediate family member of any person listed above.

Under the policy, the legal department will determine whether a transaction meets the requirements of a related person transaction. If so, the transaction will be reviewed by the Board of Directors, if it is part of a transaction which itself would require Board approval, or in all other circumstances the Audit Committee will review the transaction at its next meeting. In those instances in which the legal department, in consultation with the chief executive officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, then the transaction will be reviewed by the chair of the Audit Committee. Based on its consideration of all the relevant facts and circumstances, each of the Board, Audit Committee or chair will decide whether to approve the transaction.

As adopted, the policy has standing pre-approvals for transactions that meet specific criteria or are not considered related person transactions by the SEC. Pre-approved transactions include:

▶

any transaction with another entity at which a related person’s only relationship is as a director, limited partner or beneficial owner of less than 10% of that entity’s equity, if the aggregate amount involved does not exceed the greater of $200,000, or 5% of that entity’s consolidated gross revenues for that year;

▶

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as a director, which has been approved pursuant to the Company’s Charitable Contribution Policy if the aggregate amount involved does not exceed the greater of $200,000, or 5% of that charitable organization’s total annual revenue;

▶	any transaction involving a related person where the rates or charges involved are determined by competitive bids involving third parties who are not related persons;

▶	indemnification and advancement of expenses to any related person made pursuant to the Company’s Charter or Bylaws or pursuant to any agreement;

▶

management, operating, licensing and franchise agreements entered into with Marriott International, Inc. and certain of its subsidiaries to manage hotels owned or leased by the Company or its subsidiaries, including modifications and amendments to existing agreements, if such agreements, amendments or modifications are on terms and conditions substantially consistent with the Company’s then current agreements with Marriott International or other third-party operators; and

▶	any fees or charges paid in the ordinary course in connection with hotel stays or events at Company owned properties by a firm, corporation or other entity that is associated with a related person.

Related Person Transactions

Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company’s businesses were split between Host Marriott Corporation (renamed Host Hotels & Resorts, Inc. in 2006) and Marriott International.

Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our stockholders.

As of March 1, 2023, Richard E. Marriott, the Chairman of our Board, beneficially owned approximately 6.4% of the outstanding shares of common stock of Marriott International. Mr. Marriott’s brother, J.W. Marriott, Jr., serves as Chairman emeritus of the Board of Marriott International and formerly served as Chairman of the Board and Chief Executive Officer. By reason of Richard E. Marriott’s ownership of such shares, and his brother’s position at Marriott International, transactions between Marriott International and our Company are considered related person transactions within the meaning of our policy described above. A summary of our ongoing relationships with Marriott International is provided below.

LEASES

We currently sublease approximately 1,780 square feet of office space from Marriott International. The sublease was provided on market terms and conditions. In 2022, we paid Marriott International approximately $44,096 in rental fees for this office space.

LODGING MANAGEMENT AND FRANCHISE AGREEMENTS

Marriott International and certain of its subsidiaries have entered into management and license agreements with us and certain of our subsidiaries to manage branded full-service hotels owned or leased by us and our subsidiaries. Marriott International has also entered into franchise agreements with us and our subsidiaries that allow us to use Marriott brands, associated trademarks, reservation systems and other related items for Marriott hotels for which we have entered into operating agreements with hotel management companies other than Marriott International. In 2022, we and our subsidiaries paid $144 million in the aggregate in management and franchise fees to Marriott International. The initial term of our management agreements with Marriott International is generally 15 to 25 years with one or more renewal terms at the option of the manager. The majority of these management agreements condition the manager’s right to exercise renewal options upon the satisfaction of specified economic performance criteria. Under each management agreement, Marriott International provides comprehensive management services for the hotels. These agreements typically include the terms described below.

▶

Fees for operational services. Marriott International has sole responsibility and exclusive authority for all activities necessary for the day-to-day operation of the hotels it manages, including establishing room rates, securing and processing reservations, procuring inventories, supplies and services, providing periodic inspection and consultation visits to the hotels by its technical and operational experts and promoting and publicizing the hotels. Marriott International provides all managerial and other employees for the hotels, reviews the operation and maintenance of the hotels, prepares reports, budgets and projections, and provides other administrative and accounting support services to the hotels. These support services include planning and policy services, divisional financial services, product planning and development, employee staffing and training, corporate executive management and certain in-house legal services. Marriott International typically receives compensation in the form of a base management fee, which is calculated as a percentage (generally 3%) of annual gross revenues, and an incentive management fee, which typically is calculated as a percentage (generally 20%) of operating profit after we have received a priority return on our investment in the hotel. In the case of our hotels operating under the W®, Westin®, Sheraton®, Luxury Collection® and St. Regis® brands and managed by Marriott following its acquisition of Starwood Hotels & Resorts Worldwide, Inc. on September 23, 2016 (collectively, the “Starwood-Branded Hotels”), the base management fee is only 1% of annual gross revenues, but that amount is supplemented by license fees payable to Marriott under a separate license agreement (as described below).

▶

License services. In the case of the Starwood-Branded Hotels, operations are governed by separate license agreements addressing matters pertaining to the designated brand, including rights to use trademarks, service marks and logos, matters relating to compliance with certain brand standards and policies, and the provision of certain system programs and centralized services. Although the term of these license agreements with Marriott generally is coterminous with the corresponding operating agreements, the license agreements contemplate the potential for continued brand affiliation even in the event of a termination of the operating agreement (for instance, in the event the hotel is operated by an independent operator). The Marriott licensors receive compensation in the form of license fees (generally 5% of gross revenues attributable to room sales and 2% of gross revenues attributable to food and beverage sales), which amounts supplement the lower base management fee of 1% of gross revenues received by Marriott under the operating agreements, as noted above.

▶

Chain or system programs and services. Marriott International provides chain or system programs and services generally that are furnished on a centralized basis. Such services include the development and operation of certain computer systems and reservation services, regional or other centralized management and administrative services, marketing and sales programs and services, training and other personnel services, and other centralized or regional services as may be determined to be more efficiently performed on a centralized, regional or group basis rather than on an individual hotel basis. Costs and expenses incurred in providing these chain or system programs and services generally are allocated on a cost reimbursement basis among all hotels managed by Marriott International or its affiliates or that otherwise benefit from these services.

▶

Working capital and fixed asset supplies. We are required to maintain working capital for each hotel and to fund the cost of certain fixed asset supplies (for example, linen, china, glassware, silver and uniforms). We also are responsible for providing funds to meet the cash needs for hotel operations if at any time the funds available from working capital are insufficient to meet the financial requirements of the hotels.

▶

Furniture, fixtures and equipment replacements. We are required to provide Marriott with all furniture, fixtures and equipment (“FF&E”) necessary for the operation of the hotels (including funding any required FF&E replacements). On an annual basis, Marriott prepares budgets for FF&E to be acquired and certain routine repairs and maintenance to be performed in the next year and an estimate of the necessary funds, which budgets are subject to our review and approval. For purposes of funding such expenditures, a specified percentage (typically 5%) of the gross revenues of each hotel is deposited by the manager into an escrow or reserve account in our name, to which the manager has access. For certain hotels, we have negotiated flexibility with Marriott that reduces the funding commitment required as follows:

◾

For certain hotels managed by Marriott, we have entered into an agreement with Marriott to allow for such expenditures to be funded from one pooled reserve account, rather than periodic reserve fund contributions being deposited into separate reserve accounts at each hotel, with the minimum required balance maintained on an ongoing basis in that pooled reserve account being significantly lower than the amount that would have been maintained otherwise in such separate hotel reserve accounts. Upon sale, a hotel-level reserve account would be funded (by either the purchaser or by the Company, as the seller) in the full amount of the reserve balance associated with the hotel.

◾

For certain of the Starwood-Branded Hotels, periodic reserve fund contributions, which otherwise would be deposited into reserve accounts maintained by managers at each hotel, are distributed to us and we are responsible for providing funding of expenditures which otherwise would be funded from reserve accounts for each of the hotels. Upon sale, a hotel-level reserve account would be funded in the amount of the subject hotel’s pro rata share, if any, of the consolidated pooled reserve balance.

▶

Building alterations, improvements and renewals. Marriott is required to prepare an annual estimate of the expenditures necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, heating, ventilation, air conditioning, plumbing and elevators of each hotel, along with alterations and improvements to the hotel as are required, in Marriott’s reasonable judgment, to keep the hotel in a competitive, efficient and economical operating condition that is consistent with brand standards. We generally have approval rights as to such budgets and expenditures, which we review and approve based on Marriott’s recommendations and on our judgment. Expenditures for these major repairs and improvements affecting the hotel building typically are funded directly by us, although our agreements with Marriott in respect of the Starwood-Branded Hotels contemplate that certain such expenditures may be funded from the FF&E reserve account.

Stockholder Proposals For Our Next Annual Meeting

Proxy Statement Proposals

If you wish to submit a proposal to be included in the proxy statement for our 2024 annual meeting, we must receive it no later than December 7, 2023. The proposal must comply with the SEC’s proxy rules and should be sent to the attention of the Secretary at Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, MD 20814.

Director Nominations for Inclusion in Proxy Materials (Proxy Access)

Our proxy access bylaw permits a stockholder (or group of up to 20 stockholders) owning 3% or more of the Company’s outstanding shares of common stock continuously for at least 3 years to nominate and include in the Company’s proxy materials director candidates constituting the greater of two individuals or 20% of the Board, if the nominating stockholder(s) and the nominee(s) satisfy the eligibility, procedural and disclosure requirements in the Bylaws. Stockholders who do not meet the requirements may always provide written suggestions for director nominees directly to the Nominating, Governance and Corporate Responsibility Committee. The Committee will evaluate director candidates suggested by stockholders in the same manner as those suggested by other sources. For the 2024 annual meeting, notice of a proxy access nomination must be delivered to our Secretary at the address provided above no earlier than November 7, 2023 and no later than 5:00 p.m., Eastern time, on December 7, 2023.

Other Proposals and Nominations

Our Bylaws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at the 2024 annual meeting of stockholders, but which is not intended to be included in the Company’s proxy statement for that meeting. Under our Bylaws, nominations for directors or other business proposals to be addressed at the next annual meeting may be made by a stockholder who was a stockholder at the time of giving the notice required by the Bylaws and at the time of the annual meeting and who is entitled to vote at the annual meeting. The written notice required by the Bylaws must be delivered to the Secretary (at the above address), no earlier than November 7, 2023 and no later than 5:00 p.m., Eastern time, on December 7, 2023. Also, in the event that the number of directors to be elected is increased and public announcement occurs after November 27, 2023, then stockholders will have an additional 10 days from the date of the announcement to nominate candidates for director, but only with respect to any new positions created by the increase. All notices must contain all of the information required under our Bylaws, a copy of which is available, at no charge, from the Secretary, and is also available on our website (www.hosthotels.com).

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 5:00 p.m., Eastern time, on December 7, 2023.

IMPORTANT DATES FOR 2024 ANNUAL MEETING

Earliest Date to Submit Director Nominations for Inclusion in Our Proxy Statement (Proxy Access)	November 7, 2023

Last Date to Submit Director Nominations for Inclusion in Our Proxy Statement (Proxy Access)	December 7, 2023

Last Date to Submit Stockholder Proposals for Inclusion in Our Proxy Statement	December 7, 2023

Earliest Date to Submit Director Nominations or Other Business to be Presented at Our Annual Meeting	November 7, 2023

Last Date to Submit Director Nominations or Other Business to be Presented at Our Annual Meeting	December 7, 2023

Last Date to Submit Additional Information Required by Rule 14a-19 for Director Nominations (Universal Proxy Rules)	December 7, 2023

Attendance and Voting Matters

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. This proxy is being solicited by the Board of Directors, and we have designated Sourav Ghosh and Julie P. Aslaksen as proxies for this annual meeting. When you properly sign your proxy card or vote via the Internet or telephone, you are giving the persons named on the proxy card your direction to vote your shares of common stock at the annual meeting as you designate.

What does it mean if I get more than one notice or proxy card?

You should vote by following the instructions on each notice you receive or by completing and signing each proxy card you receive. You will receive separate instructions for all of the shares you hold in different ways, such as jointly with another person, or in trust, or in different brokerage accounts.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., or Computershare, you are considered the stockholder of record with respect to those shares, and the Notice of Availability of Proxy Materials was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Availability of Proxy Materials was forwarded to you by that organization. The organization holding your shares is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Why did I receive a Notice of Internet Availability in the mail instead of printed proxy materials?

In accordance with SEC rules, instead of mailing a printed copy of our proxy materials to all of our stockholders, we have elected to furnish such materials to stockholders by providing access to these documents over the Internet. Accordingly, on or about April 5, 2023, we sent a Notice of Internet Availability to our stockholders. These stockholders have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials by calling the toll-free number found on the Notice of Internet Availability. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help save natural resources and reduce the cost to print and distribute the proxy materials.

Who is entitled to vote?

Any owner of common stock of the Company at the close of business on March 20, 2023, the record date, can vote at the annual meeting, and any postponements or adjournments of the meeting, and is entitled to one vote for each share of common stock owned.

How do I vote?

Voting by Authorizing a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares in your own name as a holder of record, you may authorize a proxy to vote your shares as follows:

▶

Vote by Internet. You have the option to vote via the Internet. The website for Internet voting is on the Notice of Internet Availability and is also printed on your proxy card if you requested a printed set of proxy materials. Internet voting is available 24 hours per day until 11:59 p.m. Eastern time, on May 17, 2023. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN A PROXY CARD.

▶

Vote by Telephone. You may vote by telephone by calling the toll-free number listed on the proxy card, which may be requested by following the instructions on the Notice of Internet Availability you received. Telephone voting is available 24 hours per day until 11:59 p.m. Eastern time, on May 17, 2023. When you call, have your proxy card in hand and you will receive a series of voice instructions, which will allow you to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

▶

Vote by Mail. If you would like to vote by mail, you will need to request a set of printed proxy materials by following the instructions on the Notice of Internet Availability you received. Once you receive those materials, mark the proxy card, sign and date it, and return it to Computershare in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee, which you must follow in order to have your shares of common stock voted.

Voting in Person at the Meeting. If you are a stockholder of record as of the close of business on March 20, 2023 and attend the annual meeting, you may vote in person at the meeting by presenting some form of government-issued photo identification. If your shares are held by a broker, bank or other nominee (i.e., in “street name”) and you wish to vote in person at the meeting, you will need to obtain a proxy form from the broker, bank or other nominee that holds your shares of record and present some form of government-issued photo identification.

Who is acting as my proxy and how will they vote my shares?

The individuals named on the proxy card are your proxies. They will vote your shares as you indicate. If you sign and return your proxy card but do not indicate how you wish to vote and you hold your shares in your own name as a holder of record, all of your shares will be voted as recommended by the Board of Directors.

However, if you hold your shares in street name, it is critical that you cast your vote in order for your vote to count. Your bank or broker is not able to vote your shares on a discretionary basis in most matters. If you hold your shares in street name and do not instruct your bank or broker how to vote, then no votes will be cast on your behalf except to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for 2023.

May I revoke my proxy or change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the annual meeting by voting again via the Internet, by telephone or by completing, signing, dating and returning a new proxy card or voting instruction form with a later date, or by attending the annual meeting and voting in person. Only your latest dated proxy we receive at or prior to the annual meeting will be counted. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote again.

How can I manage the number of Annual Reports and Proxy Statements I receive?

If you share an address with any of our other stockholders, your household might receive only one copy of these documents. We will promptly deliver, upon oral or written request, individual copies of these documents to any stockholders at a shared address who received only one copy. To request individual copies for each stockholder in your household for this year and/or future years, please contact our Investor Relations department at 240-744-1000, by e-mail to ir@hosthotels.com, or by mail to Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, MD 20814, Attn: Investor Relations. To ask that only one set of the documents be mailed to your household, please contact your bank, broker or other nominee or, if you are a stockholder of record, please call our transfer agent, Computershare at 866-367-6351 toll-free within the United States and Canada; outside the United States and Canada at 781-575-4320, or by mail at P.O. Box 43006, Providence, RI 02940-3006.

What vote is required to approve each proposal?

In the election of directors (proposal 1), each nominee must receive more “for” votes than “against” votes in order to be elected as a director. The affirmative vote of a majority of votes cast at the meeting is required to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for 2023 (proposal 2), and to approve the advisory resolution on executive compensation (proposal 3). The frequency of the advisory vote on executive compensation (1, 2 or 3 years) receiving the greatest number of votes will be considered the frequency recommended by stockholders (proposal 4).

What constitutes a “quorum”?

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. We must have a quorum to conduct the annual meeting. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of the adjournment.

How are abstentions and broker non-votes treated?

Shares of our common stock represented by proxies that are marked “abstain” will be counted as present at the meeting for the purpose of determining a quorum. Abstentions will have no effect on the results of the vote for the election of directors, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants, the advisory vote on executive compensation or the vote on the frequency of advisory votes on executive compensation.

The proposal to approve the ratification of the appointment of independent auditors is considered a ‘‘discretionary’’ item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. In contrast, the election of directors, the advisory vote on executive compensation and the vote on the frequency of advisory votes on executive compensation are ‘‘non-discretionary’’ items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called ‘‘broker non-votes’’ will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for the election of directors, the advisory vote on executive compensation or the vote on the frequency of advisory votes on executive compensation.

How can I obtain copies of documents referenced in this proxy statement?

Copies of the Company’s Corporate Governance Guidelines, code of conduct and other documents referenced in this proxy statement can be accessed in the Corporate Governance section of the Company’s website at www.hosthotels.com. Copies of these documents are also available in print to stockholders upon request by writing to:

Host Hotels & Resorts, Inc.

4747 Bethesda Avenue, Suite 1300

Bethesda, Maryland 20814

Attention: Investor Relations

How will voting on any other business be conducted?

Although we do not know of any other business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your signed proxy card gives authority to Sourav Ghosh and Julie P. Aslaksen, or either of them, to vote on such matters in their discretion. Unless otherwise required by our Charter or Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require the affirmative vote of a majority of the votes cast.

Will there be a sign language interpreter at the meeting?

If you would like to have a sign language interpreter at the annual meeting, please send your request in writing to the Secretary, Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, MD 20814. We must receive your request no later than May 3, 2023.

Who will count the votes?

Computershare Trust Company, N.A., our transfer agent, will act as the inspector of election and will tabulate the votes.

Who pays the cost of this proxy solicitation?

We bear all expenses incurred in connection with the solicitation of proxies. We have hired the firm of MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of $15,000, plus expenses. We will reimburse brokers, fiduciaries and custodians for their reasonable expenses related to forwarding our proxy materials to those beneficial owners.

Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy solicitation materials, our officers and employees may solicit proxies by further mailings or personal conversations, or by telephone, facsimile or other electronic means.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be disclosed on a Current Report on Form 8-K filed with the SEC within four business days of the date of the annual meeting, which will be available on the Company’s website at www.hosthotels.com.

Other Matters

Other Business at the Annual Meeting

Our Board is not aware of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting or any adjournment or postponement thereof, proxies received will be voted in accordance with the recommendation of our Board. Discretionary authority with respect to such other matters is granted by execution of the proxy.

Delinquent Section 16(a) Reports

Federal securities laws require directors, executive officers, and owners of more than ten percent of our common stock to file reports with the SEC and with the Nasdaq Stock Market. These reports relate to the number of shares of our common stock that each of those persons beneficially owns, and any changes in their ownership. Based solely on our review of the copies of these reports and written representations we received from our directors and executive officers, we believe that all filings required to be made by the reporting persons during 2022 were made on a timely basis.

Online Annual Report to Stockholders

We have filed an Annual Report on Form 10-K for the year ended December 31, 2022 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the 2022 Annual Report on Form 10-K (excluding exhibits) by writing to the Secretary, Host Hotels & Resorts, Inc., 4747 Bethesda Avenue, Suite 1300, Bethesda, Maryland 20814. We will charge an amount equal to the reproduction cost if the exhibits are requested. Our Annual Report on Form 10-K may also be accessed electronically on our website (www.hosthotels.com).

By Order of the Board of Directors

Julie P. Aslaksen

Secretary

Dated: April 5, 2023

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59 p.m., Eastern time, on May 17, 2023.
Online
Go to www.investorvote.com/HST or scan the QR code — login details are located in the shaded bar below.
Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Save paper, time and money!
Sign up for electronic delivery at www.investorvote.com/HST

2023 Annual Meeting Proxy Card

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals 2, 3 and for 1 YEAR for Proposal 4.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Mary L. Baglivo	☐	☐	☐	02 - Herman E. Bulls	☐	☐	☐	03 - Diana M. Laing	☐	☐	☐

04 - Richard E. Marriott	☐	☐	☐	05 - Mary Hogan Preusse	☐	☐	☐	06 - Walter C. Rakowich	☐	☐	☐

07 - James F. Risoleo	☐	☐	☐	08 - Gordon H. Smith	☐	☐	☐	09 - A. William Stein	☐	☐	☐

		For	Against	Abstain
2. Ratify appointment of KPMG LLP as independent registered public accountants for 2023.		☐	☐	☐
	1 Year	2 Years	3 Years	Abstain
4. Advisory resolution on the frequency of advisory votes on executive compensation.	☐	☐	☐	☐

	For	Against	Abstain
3. Advisory resolution to approve executive compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or in another representative capacity, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

03RYRB

ADMISSION TICKET

HOST HOTELS & RESORTS, INC.

ANNUAL MEETING OF

STOCKHOLDERS

THURSDAY, MAY 18, 2023, 11:00 A.M. CENTRAL TIME

Hotel Van Zandt,

605 Davis Street, Austin, Texas 78701

AGENDA

1. ELECTION OF DIRECTORS

2. RATIFY APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2023

3. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

4. ADVISORY RESOLUTION ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

TRANSACTION OF OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

It is important that your shares be represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to submit your proxy instructions by telephone, via the internet, or by completing and mailing the proxy card below. If you plan on attending the Annual Meeting, please mark the appropriate box on the proxy card below. Present this Admission Ticket to the Host Hotels & Resorts representative at the entrance.

Receive Future Proxy Materials Electronically

Help us make a difference by eliminating paper proxy mailings to your home or business. With your consent, we will send future proxy voting materials to you by email. To register for electronic delivery of future proxy materials, go to www.computershare.com/investor and sign up for electronic delivery.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The material is available at: www.proxydocs.com/HST

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/HST

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — HOST HOTELS & RESORTS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 18, 2023, 11:00 A.M. CENTRAL TIME

The undersigned appoints Julie P. Aslaksen and Sourav Ghosh, or either of them, as proxies. Each shall have the power to appoint his or her substitute. They are authorized to vote, as designated on the reverse side, all shares of Host Hotels & Resorts, Inc. common stock held of record by the undersigned on March 20, 2023 at the Annual Meeting of Stockholders to be held on May 18, 2023, or any adjournment or postponement thereof, and to otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

This proxy when properly executed will be voted in the manner directed herein. If this proxy is executed but no instruction is made, this proxy will be voted FOR the election of each director, FOR proposals 2, 3 and for 1 YEAR for proposal 4. In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Your vote is important. Please vote immediately.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐